As filed with the Securities and Exchange Commission on September 5, 2008

Registration No. 333-152391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMPELLO BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1265 Belmont Street

Brockton, Massachusetts 02301

(508) 587-3210

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. David W. Curtis

President and Chief Executive Officer

1265 Belmont Street

Brockton, Massachusetts 02301

(508) 587-3210

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Robert B. Pomerenk, Esq.

Kent M. Krudys, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,255,499 shares (1)	$10.00	$32,554,990 (2)	$1,280(3)

(1)	Includes 3,107,875 shares to be offered for sale in the stock offering and 147,624 shares to be issued to The Community Bank Charitable Foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2008

(Proposed Holding Company for The Community Bank, a Massachusetts Cooperative Bank)

Up to 2,702,500 Shares of Common Stock

Campello Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Campello Bancorp, a Massachusetts mutual holding company, from the mutual to the capital stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that shares of Campello Bancorp, Inc. common stock will trade on the Nasdaq Capital Market under the symbol “CBCB” after the completion of the offering. We also intend to contribute shares in an amount up to 4.75% of the shares of common stock sold in the offering, and cash in an amount of up to 0.25% of the value of shares of common stock sold in the offering, to a charitable foundation to be established by The Community Bank, a Massachusetts Co-operative Bank and the wholly owned subsidiary of the mutual holding company.

If you are or were a depositor of The Community Bank, or if you are an employee, officer or director of The Community Bank or a corporator of Campello Bancorp:

•	You may have priority rights to purchase shares of common stock.

If you do not fit one of the categories above, but are interested in purchasing shares of our common stock:

•	You may have the opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 2,702,500 shares of common stock for sale on a best efforts basis. We may sell up to 3,107,875 shares of common stock because of regulatory considerations, demand for the shares or changes in market conditions, without giving you further notice or the opportunity to change or cancel your order. We must sell a minimum of 1,997,500 shares in the offering in order to complete the offering.

The minimum number of shares you may order is 25. The offering is expected to expire at 12:00 noon, Massachusetts time, on October     , 2008. We may extend this expiration date without notice to you until November     , 2008. The Massachusetts Commissioner of Banks may allow for further extensions, which may not be beyond April 17, 2010. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond November     , 2008, or the number of shares of common stock to be sold is increased to more than 3,107,875 shares or decreased to less than 1,997,500 shares. If the offering is extended beyond November     , 2008, or if the number of shares of common stock to be sold is increased to more than 3,107,875 shares or decreased to less than 1,997,500 shares, we will resolicit subscribers, and you will have the opportunity to maintain, change or cancel your order for a specified period of time. If you do not provide us with a written indication of your intent, your funds will be returned to you, with interest. Funds received prior to the completion of the offering will be held in a segregated account at The Community Bank or, at our discretion, at another federally insured depository institution. All subscriptions received will bear interest at The Community Bank’s passbook savings rate, which is currently     % per annum.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis in the offering. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in our Community (as we define that term on page 5 of this prospectus). The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering managed by Stifel, Nicolaus & Company, Incorporated. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares:	1,997,500	2,350,000	2,702,500	3,107,875
Gross offering proceeds:	$19,975,000	$23,500,000	$27,025,000	$31,078,750
Estimated offering expenses, excluding selling agent commissions and expenses:	$1,400,000	$1,400,000	$1,400,000	$1,400,000
Estimated selling agent commissions and expenses (1):	$173,011	$205,307	$237,603	$274,743
Estimated net proceeds:	$18,401,989	$21,894,693	$25,387,397	$29,404,007
Estimated net proceeds per share:	$9.21	$9.32	$9.39	$9.46

(1)	See “The Conversion—Plan of Distribution; Selling Agent Compensation” for a discussion of Stifel, Nicolaus & Company, Incorporated’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, or by the Share Insurance Fund. Neither the Securities and Exchange Commission, the Massachusetts Commissioner of Banks, the Co-operative Central Bank, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at 1-(866) 936-6150.

The date of this prospectus is September     , 2008.

THE COMMUNITY BANK

MASSACHUSETTS
BOSTON
The Community Bank Service Area
Brockton
CAPE COD

Main Office:
1265 Belmont Street
Brockton

Full-Service Branches:
276 Quincy Street
Brockton

1090 Main Street
Brockton

337 Cotuit Road
Sandwich

110 Main Street
Bridgewater

45 Main Street
Lakeville

Business Resource Centers:
704 Main Street, Suite D
Falmouth

259E Stevens Street
Hyannis

1
Boston
90
95
93
3
Brockton
Bridgewater
95
44
495
Lakeville
24
140
195
Sandwich
6
6
Hyannis
Falmouth

i

ii

SUMMARY

The following summary explains the significant aspects of the conversion and the offering of shares of Campello Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements, and the section entitled “Risk Factors.”

The Companies

Campello Bancorp (the mutual holding company)

Campello Bancorp was organized in 1995 as the Massachusetts-chartered mutual holding company of The Community Bank, a Massachusetts Cooperative Bank. Campello Bancorp is referred to in this document as “Campello MHC.” The principal business activity of Campello MHC is the ownership of all of the outstanding shares of common stock of The Community Bank. After the completion of the conversion, Campello MHC will no longer exist.

Campello MHC’s main offices are located at 1265 Belmont Street, Brockton, Massachusetts 02301. Its telephone number at this address is (508) 587-3210.

Campello Bancorp, Inc. (the Maryland stock holding company)

This offering is being undertaken by Campello Bancorp, Inc., which is referred to in this document as “Campello Bancorp.” Campello Bancorp is a newly formed Maryland corporation that will own all of the outstanding common stock of The Community Bank upon completion of the conversion. Upon the completion of the conversion and offering, Campello Bancorp will be the successor to Campello MHC and will become the stock holding company of The Community Bank. Campello Bancorp has not engaged in any business activities to date. The principal business activity of Campello Bancorp will be the ownership of all the outstanding shares of common stock of The Community Bank.

Campello Bancorp’s main offices are located at 1265 Belmont Street, Brockton, Massachusetts 02301. Our telephone number at this address is (508) 587-3210.

The Community Bank, a Massachusetts Co-operative Bank

The Community Bank, a Massachusetts Co-operative Bank, is headquartered in Brockton, Massachusetts. The Community Bank was originally founded in 1877, and is the oldest continuously operated bank in Brockton, Massachusetts. Over the years, The Community Bank has expanded its operations primarily through internal growth. Its first two full-service branches were opened in Brockton in 1975 and 1988. In 1999, its first branch on Cape Cod was opened in Sandwich, Massachusetts. Additional Massachusetts branches were opened in Bridgewater in 1999 and in Lakeville in 2005. In 2006, The Community Bank opened its first two Business Resource Centers, in Falmouth and Hyannis. Business Resource Centers are leased business facilities staffed by a business development officer and an administrative officer, and are designed to develop business relationships with local commercial clients. These relatively low-cost facilities are intended to achieve early profitability and can be expanded to full-service branch offices if circumstances so dictate.

In 2001, through a third-party relationship with Infinex Financial Group, The Community Bank began offering non-insured investment products, including mutual funds and fixed and variable annuities. Finally, in 2005, The Community Bank acquired an 80% ownership interest in the McCormick & Sons Insurance Agency, Inc., and began offering a full line of insurance products and services.

In 1995, The Community Bank reorganized from a mutual cooperative bank to a stock cooperative bank and formed Campello MHC as its mutual holding company. The Community Bank, formerly known as Campello Co-operative Bank, adopted its current name in that reorganization.

The Community Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its main office in Brockton, Massachusetts, its five branch offices and two Business Resource Centers located in the Massachusetts counties of Plymouth and Barnstable, and investing those deposits, together with funds generated from operations, in one-to four-family residential mortgage loans, commercial real estate loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and investment securities. The Community Bank originates loans for retention in its loan portfolio and, to a lesser extent, for sale in the secondary mortgage market. Its revenues are derived principally from interest on loans and securities. It also generates revenues from fees and service charges and other income. It emphasizes exceptional personal service for its customers. The Community Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

The Community Bank’s main offices are located at 1265 Belmont Street, Brockton, Massachusetts 02301. Its telephone number at this address is (508) 587-3210 and its website address is www.communitybank.com. Information on this website is not and should not be considered a part of this prospectus.

Our Market Area

We conduct business from our main office in Brockton, Massachusetts, approximately 25 miles south of Boston, five full-service branch offices and two Business Resource Centers in southeastern Massachusetts. Our primary lending efforts are focused in Plymouth and Barnstable Counties. Our primary market area is known for favorable costs of living, a fairly diverse economy fueled by population and income growth and more recently the emergence of professional, business and financial service firms that serve Boston-area businesses and residents. Historically, based on U.S. Census data reported by SNL Securities, Plymouth and Barnstable Counties, our primary market area, have demonstrated population growth in excess of the Commonwealth of Massachusetts growth rate and, according to estimates reported by SNL Securities, such growth rates are expected to continue to exceed the Commonwealth of Massachusetts growth rate through 2012. In addition, in 2007, the median household income for Plymouth County was above, and for Barnstable County was slightly below, the Massachusetts average. For a further discussion of our market area, see “Business of Campello Bancorp and The Community Bank —Market Area and Competition.”

Our Organizational Structure

In 1995, The Community Bank’s mutual predecessor, Campello Co-operative Bank, reorganized into the mutual holding company form of organization. All of the outstanding shares of common stock of The Community Bank are owned by Campello MHC, which is a mutual holding company and, therefore, has no stockholders.

Pursuant to the terms of its plan of conversion and reorganization, Campello MHC will convert from a mutual holding company to a stock holding company. As part of the conversion, we are offering for sale in a subscription offering and, if necessary, in a community offering and syndicated community offering, shares of common stock of Campello Bancorp. Upon the completion of the conversion and offering, Campello MHC will cease to exist and Campello Bancorp will own all of the outstanding stock of The Community Bank.

The following diagram shows our current organizational structure:

After the conversion and offering are completed, we will be organized as a public stock holding company, as follows:

Business Strategy

Our goal is to operate and grow as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:

•	increasing our commercial real estate and commercial and industrial lending;

•	maintaining high asset quality through conservative underwriting standards;

•	expanding our branch network and alternative delivery and product options;

•	remaining a community-oriented financial institution;

•	increasing our share of lower-cost deposits; and

•	increasing and diversifying our sources of non-interest income.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Business Strategy” for a more complete discussion of our business strategy.

Reasons for the Conversion and Offering

The conversion and offering are intended to provide an additional source of capital not now available in order to allow us to better serve the needs of our local community. The purposes of the conversion and offering are to:

•

raise additional capital to support future growth of The Community Bank through, among other things, branch expansion and increased lending, as well as to respond to changing regulatory and market conditions;

•	compete more effectively in the financial services marketplace by providing funds to diversify the products and services offered to customers;

•	offer depositors, employees, management, directors and corporators an equity ownership interest in Campello Bancorp;

•

increase philanthropic endeavors to the communities served by The Community Bank and in which it has banking offices or Business Resource Centers through the formation and funding of a charitable foundation to be dedicated to charitable purposes within such communities;

•

provide us greater flexibility to effect corporate transactions, including mergers and acquisitions, although we currently have no arrangements or understandings regarding any specific acquisition; and

•	attract and retain qualified directors, management and employees through stock-based compensation plans.

Terms of the Conversion and Offering

Pursuant to the plan of conversion and reorganization, Campello MHC will convert to the public form of holding company structure. In connection with the conversion, we are offering between 1,997,500 and 2,702,500 shares of common stock to eligible depositors of The Community Bank, to our tax-qualified employee benefit plans, and to our employees, officers, directors and corporators in a subscription offering and second, to the extent shares remain available after the subscription offering, to the general public in a community offering and/or a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 3,107,875 as a result of regulatory considerations, demand for the shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 3,107,875 shares or decreased to fewer than 1,997,500 shares, or the offering is extended beyond November     , 2008, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 3,107,875 shares or decreased to fewer than 1,997,500 shares, or if the offering is extended beyond November     , 2008, we will resolicit subscribers who will have the opportunity to maintain, change or cancel their orders for a specified period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our financial advisor and sales agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at The Community Bank with aggregate balances of at least $50 at the close of business on December 31, 2006.

(ii)	Second, to depositors, other than directors, officers or corporators of The Community Bank, and their associates, with accounts at The Community Bank with aggregate balances of at least $50 at the close of business on March 31, 2008.

(iii)	Third, to our tax-qualified employee benefit plans, including The Community Bank’s employee stock ownership plan.

(iv)	Fourth, to employees, officers, directors and corporators of The Community Bank.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the Massachusetts municipalities of Abington, Acushnet, Attleborough, Barnstable, Berkley, Bourne, Brewster, Bridgewater, Brockton, Carver, Chatham, Dennis, Dighton, Duxbury, E. Bridgewater, Eastham, Easton, Fairhaven, Falmouth, Freetown, Halifax, Hanover, Hanson, Harwich, Kingston, Lakeville, Mansfield, Marion, Marshfield, Mashpee, Mattapoisett, Middleborough, North Attleborough, Norton, Norwell, Orleans, Pembroke, Plymouth, Plympton, Provincetown, Raynham, Rehoboth, Rochester, Rockland, Sandwich, Scituate, Taunton, Truro, Wareham, Wellfleet, West Bridgewater, Whitman and Yarmouth (which we refer to in this prospectus as our “Community”).

The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering described above. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

How We Intend to Use the Proceeds From the Offering

We estimate net proceeds from the offering will be between $18.4 million and $25.4 million, or $29.4 million if the offering range is increased by 15%. Campello Bancorp intends to retain between $1.2 million and $6.9 million of the net proceeds, or $10.2 million if the offering range is increased by 15%. Approximately $15.5 million to $16.1 million of the net proceeds (or $16.5 million if the offering range is increased by 15%) will be invested in The Community Bank.

A portion of the net proceeds retained by Campello Bancorp will be loaned to the employee stock ownership plan established in connection with the conversion to fund its purchase of shares of common stock in the offering (between 167,390 shares and 226,470 shares, or 260,440 shares if the offering is increased by 15%). Campello Bancorp also intends to contribute up to $67,563 in cash to a charitable foundation it will establish as part of the offering. The remainder of the net proceeds will be used for general corporate purposes, which may include paying down debt, including the redemption in whole or in part of our trust preferred securities, paying cash dividends and repurchasing shares of our common stock. Funds invested in The Community Bank will be used to support increased lending and, potentially, new products and services, including the opening of additional Business Resource Centers. The net proceeds retained by Campello Bancorp and The Community Bank also may be used for future business expansion through acquisitions of branch offices or banking or financial services companies. We currently have no arrangements or understandings regarding any specific acquisition. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and investment-grade mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Campello Bancorp, assuming the conversion and offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of June 20, 2008, this market value ranged from $20.9 million to $28.3 million, with a midpoint of $24.6 million. Based on this valuation, the number of shares of common stock being offered for sale by Campello Bancorp will range from 1,997,500 shares to 2,702,500 shares. In addition, we will contribute between 94,881 shares and 128,369 shares to a charitable foundation established by The Community Bank. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on The Community Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us. The peer group companies, listed below, are comprised of all publicly traded savings bank and thrift holding companies based in Massachusetts with total assets of less than $1.0 billion (eight peer group companies). To increase the peer group companies to ten, RP Financial, LC. also included two companies in other New England states outside of Massachusetts with total assets of less than $1.0 billion. The peer group companies are:

Institution	Ticker	Exchange	Headquarters	Total Assets at March 31, 2008
				(in thousands)
Benjamin Franklin Bancorp, Inc.	BFBC	NASDAQ	Franklin, MA	$959
Legacy Bancorp, Inc.	LEGC	NASDAQ	Pittsfield, MA	$912
New Hampshire Thrift Bancshares	NHTB	NASDAQ	Newport, NH	$829
Hingham Institution of Savings	HIFS	NASDAQ	Hingham, MA	$758
LSB Corp.	LSBX	NASDAQ	N. Andover, MA	$676
Central Bancorp, Inc.	CEBK	NASDAQ	Somerville, MA	$571
Hampden Bancorp, Inc.	HBNK	NASDAQ	Springfield, MA	$524
Chicopee Bancorp, Inc.	CBNK	NASDAQ	Chicopee, MA	$481
Newport Bancorp, Inc.	NFSB	NASDAQ	Newport, RI	$384
Mayflower Bancorp, Inc. (1)	MFLR	NASDAQ	Middleboro, MA	$244

(1)	Assets for Mayflower Bancorp, Inc. are as of April 30, 2008.

In its independent appraisal, RP Financial, LC. compared Campello Bancorp to the peer group companies in several areas and made qualitative valuation adjustments to the estimated market value of Campello Bancorp. Specifically, RP Financial, LC. applied a moderate downward adjustment for the valuation parameters of financial condition, profitability, growth and viability of earnings, primarily to account for Campello Bancorp’s higher-risk lending, higher nonperforming assets and lower ratio of allowance to nonperforming assets, as well as to account for Campello Bancorp’s lower pro forma return on assets and pro forma return on equity, compared to the peer group companies. RP Financial, LC. applied a moderate downward adjustment for the marketing of the issue, reflecting recent volatile market conditions and downward trends in bank stock pricing since 2007. RP Financial, LC applied a slight downward adjustment for the dividends valuation parameter primarily to reflect lower pro forma return on assets relative to the peer group companies and applied a slight downward adjustment for the liquidity valuation parameter to reflect Campello Bancorp’s smaller number of shares outstanding and lower pro forma market capitalization compared to the peer group companies. No adjustment was applied for the valuation parameters of asset growth, market area, management and effects of government regulation.

The following table presents a summary of selected pricing ratios for the peer group companies and Campello Bancorp (on a pro forma basis) based on annualized earnings and other information as of and for the 12 months ended April 30, 2008, and stock price information for the peer group companies as of June 20, 2008, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 237.3% on a price-to-earnings basis, a discount of 35.0% on a price-to-book basis and a discount of 41.4% on a price-to-tangible book basis. The pricing ratios result from our generally lower earnings, higher non-performing assets and lower allowance-to-non performing assets ratio than the companies in the peer group. The price ratios also reflect recent volatile conditions, particularly for stock of financial institutions, and the impact of such conditions on the trading market for recent bank conversions. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering, and did not consider one valuation approach to be more important than the other.

	Price-to- earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Campello Bancorp (on a pro forma basis, assuming completion of the conversion)
Minimum	41.67x	52.77%	53.88%
Midpoint	50.00x	57.57%	58.69%
Maximum	62.50x	61.73%	62.85%
Adjusted Maximum	76.92x	65.83%	66.93%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	18.53x	95.01%	107.21%
Medians	17.66x	91.38%	105.11%

The independent appraisal does not indicate market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $20.9 million or above $32.6 million, subscribers may be resolicited with the approval of the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks and be given the opportunity to maintain, change or cancel their orders for a specified period of time. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts to purchase shares of common stock in the offering. See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

After-Market Performance Information

The following table presents stock price performance information for all mutual-to-stock conversions completed between July 5, 2007 and February 1, 2008. The companies for which the stock price performance is presented completed their conversions in different markets than Campello Bancorp. In addition, the companies may have no similarities to Campello Bancorp with regard to the market in which Campello Bancorp competes, earnings or growth potential, among other factors. The information shown in the following table was not included in the appraisal report; however, RP Financial did consider the after-market trading experience of any transaction that closed within the three months prior to June 20, 2008, the valuation date used in the appraisal.

			Price Performance From Initial Trading Date
Institution (Ticker)	Conversion Date	Exchange	% Change 1 day	% Change 1 week	% Change 1 month	Through 6/20/2008
Cape Bancorp, Inc. (CBNJ)	02/01/08	NASDAQ	0.5	(1.0)	(2.0)	(5.7)
Danvers Bancorp, Inc. (DNBK)	01/10/08	NASDAQ	(2.6)	(3.1)	2.6	17.5
First Advantage Bancorp (FABK)	11/30/07	NASDAQ	11.7	7.0	6.5	22.2
First Financial NW, Inc. (FFNW)	10/10/07	NASDAQ	17.3	15.0	8.1	1.0
Beacon Federal Bancorp, Inc. (BFED)	10/02/07	NASDAQ	16.0	17.9	6.0	3.6
Louisiana Bancorp, Inc. (LABC)	07/10/07	NASDAQ	9.5	4.0	9.1	30.8
Quaint Oak Bancorp, Inc. (QNTO)	07/05/07	OTCBB	(2.0)	(7.0)	(11.0)	(7.3)

		Average	7.2	4.7	2.8
		Median	9.5	4.0	6.0
		High	17.3	17.9	9.1
		Low	(2.6)	(7.0)	(11.0)

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Offering

We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the shares of common stock we sell in the offering and contribute to our charitable foundation, or 226,470 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock we sell in the offering and contribute to our charitable foundation. We also reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan, subject to applicable regulatory approval. This plan is a tax-qualified retirement plan for the benefit of all our employees that is being established in connection with the conversion and offering. Assuming the employee stock ownership plan purchases 226,470 shares in the offering, we will recognize additional compensation expense of $2.3 million (or $1.3 million after tax)

over a 20-year period, assuming the loan that will be made by Campello Bancorp to fund the employee stock ownership plan has a 20-year term and the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00 per share, the compensation expense will increase or decrease accordingly.

We also intend to implement a stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares equal to 4.0% of the shares sold in the offering and contributed to our charitable foundation, or up to 113,235 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.85% in their ownership interest in Campello Bancorp. In addition, if adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares equal to 10.0% of the shares of common stock sold in the offering and contributed to our charitable foundation, or up to 283,087 shares of common stock at the maximum of the offering range, for issuance to key employees and directors upon their exercise of stock options granted under the plan. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock and all granted options are exercised, stockholders would experience dilution of approximately 9.09% in their ownership interest in Campello Bancorp. Awards made under this plan would be subject to vesting over a period of no fewer than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards or grants under such plan may exceed these levels and may vest over a period of fewer than five years. We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

We intend to enter into employment agreements with certain of our executive officers in connection with this offering. See “Management of Campello Bancorp and The Community Bank—Benefit Plans” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock underlying, and the aggregate dollar value of, grants that are expected under the new stock-based incentive plan as a result of the conversion and offering. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans (3)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering(2)
					Value of Grants (1)
					At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	167,390	226,470	8.00%	N/A	$1,674	$2,265
Restricted stock awards	83,695	113,235	4.00%	3.85%	837	1,132
Stock options	209,238	283,087	10.00%	9.09%	839	1,135

Total	460,323	622,792		12.28%	3,350	4,532

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.01 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.77%; and a volatility rate of 20.08% based on an index of publicly traded savings institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model.

(2)	The stock-based incentive plan may award a greater number of options and shares if the plan is adopted more than twelve months after the completion of the conversion.
(3)	Calculated at the maximum of the offering range.

The value of the shares awarded under the stock-based incentive plan will be based in part on the price of Campello Bancorp’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares that would be available for award and issuance under the stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	83,695 Shares Awarded at Minimum of Range	98,465 Shares Awarded at Midpoint of Range	113,235 Shares Awarded at Maximum of Range	130,220 Shares Awarded at Maximum of Range, As Adjusted
	(Dollars in thousands, except per share prices)
$8.00	$670	$788	$906	$1,042
$10.00	837	985	1,132	1,302
$12.00	1,004	1,182	1,359	1,563
$14.00	1,172	1,379	1,585	1,823

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of shares of common stock of Campello Bancorp at the time the options are awarded. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Grant-Date Fair Value Per Option	209,238 Options at Minimum of Range	246,163 Options at Midpoint of Range	283,087 Options at Maximum of Range	325,550 Options at Maximum of Range, As Adjusted
	(Dollars in thousands, except per share prices)
$8.00	$3.21	$672	$790	$909	$1,045
10.00	4.01	839	987	1,135	1,305
12.00	4.81	1,006	1,184	1,362	1,567
14.00	5.61	1,174	1,381	1,588	1,826

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 40,000 shares ($400,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Offering;—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Campello Bancorp, Inc.; or

(ii)	authorizing us to withdraw funds from the types of The Community Bank deposit accounts permitted on the stock order form.

The Community Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a line of credit maintained with The Community Bank or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment made payable to Campello Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit accounts at The Community Bank, provided that it is received (not postmarked) before 12:00 noon, Massachusetts time, on October     , 2008 which is the end of the offering period, unless we extend such period. Checks will be deposited with The Community Bank or another insured depository institution upon receipt. We will pay interest at The Community Bank’s passbook savings rate from the date funds are processed until completion or termination of the conversion. You may not designate a withdrawal from accounts at The Community Bank with check-writing privileges. Please provide a check instead. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive an order for shares of our common stock, the order cannot be cancelled or changed, except to the extent specifically referenced in this prospectus.

Withdrawals from certificate of deposit accounts to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at The Community Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

Funds withdrawn from deposit accounts at The Community Bank may reduce or eliminate the depositor’s liquidation rights.

By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by The Community Bank, Campello Bancorp, the federal government or the Share Insurance Fund.

Using Individual Retirement Account Funds

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. The Community Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your individual retirement account held at The Community Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the October     , 2008 offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at The Community Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

You May Not Sell or Transfer Your Subscription Rights

Regulations of the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to regulatory agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. In addition, the stock order form requires that you list all your deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Placing Orders of Common Stock

If you wish to purchase shares of common stock, a properly completed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 12:00 noon, Massachusetts time, on October     , 2008, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by hand-delivery to our Stock Information Center located at 1265 Belmont Street,

Brockton, Massachusetts 02301. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond November     , 2008 or the number of shares of common stock to be sold is increased to more than 3,107,875 shares or decreased to fewer than 1,997,500 shares.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Massachusetts time, on October     , 2008, whether or not we have been able to locate each person entitled to subscription rights.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF OCTOBER     , 2008 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO OCTOBER     , 2008 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO OCTOBER     , 2008.

If the subscription offering and/or community offering extend beyond November     , 2008, we will be required to resolicit subscriptions before proceeding with the offering. Purchasers will be given the opportunity to maintain, change or cancel their stock orders during a specified resolicitation period. If a written indication of your intent is not received, funds will be returned with interest.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,997,500 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond the November , 2008 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

In addition, we may terminate the offering at any time prior to the special meeting of members of The Community Bank that is being called to vote upon the conversion, and at any time after member approval, with the approval of the Commissioner.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 69,500 shares of common stock in the offering. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 69,500 shares of common stock, or 3.5% of our total outstanding shares of common stock at the minimum of the offering range.

Our Issuance of Shares of Common Stock to The Community Bank Charitable Foundation

To further our commitment to the communities we serve, we intend to establish The Community Bank Charitable Foundation as part of the conversion and offering. Assuming we receive member approval to establish the charitable foundation, we will contribute cash ranging from $49,936 at the minimum of the offering range to $67,563 at the maximum of the offering range. The number of shares issued to our charitable foundation will range from 94,881 shares at the minimum of the offering range to 128,369 shares at the maximum of the offering range, which shares will have a value of $948,810 at the minimum of the offering range and $1,283,690 at the maximum of the offering range, based on the $10.00 per share offering price. As a result of the issuance of shares and the contribution of cash to the charitable foundation, assuming the entirety of the charitable contribution is tax deductible and recognizable, we will record an after-tax expense of approximately $589,263 at the minimum of the offering range and of approximately $797,238 at the maximum of the offering range, during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we currently operate. The charitable foundation is expected to make contributions totaling approximately $58,750 in its first year of operations, assuming we sell our shares of common stock at the midpoint of the offering range.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the board of directors of Campello MHC and The Community Bank and is subject to approval by members of The Community Bank. If the members do not approve the charitable foundation, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and stock offering if the members do not approve the charitable foundation.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Market for Common Stock

Upon completion of the conversion, we expect the shares of common stock of Campello Bancorp will trade on the Nasdaq Capital Market under the symbol “CBCB”. In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

Our Dividend Policy

We have not yet determined whether we will pay a dividend on our common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions discussed in the section “Our Dividend Policy” that affect the payment of dividends by The Community Bank will also be considered. We may choose not to pay dividends or, if dividends are paid, we may reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Campello MHC, The Community Bank, or persons eligible to subscribe in the subscription offering. See “The Conversion and Offering – Material Income Tax Consequences.”

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion and reorganization is approved by a majority of the members (i.e., depositors) of The Community Bank, present and voting at a special meeting of members;

•	The merger of Campello MHC with and into The Community Bank, which will effect the conversion, is approved by at least two-thirds of the corporators of Campello MHC;

•	We sell at least the minimum number of shares of common stock offered; and

•

We receive the final approval of the Federal Reserve and the Massachusetts Commissioner of Banks to complete the conversion and offering, and we receive final approval from the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks for the merger of Campello MHC with and into The Community Bank to effect the conversion.

Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please visit our Stock Information Center, located at 1265 Belmont Street, Brockton, Massachusetts 02301, or call us at 1-(866) 936-6150, Monday through Friday between 10:00 a.m. and 4:00 p.m., Massachusetts time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Our Loans Are Concentrated to Borrowers in Our Market Area. If Economic Conditions in Our Market Area Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

The preponderance of our total loans are to individuals and/or secured by properties located in our market area, comprised primarily of Plymouth and Barnstable Counties, Massachusetts. As a result, we have a higher risk of loan defaults and losses than our more geographically diverse competitors in the event of an economic downturn in our market area as adverse economic changes, including adverse employment conditions, may have a negative effect on the ability of our borrowers to make timely repayment of our loans. Additionally, because we originate a significant number of mortgage loans secured by residential and commercial real estate, a decline in local property values could adversely affect the value of property used as collateral for our loans. At April 30, 2008, loans secured by residential and commercial real estate, including home equity loans and lines of credit, represented 94.7% of our total loans with 17.3% of our total loans comprised of construction and land development loans. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

A Deterioration of Our Current Non-performing Loans or An Increase In The Number of Non-performing Loans May Have An Adverse Effect On Our Operations.

Weakening economic conditions in the residential real estate sector have adversely affected, and may continue to adversely affect, our loan portfolio. Non-performing assets as a percentage of total assets increased significantly to 2.83% at April 30, 2008 as compared to 0.39% at April 30, 2007. If loans that are currently non-performing further deteriorate or loans that are currently performing become non-performing loans, we may need to increase our allowance for loan losses, which would have an adverse impact on our financial condition and results of operations.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, including as a result of a continued deterioration of market conditions, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would result in additions to our allowance. Our allowance for loan losses was 1.41% of total loans and 44.89% of non-performing loans at April 30, 2008, compared to 1.18% of total loans and 299.35% of non-performing loans at April 30, 2007. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Our Focus on Construction Lending Could Expose Us to Risks Not Associated With Other Types of Lending.

We originate construction loans primarily for one- to four-family homes and residential condominiums. As of April 30, 2008, we held $56.2 million in construction and land development loans representing 17.3% of our loan portfolio. At that date, our portfolio of construction and land development loans was comprised of 59.0% residential subdivisions, 30.6% pre-sold residential properties and 10.4% residential properties that have not been pre-sold. Construction and land development loans carry higher levels of risk compared to other types of lending, predicated on whether the project can be completed on-time and on-budget and whether our customers an find buyers in a timely manner without significantly reducing prices.

Construction loans are typically based upon estimates of costs to complete the project and an appraised value associated with the completed project. Cost estimates and completed appraised values are subject to changes in the market, and these values may change between the time a loan is approved and the project is completed. Delays or cost overruns in completing a project may arise from labor problems, material shortages and other unpredicted contingencies. If actual construction costs exceed budget, our borrowers may have to put more capital into their projects, or we may have to increase the loan amount to ensure the project is completed, potentially resulting in a higher loan-to-value ratio than anticipated. Additionally, if the estimated value of the completed project proves to be inaccurate, the value of the project, when completed, may be insufficient to assure full repayment of the loan. For residential land development or construction loans for residential properties that have not been pre-sold, a general slowdown in home buying could result in slow sales and reduced prices or extended construction duration that may affect initial estimates of cost. Any such situation will strain our borrowers’ cash flows and potentially cause deterioration in this segment of our portfolio.

The current slowdown in the sales of single-family and residential condominiums, and the related reduction in prices, have affected construction lending activities in our market area, and we expect that these conditions will have the effect of extending the durations of our construction loans and increasing the risk of possible loss on these loans.

Because We Intend to Increase Our Commercial Real Estate and Commercial and Industrial Loan Originations, Our Lending Risk Will Increase and Downturns in the Real Estate Market or Local Economy Could Adversely Affect Our Earnings.

At April 30, 2008, our portfolio of commercial real estate loans totaled $91.3 million, or 28.1% of our total loans, and our portfolio of commercial and industrial loans totaled $16.2 million, or 5.0% of our total loans. These loans have increased as a percentage of our total loan portfolio in recent years. These loans generally have more risk than one- to four-family residential mortgage loans and, at April 30, 2008, 49.8% and 10.6% of our total non-performing loans consisted of commercial real estate loans and commercial and industrial loans, respectively, compared to 29.0% and 0% at April 30, 2007. Due to current uncertainties in the economy, this trend may continue if borrowers are negatively affected by future economic conditions. See “Business of Campello Bancorp and The Community Bank—Asset Quality, Non-Performing and Problem Assets.” Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of these loans can be affected by adverse conditions in the real estate market or the local economy. Many of our borrowers also have more than one commercial real estate loan or commercial and industrial loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate or commercial and industrial loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Because we plan to continue to increase our originations of commercial real estate and commercial and industrial loans, it may be necessary to increase the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for loan losses would adversely affect our earnings.

Future Changes in Interest Rates Could Reduce Our Profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid thereby requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At April 30, 2008, the fair value of our investment and mortgage-backed securities, all classified as available for sale, totaled $27.5 million. Unrealized gains on these available-for-sale securities, net of taxes, totaled $148,000 at April 30, 2008 and are reported as a separate component of equity. However, decreases in the fair value of securities available for sale in future periods would have an adverse effect on equity.

We evaluate interest rate sensitivity using an income simulation model that estimates the change in The Community Bank’s net interest income over a range of interest rate scenarios. This net interest income at risk methodology measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. At April 30, 2008, the latest date for which such information is available, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a 4.5% decrease in net interest income over the next 12-month period.

In Our Most Recently Completed Fiscal Year, Our Return on Equity Ratio and Return On Assets Ratio Decreased, and Were Lower than that of Other Publicly Traded Savings Institutions.

Net income divided by average equity, known as “return on equity,” and net income divided by average assets, known as “return on assets,” are two ratios many investors use to compare the performance of a financial institution to its peers. Our return on average equity and return on average assets for the year ended April 30, 2008 was 2.45% and 0.15%, respectively, compared to 4.74% and 0.30% for the year ended April 30, 2007. Moreover, the median return on average equity was 3.69% and the median return on average assets was 0.42% for all publicly traded savings institutions. Our lower return on average equity and lower return on average assets were due primarily to a $595,000 increase in our provision for loan losses in fiscal year 2008, which was the result of higher classified loans in our loan portfolio and an increase in non-performing assets.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

We intend to expand our deposit taking and loan operations. Our ability to expand depends on whether we can generate new deposits and loans that will create an acceptable level of net income. However, we face significant competition in our market area and may not succeed in expanding our operations. In our market area, we compete with commercial banks, savings and cooperative institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. In recent years, this competition has contributed to our reduced proportion of lower-cost “core deposits” (demand deposits, checking accounts, money market accounts and savings accounts). At April 30, 2008, core deposits comprised 61.5% of our total deposits. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

We Rely on Our Management Team for the Successful Implementation of our Business Strategy.

Our future success will be largely due to the efforts of our senior management team consisting of David W. Curtis, President and Chief Executive Officer, Dennis P. Jones, Senior Vice President, Chief Financial Officer and Chief Operating Officer, Sheryl L. Walsh, Senior Vice President/Retail Banking and Sales, Peter J. Curtin Jr., Vice President/Senior Loan Officer, and Christopher E. Richards, Vice President/Senior Business Loan Officer. The loss of services of one or more of these individuals may have a material adverse effect on our ability to implement our business plan.

Risks Related to the Offering

The Future Price of the Shares of Common Stock May be Less Than the Purchase Price in the Offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offerings conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The appraisal is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Campello Bancorp and the outlook for the financial institutions industry in general.

There May Be a Limited Market for Our Common Stock, Which May Lower Our Stock Price.

We have applied to list our shares of common stock for trading on the Nasdaq Capital Market. The shares may not be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.

Our Failure to Utilize Effectively the Net Proceeds of the Offering Could Reduce Our Return on Stockholders’ Equity.

Campello Bancorp intends to contribute between $15.5 million and $16.1 million of the net proceeds of the offering (or $16.5 million at the adjusted maximum of the offering range) to The Community Bank. Campello Bancorp may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, pay down debt, including the redemption in whole or in part of our trust preferred securities, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. Campello Bancorp expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan and to fund the charitable foundation. The Community Bank may use the proceeds it receives to acquire new branches, acquire financial institutions or financial services companies, fund new loans and potentially new products and services, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of the proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the deployment or investment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Additionally, net income as a percentage of average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the twelve months ended April 30, 2008 was 2.45%, compared to a median of 3.69% for all publicly traded savings institutions for the twelve months ended March 31, 2008. Although we expect our net income to increase over the next several years, our return on equity may be reduced until we are able to effectively invest the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

The Ownership Interest of Management and Employees Could Enable Insiders to Prevent a Merger That May Provide Stockholders a Premium for Their Shares.

The shares of common stock that our directors and officers and their associates intend to purchase in the conversion is expected to result in management and the board controlling approximately 3.5% of our outstanding shares of common stock (at the minimum of the offering range). These shares, when combined with the 8% of the outstanding shares expected to be held by our employee stock ownership plan, will result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Campello Bancorp that our other stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 20% of our outstanding shares of common stock if a stock-based incentive plan is adopted. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested stockholders and certain amendments to our articles of incorporation and bylaws.

The Implementation of a Stock-Based Benefit Plan May Dilute Your Ownership Interest and Will Increase our Compensation Expense. The Implementation of Such a Plan More than One Year Following the Offering May Increase the Dilution and the Expense and May Increase the Ownership Percentage of our Management and Employees.

Subject to receipt of stockholder approval, we intend to adopt a stock-based incentive plan following the offering. We have not yet decided when we will adopt such a plan. The plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Campello Bancorp. We intend to fund the plan through open market purchases; however, if instead we use newly issued shares to fund the plan and if stock option exercises and stock awards equaled 10% and 4%, respectively, of the shares sold in the offering and issued to the charitable foundation, then stockholders’ ownership interest would be reduced or diluted by approximately 12.94% (approximately 9.09% dilution for the exercised stock option awards and approximately 3.85% dilution for the stock awards). Further, if the plan is implemented more than one year after the offering, the number of awards may exceed the 10% and 4% regulatory limits that apply within the first year after the offering, which would likely result in greater dilution and greater compensation expense, as well as a greater ownership interest in the hands of our management and employees.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders’ Equity.

We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock we sell in the offering and issue to the charitable foundation, with funds borrowed from Campello Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.8 million at the minimum of the offering range and $2.7 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based incentive plan may not exceed 4% and 10%, respectively, of the shares of common stock we sell in the offering and issue to the charitable foundation, if this plan is adopted within twelve months after the completion of the conversion. Assuming the estimated grant-date fair value of the options utilizing the Black-Scholes option pricing analysis is $4.01 per option granted and assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be $261,091 at the adjusted maximum. Actual grant date fair value of the options utilizing the Black-Scholes option pricing analysis and the actual expense associated with the options may be significantly different if factors utilized in the actual Black-Scholes pricing analysis differ from our current assumptions. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be $260,440 at the adjusted maximum. However, if we grant shares of stock or options in excess of these amounts or if the volatility of our common stock is greater, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Campello Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between

$836,950 at the minimum of the offering range and $1.3 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

Our board of directors has no current intention to sell control of Campello Bancorp. Provisions of our articles of incorporation and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Campello Bancorp without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Massachusetts Division of Banks Regulations. Massachusetts Division of Banks regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Massachusetts Commissioner of Banks.

•

Bank Holding Company Act. The Bank Holding Company Act of 1956, together with applicable regulations, require that a person obtain the consent of the Federal Reserve Board before attempting to acquire control of a bank holding company, such as Campello Bancorp.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Campello Bancorp and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•

Required change-in-control payments. We intend to enter into employment agreements with five executive officers and change-in-control agreements with two executive officers of Campello Bancorp and The Community Bank, which would provide cash payments to these officers in the event of a termination of employment following a change in control of Campello Bancorp or The Community Bank. In the event of a change in control, these cash severance payments would amount to $2.7 million in the aggregate, subject to reduction with respect to an officer in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. These payments may have the effect of increasing the costs of acquiring Campello Bancorp, thereby discouraging future takeover attempts.

To Satisfy Our New Public Reporting Requirements and Address Our Existing Material Weakness in Internal Control over Financial Reporting, We Will Need to Improve Our Existing and Implement New Finance and Accounting Systems, Procedures and Controls, Which Will Increase our Operating Expenses and Place Demands on our Management. If These Efforts Are Not Successful, Our Internal Control Over Financial Reporting May Not Be Effective.

Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, that we maintain effective disclosure controls and procedures and internal controls over financial reporting and that we certify the adequacy of our internal controls and procedures. In connection with the preparation of our fiscal year 2008 financial statements, we identified a material weakness in our internal control over financial reporting. We have taken steps to improve our policies and procedures to remediate this weakness. To ensure that we meet all of our obligations as a reporting company, including substantial public financial reporting and certification obligations, and to fully address the identified material weakness, we expect to further upgrade our systems and may hire additional staff, which will increase our operating costs and may divert management’s attention from our banking operations. Notwithstanding such additional expenditures and efforts, we may fail to promptly remediate the existing material weakness or additional material weaknesses in our internal control over financial reporting could be identified in the future which, if unresolved, could cause our independent registered public accounting firm to conclude that our internal control over financial reporting is not effective. Further, the existing weakness, if not remediated, or a future material weakness could result in material errors or misstatements in our annual or interim financial statements, creating the need for a restatement.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Is Expected to Cause A Net Loss in Fiscal 2009.

We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of Campello Bancorp common stock and cash. At the midpoint of the offering range, we will contribute 111,625 shares of common stock to the charitable foundation and $58,750 in cash. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. Assuming the charitable deduction is recognizable, the after-tax expense of the contribution will reduce net income in our 2009 fiscal year by approximately $797,237 at the maximum of the offering range. Our net income for the fiscal year ended April 30, 2008 was $575,759; therefore we anticipate a net loss for the fiscal year ended April 30, 2009 based on the contribution to the charitable foundation. Persons purchasing shares in the stock offering will have their ownership and voting interests in Campello Bancorp diluted by 4.3% due to the issuance of shares of common stock to the charitable foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

At least a portion of the contribution to The Community Bank Charitable Foundation may not be deductible for federal and state income tax purposes. However, the Internal Revenue Service may not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we are permitted to deduct only up to 10% of our taxable income for federal income tax purposes before charitable contributions. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. Accordingly, we may not have sufficient profits to be able to recognize or utilize the deduction fully.

The Distribution of Subscription Rights Could Have Adverse Income Tax Consequences.

If the subscription rights granted to certain depositors of The Community Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. The Community Bank has received an opinion that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF CAMPELLO MHC AND SUBSIDIARIES

The summary financial information presented below is derived in part from Campello MHC’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at April 30, 2008 and 2007 and for the years ended April 30, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of Campello MHC that appear in this prospectus. The information at April 30, 2006, 2005 and 2004 and for the years ended April 30, 2005 and 2004 is derived in part from audited consolidated financial statements of Campello MHC that do not appear in this prospectus.

	At April 30,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Financial Condition Data:

Total assets	$386,778	$367,950	$324,956	$293,353	$253,419
Cash and cash equivalents	9,879	7,966	6,401	7,825	7,885
Investment securities:
Available for sale	27,294	28,891	29,166	28,773	28,545
Held to maturity	—	—	—	—	—
Mortgage-backed securities:
Available for sale	241	314	445	633	844
Held to maturity	—	—	—	—	—
Loans held for sale	4,194	3,092	—	—	2,851
Loans, net	322,559	306,652	268,450	239,914	199,066
Deferred income taxes	2,416	1,816	1,666	1,237	854
Bank-owned life insurance	2,335	2,249	2,165	2,083	2,003
Goodwill and other intangible assets	820	862	903	—	—
Prepaid expenses and other assets	1,135	1,031	978	946	779
Deposits	279,492	271,892	232,893	232,937	212,123
Borrowed funds	77,403	67,681	65,149	35,132	17,134
Subordinated deferrable interest debentures	4,124	4,124	4,124	4,124	4,124
Retained earnings	23,394	22,725	21,372	19,923	18,752

	For the Years Ended April 30,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Operating Data:

Interest income	$22,848	$20,945	$17,170	$13,462	$11,044
Interest expense	12,697	11,251	6,803	3,995	3,356

Net interest income	10,151	9,694	10,367	9,467	7,688
Provision for loan losses	1,045	450	870	675	180

Net interest income after provision for loan losses	9,106	9,244	9,497	8,792	7,508
Noninterest income	3,168	2,979	2,542	1,933	2,345
Noninterest expense	11,478	10,543	9,502	8,520	7,795

Income before income tax expense	796	1,680	2,537	2,205	2,058
Income tax expense	220	628	991	859	654

Net income	$576	$1,052	$1,546	$1,346	$1,404

	At or For the Years Ended April 30,
	2008	2007	2006	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.15%	0.30%	0.50%	0.49%	0.59%
Return on average equity	2.45%	4.74%	7.41%	6.92%	7.58%
Interest rate spread (1)	2.38%	2.49%	3.14%	3.39%	3.23%
Net interest margin (2)	2.82%	2.97%	3.54%	3.67%	3.50%
Efficiency ratio (3)	86.18%	83.19%	73.61%	74.73%	77.69%
Noninterest expense to average total assets	3.03%	3.05%	3.05%	3.10%	3.30%
Average interest-earning assets to average interest-bearing liabilities	112.31%	113.77%	117.09%	117.91%	117.70%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	2.83%	0.39%	0.55%	0.37%	0.54%
Non-performing loans as a percent of total loans	3.15%	0.39%	0.56%	0.45%	0.68%
Allowance for loan losses as a percent of non-performing loans	44.89%	299.35%	211.72%	228.68%	138.94%
Allowance for loan losses as a percent of total loans	1.41%	1.18%	1.19%	1.02%	0.94%
Net charge-offs as a percent of average loans outstanding	0.03%	0.01%	0.04%	0.04%	—%

Capital Ratios:
Total risk-based capital (to risk weighted assets)	11.11%	11.57%	12.46%	13.64%	15.71%
Tier 1 risk-based capital (to risk weighted assets)	9.85%	10.32%	11.20%	12.39%	14.52%
Equity to total assets	6.05%	6.18%	6.58%	6.79%	7.40%
Tier 1 leverage (core) capital (to adjusted tangible assets)	6.91%	7.25%	7.88%	8.39%	9.53%
Average equity to average total assets	6.21%	6.43%	6.70%	7.09%	7.84%

Other Data:
Number of full service offices	6	6	6	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth certain financial and other information at the dates and for the periods indicated. The financial data at April 30, 2008 has been derived in part from the audited consolidated financial statements of Campello Bancorp and Subsidiaries and notes thereto presented elsewhere in this prospectus. The financial data at and for the periods ended July 31, 2007 and 2008 have been derived in part from unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of such information. The results of operations for the three months ended July 31, 2008 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending April 30, 2009.

	At July 31, 2008	At April 30, 2008
	Unaudited
	(In thousands)
Selected Financial Condition Data:

Total assets	$407,313	$386,778
Cash and cash equivalents	23,343	9,879
Investment securities:
Available for sale	25,090	27,294
Held to maturity	—	—
Mortgage-backed securities:
Available for sale	229	241
Held to maturity	—	—
Loans held for sale	1,677	4,194
Loans, net	333,995	322,559
Deferred income taxes	2,510	2,416
Bank-owned life insurance	2,356	2,335
Goodwill and other intangible assets	810	820
Prepaid expenses and other assets	1,333	1,135
Deposits	307,025	279,492
Borrowed funds	70,889	77,403
Subordinated deferrable interest debentures	4,124	4,124
Retained earnings	23,250	23,394

	Three Months Ended July 31,
	2008	2007
	Unaudited
	(In thousands)
Selected Operating Data:

Interest income	$5,465	$5,668
Interest expense	2,794	3,255

Net interest income	2,671	2,413
Provision for loan losses	225	261

Net interest income after provision for loan losses	2,446	2,152
Noninterest income	691	780
Noninterest expense	3,114	2,755

Income before income tax expense	23	177
Income tax expense	41	57

Net (loss) income	$(18)	$120

	At or For the Three Months Ended July 31,
	2008	2007
	Unaudited
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	(0.02)%	0.13%
Return on average equity	(0.30)%	2.08%
Interest rate spread (1)	2.53%	2.27%
Net interest margin (2)	2.86%	2.75%
Efficiency ratio (3)	92.64%	86.29%
Noninterest expense to average total assets	3.17%	2.98%
Average interest-earning assets to average interest-bearing liabilities	111.18%	112.81%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	3.01%	1.30%
Non-performing loans as a percent of total loans	3.38%	1.46%
Allowance for loan losses as a percent of non-performing loans	42.08%	83.76%
Allowance for loan losses as a percent of total loans	1.42%	1.22%
Annualized net charge-offs as a percent of average loans outstanding	0.04%	0.02%

Capital Ratios:
Total risk-based capital (to risk weighted assets)	10.73%	11.42%
Tier 1 risk-based capital (to risk weighted assets)	9.47%	10.17%
Equity to total assets	5.71%	6.10%
Tier 1 leverage (core) capital (to adjusted tangible assets)	6.81%	7.10%
Average equity to average total assets	6.08%	6.23%

Other Data:
Number of full service offices	6	6

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at July 31, 2008 and April 30, 2008

Total assets increased by $20.5 million, or 5.3%, to $407.3 million at July 31, 2008 from $386.8 million at April 30, 2008. This increase was primarily due to increases in cash and cash equivalents and loans, net.

Cash and cash equivalents increased $13.4 million to $23.3 million at July 31, 2008 from $9.9 million at April 30, 2008. The increase was due to increased deposits and the reinvestment of proceeds from maturities and calls of investment securities into federal funds sold.

Investment securities decreased $2.2 million, or 8.1%, to $25.1 million at July 31, 2008 from $27.3 million at April 30, 2008. The decrease reflected the reinvestment of proceeds from maturities and calls into federal funds sold.

Loans, net increased $11.4 million, or 3.5%, to $334.0 million at July 31, 2008 from $322.6 million at April 30, 2008. One- to four-family residential mortgage loans increased $4.4 million, or 2.9%, to $154.2 million at July 31, 2008 from $149.8 million at April 30, 2008. Commercial real estate loans increased $5.3 million, or 5.8%, to $96.6 million at July 31, 2008 from $91.3 million at April 30, 2008.

Deposits increased $27.5 million, or 9.9%, to $307.0 million at July 31, 2008 from $279.5 million at April 30, 2008. The increase in deposits was attributable to two recently introduced core deposit products, a high yield retail checking account linked to several electronic banking services and a high yield, automatic savings program. In addition, brokered deposits increased $10.0 million to $25.2 million at July 31, 2008 from $15.2 million at April 30, 2008.

Borrowed funds, substantially all of which were Federal Home Loan Bank advances, decreased $6.5 million, or 8.4%, to $70.9 million at July 31, 2008 from $77.4 million at April 30, 2008. The decrease in borrowed funds was due to the increase in deposits.

Retained earnings decreased $144,000 to $23.3 million at July 31, 2008 from $23.4 million at April 30, 2008. The decrease reflected a net loss of $18,000 for the three-month period ended July 31, 2008 and a decrease of $126,000 in other comprehensive income due to the effects of interest rate movements on our available-for-sale investment securities portfolio.

Comparison of Operating Results for the Three Months Ended July 31, 2008 and July 31, 2007

General. Net income decreased $138,000 , to a net loss of $18,000 for the three months ended July 31, 2008 from net income of $120,000 for the comparable 2007 period. The decrease reflected higher noninterest expense offset in part by an increase in net interest income.

Interest Income. Interest income decreased $203,000, or 3.6%, to $5.5 million for the three months ended July 31, 2008 from $5.7 million for the comparable 2007 period. The decrease was primarily due to a 60 basis point decline in the overall yield on interest earning assets to 5.85% for the three months ended July 31, 2008 from 6.45% for the comparable 2007 period. The lower overall yield on interest earning assets reflected the lower interest rate environment during the 2008 period compared to the 2007 period as well as the impact of higher non-performing loans. For the three months ended July 31, 2008, interest income that would have been recognized had the nonaccrual loans at the end of the period remained on accrual status throughout the period amounted to $196,000. The lower overall yield on interest earning assets was partially offset by a $22.4 million increase in average interest earning assets.

Interest Expense. Interest expense decreased $461,000, or 14.2%, to $2.8 million for the three months ended July 31, 2008 from $3.3 million for the comparable 2007 period. The decrease was primarily due to an 86 basis point decline in the overall cost of interest bearing liabilities to 3.32% for the three months ended July 31, 2008 from 4.18% for the comparable 2007 period. The lower overall cost of interest bearing liabilities reflected the lower interest rate environment during the 2008 period compared to the 2007 period. The lower overall cost of interest bearing liabilities was partially offset by a $24.7 million increase in average interest bearing liabilities.

Net Interest Income. Net interest income increased by $258,000, or 10.7%, to $2.7 million for the three months ended July 31, 2008 from $2.4 million for the comparable 2007 period. The increase resulted from the $22.4 million, or 6.4%, increase in average interest-earning assets and an increase in our interest rate spread to 2.53% in the 2008 period from 2.27% in the 2007 period and our net interest margin to 2.86% in the 2008 period from 2.75% in the 2007 period.

Provision for Loan Losses. We recorded a provision for loan losses of $225,000 for the three months ended July 31, 2008 and $261,000 for the three months ended July 31, 2007. Net charge-offs totaled $30,000 and $19,000, respectively, for the three months ended July 31, 2008 and 2007. The allowance for loan losses was $4.8 million, or 1.42% of total loans at July 31, 2008 compared to $3.9 million, or 1.22% of total loans at July 31, 2007.

Non-performing assets increased from $10.9 million at April 30, 2008 to $12.3 million at July 31, 2008 and were primarily comprised of three borrower relationships as discussed in “Business of Campello Bancorp and The Community Bank—Asset Quality, Non-performing and Problem Assets.” This increase was due primarily to an increase in non-accrual loans from $7.5 million to $9.7 million. The increase in non-accrual loans related primarily to six single-family owner-occupied residential mortgages totaling $2.1 million. All of such mortgages were adequately collateralized or reserved at July 31, 2008, and management does not expect to incur any losses on such mortgages. In addition, foreclosed real estate increased from $627,000 to $801,000. These increases were offset by a reduction in restructured loans from $535,000 to $127,000 as a result of one restructured loan as of April 30, 2008 being transferred to nonaccrual status and accruing loans 90 days or more past their contractual maturity date decreasing from $2.3 million to $1.7 million. Accruing loans 90 days or more past their contractual maturity date are loans that are in the process of being renewed or extended by us and borrowers were continuing to make monthly payments of interest and principal as applicable, pending renewal or extension. On the basis of our review at July 31, 2008, classified assets consisted of substandard assets of $6.0 million compared to $5.3 million at of April 30, 2008. The increase in substandard assets was due primarily to one commercial real estate loan, which was secured by property in our market area.

Recent weakness in economic conditions has had a severe impact on nationwide housing and financial markets and the financial services industry in general. Continuation of these trends could adversely affect the local housing, construction and banking industries and weaken the local economy. If borrowers are negatively affected by future adverse economic conditions, our non-performing assets may increase.

Noninterest Income. Noninterest income decreased $89,000 , or 11.4% to $691,000 for the three months ended July 31, 2008 from $780,000 for the three months ended July 31, 2007. The decrease was due primarily to lower commissions associated with the sale of mutual funds and annuities and inspection service revenue from Cody Services Corporation. In addition, a $42,000 loss was recognized on loans held for sale.

Noninterest Expense. Noninterest expense increased by $359,000 , or 13.0% , to $3.1 million for the three months ended July 31, 2008 from $2.8 million for the three months ended July 31, 2007. Marketing expense increased $63,000 primarily due to advertising and promotional efforts associated with a new retail checking account. Professional fees increased $147,000 due to higher annual audit fees. Federal deposit insurance premiums increased $52,000, reflecting the new risk-based assessment system implemented by the Federal Deposit Insurance Corporation.

Income Taxes. The provision for income taxes was $41,000 for the three months ended July 31, 2008 compared to $57,000 for the three months ended July 31, 2007. Our effective tax rate was 178.3% for the three months ended July 31, 2008 compared to 32.2% for the three months ended July 31, 2007, reflecting the effects of recently enacted state tax legislation and the associated impact of revaluing our net deferred tax asset. On July 3, 2008, the Commonwealth of Massachusetts enacted a law that reduced the tax rate on net income applicable to financial institutions. The rate drops from the current rate of 10.5% to 10% for tax years beginning on or after January 1, 2010, 9.5% for tax years beginning on or after January 1, 2011, and to 9% for tax years beginning on or after January 1, 2012 and thereafter. Our net deferred tax asset was revalued to reflect the effects of the enacted tax rates and resulted in additional tax expense of $38,000 for the three months ended July 31, 2008.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page __.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $18.4 million and $25.4 million, or $29.4 million if the offering range is increased by 15%. Campello Bancorp expects to contribute to The Community Bank between $15.5 million and $16.1 million, or $16.5 million if the offering range is increased by 15%. We intend to retain between $1.2 million and $6.9 million of the net proceeds, or $10.2 million if the offering range is increased by 15%.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and of the distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,997,500 Shares	2,350,000 Shares	2,702,500 Shares	3,107,875 Shares (1)
	(Dollars in thousands)
Offering proceeds	$19,975	$23,500	$27,025	$31,079
Less offering expenses	$(1,573)	(1,605)	(1,638)	(1,675)

Net offering proceeds	$18,402	$21,895	$25,387	$29,404

Distribution of net proceeds:
To The Community Bank	$15,487	$15,815	$16,143	$16,520
To fund loan to employee stock ownership plan	$1,674	$1,969	$2,265	$2,604
To fund working capital of charitable foundation	$50	$59	$68	$78
Retained by Campello Bancorp	$1,191	$4,052	$6,911	$10,202

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect regulatory considerations, demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of The Community Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Campello Bancorp May Use the Proceeds it Retains From the Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $1.7 million and $2.3 million, or $2.6 million if the offering is increased by 15%);

•

to finance the acquisition of financial institutions or other financial service companies as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•

to reduce debt, including the redemption in whole or in part of our trust preferred securities, which had a principal balance of $4.1 million as of April 30, 2008, an annual interest rate of 9.25% and a final maturity of October 8, 2033;

•	to fund working capital for The Community Bank Charitable Foundation;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current applicable regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

The Community Bank May Use the Net Proceeds it Receives From the Offering:

•

to fund new loans, including one-to four-family residential mortgage loans, home equity loans and lines of credit, commercial real estate and commercial and industrial loans, construction and land development loans and consumer loans;

•	to open new branch offices and Business Resource Centers;

•

to expand our retail banking franchise by acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any agreements or understandings regarding any acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to enhance existing products and services and to support the development of potential new products and services;

•	to reduce a portion of our existing borrowings;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — Our Failure to Utilize Effectively the Net Proceeds of the Offering Could Reduce Our Return on Stockholders’ Equity.”

OUR DIVIDEND POLICY

We have not yet determined whether we will pay a dividend on our common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by The Community Bank to us discussed below will also be considered. We may choose not to pay dividends or, if dividends are paid, we may reduce or eliminate dividends in the future.

Campello Bancorp will be subject to Maryland law relating to its ability to pay dividends to its shareholders. Campello Bancorp will not be subject to Federal Deposit Insurance Corporation or Massachusetts Division of Banks restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from The Community Bank because we initially will have no source of income other than dividends from The Community Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. We expect that Campello Bancorp will retain approximately $6.9 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering-related expenses and other assumptions described in “Pro Forma Data.” Federal and Massachusetts banking law limits dividends and other distributions from The Community Bank to us. In addition, Campello Bancorp may not make a distribution that would constitute a return of capital during the twelve months following the completion of the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Bank Regulation.”

Any payment of dividends by The Community Bank to us that would be deemed to be drawn out of The Community Bank’s bad debt reserves would require The Community Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation.” We do not contemplate any distribution by The Community Bank that would result in this type of tax liability.

MARKET FOR THE COMMON STOCK

We have not previously issued common stock and there is currently no established market for our common stock. Upon completion of the offering, we expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “CBCB.” Stifel, Nicolaus & Company, Incorporated intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL REQUIREMENTS

At April 30, 2008, The Community Bank exceeded all of its applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of The Community Bank at April 30, 2008, and the pro forma regulatory capital of The Community Bank, after giving effect to the sale of shares of common stock at $10.00 per share purchase price. The Community Bank will receive at least 50% of the net proceeds of the offering, provided that we intend to provide more than 50% of such net proceeds to The Community Bank to the extent necessary so that upon completion of the offering, The Community Bank’s ratio of tangible capital to total assets is at least 10% at all levels of the offering range. Accordingly, the table assumes the receipt by The Community Bank of between $15.5 million and $16.1 million of the net offering proceeds at the minimum and maximum, respectively, of the offering range, or $16.5 million at the adjusted maximum of the offering range.

	The Community Bank Historical at April 30, 2008		Pro Forma at April 30, 2008, Based Upon the Sale in the Offering of
			1,997,500 Shares at $10.00 per share		2,350,000 Shares at $10.00 per share		2,702,500 Shares at $10.00 per share		3,107,875 Shares at $10.00 per share (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity capital	$27,016	7.00%	$40,829	10.17%	$40,861	10.17%	$40,894	10.17%	$40,932	10.17%
Tangible capital	$26,327	6.82%	$40,140	10.00%	$40,172	10.00%	$40,205	10.00%	$40,243	10.00%
Tangible requirement	15,436	4.00%	16,056	4.00%	16,069	4.00%	16,082	4.00%	16,097	4.00%

Excess	$10,891	2.82%	$24,084	6.00%	$14,103	6.00%	$24,123	6.00%	$24,146	6.00%

Core (leverage) capital	$26,327	9.72%	$40,140	14.66%	$40,172	14.66%	$40,205	14.67%	$40,243	14.68%
Core (leverage) requirement (3)	10,831	4.00%	10,955	4.00	10,957	4.00%	10,960	4.00%	10,963	4.00%

Excess	$15,496	5.72%	$29,185	10.66%	$29,215	10.66%	$29,245	10.67%	$29,280	10.68%

Total risk-based capital (4)	$29,727	10.98%	$43,540	15.90%	$43,572	15.91%	$43,605	15.91%	$43,643	15.92%
Risk-based requirement	21,662	8.00	21,910	8.00	21,915	8.00%	21,920	8.00%	21,926	8.00%

Excess	$8,065	2.98%	$21,630	7.90%	$21,657	7.91%	$21,685	7.91%	$21,717	7.92%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	The current core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Campello MHC at April 30, 2008 and the pro forma consolidated capitalization of Campello Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Campello MHC Historical at April 30, 2008	Pro Forma at April 30, 2008, Based upon the Sale in the Offering of
		1,997,500 Shares at $10.00 per Share (Minimum of Offering Range)	2,350,000 Shares at $10.00 per Share (Midpoint of Offering Range)	2,702,500 Shares at $10.00 per Share (Maximum of Offering Range)	3,107,875 Shares at $10.00 per Share (1) (Adjusted maximum of Offering Range)
	(Dollars in thousands)
Deposits (2)	$279,492	$279,492	$279,492	$279,492	$279,492
Borrowed funds	81,527	81,527	81,527	81,527	81,527

Total deposits and borrowed funds	$361,019	$361,019	$361,019	$361,019	$361,019

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	—	21	25	28	33
Additional paid-in capital (3)	—	19,330	22,986	26,643	30,847
Retained earnings (5)	23,246	23,246	23,246	23,246	23,246
Tax benefit of contribution to charitable foundation (7)	—	410	482	554	637
Net unrealized gain (loss) on available for sale securities	148	148	148	148	148
Less:
Expense of contribution to charitable foundation (7)	—	(999)	(1,175)	(1,351)	(1,554)
Common stock held by employee stock ownership plan (6)	—	(1,674)	(1,969)	(2,265)	(2,604)
Common stock acquired by stock award plan (8)	$—	$(837)	$(985)	$(1,132)	$(1,302)

Total stockholders’ equity	$23,394	$39,645	$42,758	$45,871	$49,451

Pro Forma Shares Outstanding	—	2,092,381	2,461,625	2,830,869	3,255,499
Shares sold in the offering	—	1,997,500	2,350,000	2,702,500	3,107,875
Shares issued to the charitable foundation	—	94,881	111,625	128,369	147,624
Total stockholders’ equity as a percentage of total assets (1)	6.05%	9.84%	10.53%	11.21%	11.98%
Tangible stockholders' equity as a percent of pro forma assets (1)	5.84%	9.63%	10.33%	11.01%	11.78%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	On a pro forma basis, Campello Bancorp common stock and additional paid-in capital have been revised to reflect the number of shares of Campello Bancorp common stock to be outstanding, which is 2,092,381 shares, 2,461,625 shares, 2,830,869 and 3,255,499 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The common stock and the additional paid-in capital does not include 4.0% of stock awards.
(4)	No effect has been given to the issuance of additional shares of Campello Bancorp common stock pursuant to the exercise of options under a stock-based incentive plan. If this plan is implemented, an amount up to 10% of the shares of Campello Bancorp common stock sold in the offering and issued to the charitable foundation will be reserved for issuance upon the exercise of options under the plan. See “Management of Campello Bancorp.”

(footnotes continue on following page.)

(5)	The retained earnings of The Community Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”
(6)	Assumes that 8% of the shares sold in the offering and issued to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from Campello Bancorp. The loan will be repaid principally from The Community Bank’s contributions to the employee stock ownership plan. Since Campello Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Campello Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	The tax benefit resulting from our contribution to the charitable foundation reflects a 41.0% effective tax rate and assumes we achieve adequate future taxable income to take full advantage of the available charitable deduction.
(8)	Assumes a number of shares of common stock equal to 4% of the shares sold in the offering and contributed to the charitable foundation will be purchased by the stock award plan in open market purchases at the $10.00 per share subscription price, and does not reflect possible increases or decreases in the value of our common stock relative to the subscription price in the offering.

PRO FORMA DATA

The following tables summarize historical data of Campello MHC and pro forma data of Campello Bancorp at and for the year ended April 30, 2008. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of The Community Bank, to the tax effect of the recapture of the bad debt reserve.

The net proceeds in the table are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	100,000 shares of common stock will be purchased by our executive officers, directors, and their associates;

(iii)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and contributed to the charitable foundation, with a loan from Campello Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)	4.75% of the shares of common stock sold in the offering, and cash in an amount of up to 0.25% of the value of shares of common stock sold in the offering, will be contributed to a charitable foundation to be established by The Community Bank;

(v)	Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock issued to the charitable foundation or purchased by our qualified and non-qualified employee stock benefit plans, or purchased by our officers, directors, and employees, and their immediate families; and

(vi)	total expenses of the offering, including the sales fees to be paid to Stifel, Nicolaus & Company, Incorporated, will be between $1.6 million at the minimum of the offering range and $1.7 million at the maximum of the offering range, as adjusted.

We calculated pro forma consolidated net earnings for the year ended April 30, 2008 as if the estimated net proceeds we received had been invested at the beginning of each period at assumed interest rates of 1.85% (1.09% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of April 30, 2008. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Campello Bancorp will retain between $1.2 million and $6.9 million of the estimated net proceeds of the offering, or $10.2 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $18.4 million and $25.4 million, or $29.4 million if the offering range is increased by 15%.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

	At or for the Twelve Months Ended April 30, 2008 Based upon the Sale at $10.00 Per Share of
	1,997,500 Shares (Minimum of Offering Range)	2,350,000 Shares (Midpoint of Offering Range)	2,702,500 Shares (Maximum of Offering Range)	3,107,875 Shares (1) (Adjusted Maximum of Offering Range)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$19,975	$23,500	$27,025	$31,079
Plus shares issued to the charitable foundation	949	1,116	1,284	1,476

Pro forma market capitalization	$20,924	$24,616	$28,309	$32,555

Gross: estimated offering proceeds	$19,975	$23,500	$27,025	$31,079
Less: estimated offering expenses	(1,573)	(1,605)	(1,638)	(1,675)

Estimated net proceeds	18,402	21,895	25,387	29,404
Less: Cash contribution to charitable foundation	(50)	(59)	(68)	(78)
Less: Common stock purchased by ESOP (2)	(1,674)	(1,969)	(2,265)	(2,604)
Less: Common stock acquired by Stock Award Plan	(837)	(985)	(1,132)	(1,302)

Estimated net proceeds, as adjusted	$15,841	$18,882	$21,922	$25,420

For the Twelve Months Ended April 30, 2008
Consolidated net income:
Historical	$576	$576	$576	$576
Pro forma adjustments:
Income on net proceeds	173	206	239	277
Employee stock ownership plan (2)	(49)	(58)	(67)	(77)
Stock award plan (3)	(99)	(116)	(134)	(154)
Stock option plan	(151)	(177)	(204)	(234)

Pro forma net income	$450	$431	$410	$388

Per share consolidated net income
Historical	$0.31	$0.26	$0.23	$0.20
Pro forma adjustments
Income on net proceeds	0.09	0.10	0.09	0.09
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock award plan	(0.05)	(0.05)	(0.05)	(0.05)
Stock option plan	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income	$0.24	$0.20	$0.16	$0.13

Offering price as a multiple of pro forma net income per share	41.67x	50.00x	62.50x	76.92x
Number of shares used to calculate pro forma net income per share (5)	1,866,404	2,195,770	2,525,135	2,903,905

At April 30, 2008
Stockholders’ equity:
Historical	$23,394	$23,394	$23,394	$23,394
Estimated net proceeds	18,402	21,895	25,387	29,404
Market value of shares issued to charitable foundation	949	1,116	1,284	1,476
Less: Expense net of tax of contribution to charitable foundation (8)	(589)	(693)	(797)	(917)
Less: Common stock acquired by employee stock ownership plan (2)	(1,674)	(1,969)	(2,265)	(2,604)
Less: Common stock acquired by stock award plan (3)	(837)	(985)	(1,132)	(1,302)

Pro forma stockholders’ equity	39,645	42,758	45,871	49,451
Less: Intangible assets	(820)	(820)	(820)	(820)

Pro forma tangible stockholders’ equity	$38,825	$41,938	$45,051	$48,631

Stockholders’ equity per share: (7)
Historical	$11.18	$9.50	$8.26	$7.19
Estimated net proceeds	8.80	8.90	8.97	9.03
Market value of shares issued to charitable foundation	0.45	0.45	0.45	0.45
Less: Expense net of tax of contribution to charitable foundation (8)	(0.28)	(0.28)	(0.28)	(0.28)
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock award plan (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6) (7)	18.95	17.37	16.20	15.19
Intangible assets	(0.39)	(0.33)	(0.29)	(0.25)

	At or for the Twelve Months Ended April 30, 2008 Based upon the Sale at $10.00 Per Share of
	1,997,500 Shares (Minimum of Offering Range)	2,350,000 Shares (Midpoint of Offering Range)	2,702,500 Shares (Maximum of Offering Range)	3,107,875 Shares (1) (Adjusted Maximum of Offering Range)
	(Dollars in thousands, except per share amounts)
Pro forma tangible stockholders’ equity per share (6) (7)	$18.56	$17.04	$15.91	$14.94

Offering price as percentage of pro forma stockholders’ equity per share	52.77%	57.57%	61.73%	65.83%

Offering price as percentage of pro forma tangible stockholders’ equity per share	53.88%	58.69%	62.85%	66.93%

Number of shares outstanding for pro forma book value per share calculations	2,092,381	2,461,625	2,830,869	3,255,499
Foundation ownership percentage	4.53%	4.53%	4.53%	4.53%
Public ownership percentage	95.47%	95.47%	95.47%	95.47%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(2)	Assumes that 8% of shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. The Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. The Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by The Community Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 41.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 8,370, 9,847, 11,323 and 13,022 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3)	The stock award plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and issued to the charitable foundation (or a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock award plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The table assumes that (i) the stock award plan acquires the shares through open market purchases or issues authorized but unissued shares at $10.00 per share, (ii) 20% of the amount contributed to the stock award plan is amortized as an expense during the year ended April 30, 2008, and (iii) the stock award plan expense reflects an effective combined federal and state tax rate of 41.0%. Assuming stockholder approval of the stock award plan and that shares of common stock (equal to 4% of the shares sold in the offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85% at the maximum of the offering range.
(4)	The stock option plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and issued to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock option plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.01 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41.0%. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.

(footnotes continue on following page.)

(5)	Net income per share computations are determined by taking the number of shares assumed to be issued in the offering and subtracting the employee stock ownership plan shares that have not been committed for release during the respective periods. The number of shares of common stock actually issued may be more or less than the assumed amounts.
(6)	The retained earnings of The Community Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”
(7)	Stockholders’ equity per share calculations are based upon the sum of the number of subscription shares assumed to be sold in the offering. The number of subscription shares actually sold may be more or less than the assumed amounts.
(8)	The tax benefit resulting from our contribution to the charitable foundation assumes we achieve adequate future taxable income to take full advantage of the available charitable deduction.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT

THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $20.9 million, $24.6 million, $28.3 million and $32.6 million with the charitable foundation, as compared to $21.7 million, $25.5 million, $29.3 million and $33.7 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions. The establishment and funding of the charitable foundation has been approved by the board of directors of Campello MHC and The Community Bank and is subject to approval by members of The Community Bank. If the members do not approve the charitable foundation, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine in our discretion, not to complete the conversion and stock offering if the members do not approve the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the fiscal year ended April 30, 2008 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at April 30, 2008, with and without the charitable foundation.

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as adjusted of Estimated Valuation Range
	With Foundation	Without Foundation(1)	With Foundation	Without Foundation(1)	With Foundation	Without Foundation(1)	With Foundation	Without Foundation(1)
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$19,975	$21,675	$23,500	$25,500	$27,025	$29,325	$31,079	$33,724
Pro forma market capitalization	$20,924	$21,675	$24,616	$25,500	$28,309	$29,325	$32,555	$33,724
Estimated pro forma valuation	$20,924	$21,675	$24,616	$25,500	$28,309	$29,325	$32,555	$33,724
Total assets	$403,029	$404,263	$406,142	$407,593	$409,254	$410,924	$412,835	$414,755
Total liabilities	$363,385	$363,385	$363,385	$363,385	$363,385	$363,385	$363,385	$363,385
Pro forma stockholders’ equity	$39,645	$40,879	$42,758	$44,209	$45,870	$47,540	$49,451	$51,371
Pro forma net income	$450	$458	$431	$439	$410	$422	$388	$399
Pro forma stockholders’ equity per share	$18.95	$18.86	$17.37	$17.34	$16.20	$16.21	$15.19	$15.23
Pro Forma Tangible Stockholder’s Equity per share	$18.56	$18.48	$17.04	$17.02	$15.91	$15.93	$14.94	$14.99
Pro forma net income per share	$0.24	$0.24	$0.20	$0.19	$0.16	$0.16	$0.13	$0.13
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	52.77%	53.02%	57.57%	57.67%	61.73%	61.69%	65.83%	65.66%
Offering price as a multiple of pro forma net income per share	53.88%	54.11%	58.69%	58.75%	62.85%	62.77%	66.93%	66.71%
Offering price to pro forma net income per share	41.67x	41.67x	50.00x	52.63x	62.50x	62.50x	76.92x	76.92x
Pro forma financial ratios:
Return on assets	0.11%	0.11%	0.11%	0.11%	0.10%	0.10%	0.09%	0.10%
Return on equity	1.14%	1.12%	1.01%	0.99%	0.89%	0.89%	0.78%	0.78%
Equity to assets	9.84%	10.11%	10.53%	10.85%	11.21%	11.57%	11.98%	12.39%

(1)

The number of shares sold to the public, assuming no charitable foundation would be 2,092,381, 2,461,625, 2,830,869 and 3,255,499 at the minimum, midpoint, maximum and maximum as adjusted, respectively of the offering range.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (primarily government-sponsored enterprise obligations) and other interest-earning assets (primarily Federal Home Loan Bank stock and cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, money market accounts, transaction accounts, certificates of deposit and Federal Home Loan Bank advances. Net interest income before provision for loan losses increased $456,000, or 4.7%, to $10.2 million for the year ended April 30, 2008 from $9.7 million for the year ended April 30, 2007. The primary reason for the improvement in our net interest income was a $33.8 million, or 10.4%, increase in our average interest earning assets, to $360.5 million for the year ended April 30, 2008, reflecting strong growth in loans. The favorable impact of the increase in earning assets was offset to some extent by net interest margin compression of 15 basis points to 2.82% for the year ended April 30, 2008 from 2.97% for the same period last year. Net interest margin was affected by the flat yield curve that prevailed for most of the fiscal year, the highly competitive pricing conditions for loans and deposits, and a shift in deposit demand towards higher-yielding accounts.

Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense. The provision for loan loss increased $595,000 for the year ended April 30, 2008 compared to the same period last year. Non-interest income consists primarily of customer service charges, commissions on sales of insurance products, loan servicing fees, gains on sales of the SBA-insured portion of commercial and industrial loans, and gains on the sale of one- to four-family residential mortgage loans in the secondary mortgage market. Non-interest expense consists primarily of compensation and employee benefits, office occupancy expense, data processing, marketing and public relations, professional services, office supplies, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. For the year ended April 30, 2008 compared to the year ended April 30, 2007, non-interest income increased $190,000, or 6.4%, and non-interest expense increased $936,000, or 8.9%.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. Highlights of our business strategy are as follows:

Increasing our Commercial Real Estate and Commercial and Industrial Lending. We intend to continue to increase our origination of higher-yielding commercial real estate and commercial and industrial loans as a means of increasing our interest income and improving our net interest margin. These loans are generally originated with rates that are fixed for five years or less, or that adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal, which assists us in managing our interest rate risk. In support of this initiative we have supplemented our existing staff of commercial loan officers, and increased our credit analysis resources. As of April 30, 2008, our commercial real estate loans and commercial and industrial loans totaled $91.3 million and $16.2 million, respectively, compared to $41.6 million and $6.0 million as of April 30, 2004.

Maintaining High Asset Quality through Conservative Underwriting Standards. We have emphasized maintaining high asset quality by following conservative underwriting criteria, by diligently applying our collection efforts, and by originating loans secured primarily by real estate. We will continue to focus on maintaining high asset quality as we seek to expand our commercial lending activities. Our net charge-offs were 0.03% of our average loans outstanding for the year ended April 30, 2008, while our non-performing loans at April 30, 2008 were $10.3 million, or 3.2% of total loans. Of the $10.3 million, $5.6 million are related to three borrower relationships that we believe are adequately collateralized and reserved against as of April 30, 2008, and $2.3 million of loans that were 90 days or more past their contractual maturity date but the borrowers are continuing to make payments.

Expanding our Branch Network and Alternative Delivery and Product Options. We currently operate from six full-service banking offices. In addition, we operate two Business Resource Centers, which are smaller, leased facilities staffed by experienced business development officers that emphasize business lending and deposit products and services. We intend to open a Business Resource Center in each of 2009, 2010, 2011 and 2012, as well as expand our internet banking operations. In addition, we intend to evaluate new full-service branch expansion opportunities, through acquisitions and de novo branching, within our primary market area. We intend to evaluate acquisitions of other financial institutions, as opportunities present themselves. Finally, we also intend to continue offering innovative products and options to our customers, which are designed to meet their needs and differentiate ourselves in the financial services marketplace.

Remaining a Community-Oriented Financial Institution. We were established in 1877 and have been operating continuously since that time, expanding our franchise primarily through internal growth. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of individualized consumer and business financial services from our main office, five full-service branch offices and our two Business Resource Centers. We also maintain subsidiaries that offer insurance and other non-deposit investment products to our banking customers and to the general public. To further our commitment to our local community, we will establish The Community Bank Charitable Foundation as part of the conversion.

Increasing our Share of Lower-Cost Deposits. We are committed to generating lower-cost and more stable core deposits. We attract and retain core deposits with competitive products and rates, excellent customer service, a comprehensive marketing program and a well-established incentive-based cross-sales program for employees. Our efforts to attract and retain core deposits have resulted in a high ratio of core deposits to total deposits. At April 30, 2008, core deposits (demand deposits, checking accounts, money market accounts and savings accounts) comprised 61.5% of our total deposits.

Increasing and Diversifying our Sources of Non-interest Income. In order to reduce our reliance on net interest income and the impact of market rates on our financial results, we have sought to diversify our revenue stream. As we have increased our deposit base, our fee income derived from deposits has increased. We offer our customers a complete range of non-deposit investment products, including mutual funds and fixed and variable annuities. In addition, through McCormick & Sons Insurance Agency, Inc., a subsidiary of The Community Bank, we offer our customers a full line of personal and commercial insurance products from two offices in Southeastern Massachusetts.

Expected Increase in Non-Interest Expense as a Result of the Conversion and Offering

Following the completion of the conversion and offering, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible adoption of a stock-based incentive plan, if approved by our stockholders.

Assuming that 3,107,875 shares are sold in the offering and 147,624 shares are issued to the charitable foundation:

(i)	the employee stock ownership plan will acquire 260,440 shares of common stock with a $2.6 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $130,220 (assuming that the shares of common stock maintain a value of $10.00 per share); and

(ii)	the new stock-based incentive plan would award a number of shares equal to 4.0% of the shares issued in the offering, including shares issued to the charitable foundation, or 130,220 shares, to eligible participants, and such awards would be expensed as the awards vest. Assuming all shares are awarded under the plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the plan would be approximately $260,440; and

(iii)	the new stock-based incentive plan would award options to purchase a number of shares equal to 10% of the shares issued in the offering, including shares issued to the charitable foundation, or 325,550 shares, to eligible participants, and such options would be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with options awarded under the stock-based incentive plan would be approximately $261,091 (assuming a grant-date fair value of $4.01 per option, using the Black-Scholes option valuation methodology).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the shares and options awarded under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater or less than $10.00 per share and the option pricing model ultimately adopted.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are as follows:

Allowance for Loan Losses. The allowance for loan losses is established through a charge to operations. When management believes that the collection of a loan’s principal balance is unlikely, the principal amount is charged against the allowance. Recoveries on loans that have been previously charged-off are credited to the allowance as amounts are received.

The allowance for loan losses is determined using a systematic analysis and a disciplined procedure based on historical experience, product types, and industry benchmarks. The allowance is segregated into three components: “general”, “specific”, and “unallocated.” The general component is determined by applying coverage percentages to groups of loans based on risk. Coverage percentages applied are determined based on historical loss rates adjusted for other qualitative and environmental factors consistent with industry practice. The specific component is established by allocating a portion of the allowance for loan losses to individual classified loans on the basis of specific circumstances and assessments. A system of periodic loan reviews is performed to assess the inherent risk and assign risk ratings to each loan individually. The unallocated component supplements the first two components based on management’s judgment of the effect of current economic conditions and trends on borrowers’ abilities to repay, and other factors and helps to minimize the risk related to the margin of imprecision associated with estimating general and specific losses in the portfolio. While this evaluation process utilizes historical and other objective information, the classification of loans and the establishment of the allowance for loan losses rely to a great extent on the judgment and experience of management.

While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results.

Other-Than-Temporary Impairment of Securities. We have historically reviewed investment securities with significant declines in fair value of potential other-than-temporary impairment pursuant to the guidance set forth in FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”), which was issued on November 3, 2005 and addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally Statement of Financial Accounting Standards No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale.

SAB No. 59 provides that if a marketable security is in an unrealized loss position, whether due to general market conditions or industry or issuer specific factors, the holder must assess whether the impairment is other than temporary. The assessment must consider all available evidence relating to the realizable value of the investment, including the length of time and the extent to which the market value of the investment has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer; and the intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

SAB No. 59 states that the holder of the securities should conduct the foregoing assessment acting on the premise that a write-down may be required. Unless evidence exists to support a realizable value equal to or greater than the carrying value of the investment, a write-down to fair value must be recorded as a realized loss and recognized as a charge against net income in the period in which it occurs. The written down value of the investment then becomes the new carrying value for the investment.

Intangible Assets. Acquisitions accounted for under purchase accounting must follow SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires us to record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as customer relationships. Under SFAS No. 142, we evaluate goodwill for impairment at least annually, and we will reduce its carrying value through a charge to earnings if impairment exists. Identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates that we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affect their value or estimated lives could have a material adverse impact on our results of operations. As of April 30, 2008, our intangible assets consisted of goodwill of $613,000 and a customer relationship intangible asset of $207,000, which resulted from our 2005 acquisition of 80% of the outstanding stock of McCormick & Sons Insurance Agency, Inc.

Material Weakness in Internal Control

As of April 30, 2008, Campello MHC had identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness resulted from the combined effect of deficiencies related to (i) ineffective policies to ensure the timely receipt and analysis of current appraisals and borrower financial information, and (ii) ineffective monitoring of whether the allowance for loan loss methodology complies with current regulatory guidance. Management has taken steps to improve our policies and procedures to remediate the material weakness, including (1) establishing more specific time lines and procedures to ensure updated information is collected to assess the fair value of collateral on a timely basis, especially at loan renewal and/or extension dates, and to ensure that risk ratings accurately reflect associated credit risk(s), and (2) refining the allowance for loan loss calculation to ensure appropriate consideration of known trends, classification levels, other qualitative environmental factors and FAS 114 impairment assessment(s). Further, management has put in place improved tracking reports of risk rating changes. Finally, the loan review function(s) currently in place will be reviewed and monitored and may be enhanced by management personnel outside the loan department. Notwithstanding these steps, we may not be successful with such remediation. Further, additional material weaknesses in our internal control over financial reporting may be identified in the future which, if unresolved, could cause our independent registered public accounting firm to conclude that our internal control over financial reporting is not effective, or that the existing weakness, if not remediated, or a future material weakness will not result in material errors or misstatements in our annual or interim financial statements, creating the need for a restatement.

Comparison of Financial Condition at April 30, 2008 and 2007

Total assets increased $18.8 million, or 5.1%, to $386.8 million at April 30, 2008 from $368.0 million at April 30, 2007. The increase was primarily the result of a $15.9 million increase in net loans funded by a $7.6 million increase in deposits, and a $9.7 million increase in borrowed funds. Investment securities decreased $1.7 million, or 5.7%, to $27.5 million at April 30, 2008, as proceeds from maturities and calls during the year were reinvested in federal funds sold. Net loans as a percentage of total assets increased slightly to 83.4% at April 30, 2008 from 83.3% at April 30, 2007.

The increase in net loans to $322.6 million at April 30, 2008 from $306.7 million at April 30, 2007, reflected strong business relationships maintained by our loan staff in their local markets and steady loan demand in our primary lending markets. The largest growth in our loan portfolio for the period was in commercial real estate loans, which increased $10.6 million, or 13.1%, to $91.3 million at April 30, 2008 from $80.7 million at April 30, 2007. Commercial and industrial loans increased $3.8 million, or 31.1%, to $16.2 million at April 30, 2008 from $12.3 million at April 30, 2007. The percentage increase in commercial and industrial loans was the largest in our loan portfolio. The increases in commercial real estate loans and commercial and industrial loans reflected our continued emphasis on the origination of these types of loans, as well as the demand for these products in our lending markets. One-to four-family residential mortgage loans, excluding loans in process, increased $3.0 million, or 2.1%, to $149.8 million at April 30, 2008 from $146.8 million at April 30, 2007, reflecting steady demand for residential housing in our primary lending area and growth in home equity loans. Originations of $29.7 million of one- to four-family residential mortgage loans were partially offset by $22.8 million in loan sales and principal repayments. Our portfolio of construction and land development loans increased slightly to $56.2 million at April 30, 2008 from $55.5 million at April 30, 2007. Our portfolio of home equity lines of credit decreased slightly to $10.6 million at April 30, 2008 from $12.8 million at April 30, 2007.

Cash and cash equivalents (cash on hand and due from other banks and federal funds sold) increased to $9.9 million at April 30, 2008 from $8.0 million at April 30, 2007, due to normal cash flows as well as increased deposits.

Investment securities decreased slightly to $27.5 million at April 30, 2008 from $29.2 million at April 30, 2007. The decrease reflected the reinvestment of proceeds from maturities and calls into federal funds sold. At April 30, 2008, all of our investment securities were classified as available for sale.

Deposits increased $7.6 million, or 2.8%, to $279.5 million at April 30, 2008 from $271.9 million at April 30, 2007. Our “core deposits” (i.e., savings accounts, money market deposit accounts, non-interest bearing demand deposits and checking accounts) decreased to $172.0 million, or 61.5% of total deposits at April 30, 2008, from $176.6 million, or 64.9% of total deposits at April 30, 2007, reflecting intense competition for such deposits in our primary markets, as well as the effects of customers shifting deposits to higher-yielding deposit products. Notwithstanding the decrease, we intend to increase core deposits as a funding source for growth in our loan portfolio, to the extent market conditions permit, through competitive products and rates, excellent customer service, a comprehensive marketing program and a well-established incentive-based cross-sales program for employees. Certificate of deposit accounts increased to $107.5 million, or 38.5% of total deposits at April 30, 2008 from $95.3 million, or 35.1% of total deposits at April 30, 2007. Brokered deposits decreased to $15.2 million at April 30, 2008 from $18.0 million at April 30, 2007, reflecting our efforts to limit the use of this higher-costing funding source.

Borrowed funds, substantially all of which were Federal Home Loan Bank advances, increased $9.7 million, or 14.4%, to $77.4 million at April 30, 2008 from $67.7 million at April 30, 2007, reflecting the relative cost advantage of this funding source over time deposits. At April 30, 2008, the weighted average rate of the advances was 4.14%, compared to a weighted average rate of 4.36% for certificates of deposit. The balance of borrowed funds will fluctuate depending on our ability to attract deposits, the relative pricing of advances compared to deposits, and our liquidity needs.

Retained earnings increased to $23.4 million at April 30, 2008 from $22.7 million at April 30, 2007. The increase reflected net income of $576,000 for the year ended April 30, 2008, as well as an increase of $291,000 in other comprehensive income due to the effects of interest rate movements in fiscal year 2008 on our available-for-sale investment securities portfolio.

Comparison of Operating Results for the Years Ended April 30, 2008 and 2007

General. Net income decreased to $576,000 for the year ended April 30, 2008 from $1.1 million for the year ended April 30, 2007. The decrease reflected a higher provision for loan loss and noninterest expense, which more than offset higher net interest income and noninterest income.

Interest Income. Interest income increased $1.9 million, or 9.1%, to $22.8 million for the year ended April 30, 2008 from $20.9 million for the year ended April 30, 2007. The increase was due primarily to higher average balances of loans, which more than offset lower yields on such loans in the 2008 period compared to the 2007 period.

Interest income on loans increased $1.6 million, or 8.4%, to $21.2 million for the year ended April 30, 2008 from $19.6 million for the year ended April 30, 2007. The increase was due to the higher average balance of such loans, which increased to $323.6 million during fiscal year 2008 from $291.2 million during fiscal year 2007, reflecting our efforts to substantially increase our loan portfolio as well as steady demand for loans in our primary lending markets during the fiscal year. The higher average balance of loans increased interest income by $2.1 million in the 2008 period compared to the 2007 period. The effect of the higher average balance of loans was partially offset by lower average yields earned on such loans, which decreased to 6.55% for the year ended April 30, 2008 from 6.71% for the year ended April 30, 2007. This decreased interest income by $476,000. The lower yields reflected the lower interest rate environment in fiscal 2008 compared to fiscal 2007, which resulted in lower interest rates on our adjustable-rate loans and on our newly originated loans, as well as the impact of higher non-performing loans in fiscal year 2008.

Interest income on investment securities increased to $1.6 million for the year ended April 30, 2008 from $1.3 million for the year ended April 30, 2007, primarily reflecting a slightly higher average balance of investment securities, which increased to $29.4 million from $29.1 million, as well as a higher yield on such securities, which increased to 4.35% from 3.61%.

Interest Expense. Interest expense increased $1.4 million, or 12.9%, to $12.7 million for the year ended April 30, 2008 from $11.3 million for the year ended April 30, 2007. The increase in interest expense reflected substantially higher average balances of deposits and borrowings to fund our loan growth. Interest expense on deposits increased $915,000, or 12.0%, to $8.5 million for the year ended April 30, 2008 from $7.6 million for the year ended April 30, 2007. The increase was due to a $19.3 million increase in the average balance of such deposits to $238.8 million from $219.5 million (which contributed to $689,000 in higher interest expense) as well as a higher average rate paid on such deposits, which increased to 3.58% from 3.48% (which contributed $226,000 in higher interest expense).

Interest expense on borrowings, excluding subordinated deferrable interest debentures, increased to $3.8 million for the year ended April 30, 2008 from $3.2 million for the year ended April 30, 2007. The increase reflected the higher average balance of borrowed funds, which increased to $78.1 million from $63.5 million, which more than offset a decrease in the average cost of such funds to 4.82% from 5.10%. The higher average balance of such borrowings reflected the use of such funds to supplement deposits to fund loan growth. Additionally, interest expense on subordinated deferrable interest debentures was $381,000 for the years ended April 30, 2008 and April 30, 2007.

Net Interest Income. Net interest income increased $456,000, or 4.7%, to $10.2 million for the year ended April 30, 2008 from $9.7 million for the year ended April 30, 2007. The increase resulted from the $33.8 million, or 10.4%, increase in average interest-earning assets in the 2008 period, which more than offset a decrease in our interest rate spread to 2.38% in the 2008 period from 2.49% in the 2007 period and in our net interest margin to 2.82% in the 2008 period from 2.97% in the 2007 period.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $1.0 million for the year ended April 30, 2008 compared to a provision for loan losses of $450,000 for the year ended April 30, 2007. The provisions reflected net charge-offs of $82,000 and $21,000 for the years ended April 30, 2008 and 2007, respectively. The allowance for loan losses was $4.6 million, or 1.41% of total loans at April 30, 2008 compared to $3.7 million, or 1.18% of total loans at April 30, 2007. Total nonperforming loans were $10.3 million at April 30, 2008 compared to $1.0 million at April 30, 2007. The increase in nonperforming loans related primarily to three borrower relationships totaling $5.6 million and $2.3 million of loans that were 90 days or more past their contractual maturity date but the borrowers are continuing to make payments. See “Asset Quality, Non-performing and Problem Assets.” Due to current uncertainties in the economy, this trend may continue if borrowers are negatively affected by future economic conditions. For the year ended April 30, 2008, we increased the allowance for loan losses due to increased concentrations in our construction and land development, and commercial and industrial loan portfolios. While the risks associated with these segments have been assessed based on known trends and other qualitative factors, the current unallocated portion of our reserve reflects management's estimate of the impact of deteriorating economic conditions.

Noninterest Income. Noninterest income increased $190,000, or 6.4%, to $3.2 million for the year ended April 30, 2008 from $3.0 million for the year ended April 30, 2007. Customer service charges and other fees increased $72,000, or 5.1%, to $1.5 million for the year ended April 30, 2008 from $1.4 million for the year ended April 30, 2007, reflecting a new higher fee schedule for bank products and services. Gain on sale of loans increased to $179,000 from $47,000, reflecting $1.3 million in sales of the SBA-insured portion of certain commercial loans originated by us compared to $712,000 in fiscal year 2007, as well as $22.8 million in sales of one- to four-family residential mortgage loans in fiscal year 2008 compared to $7.3 million of such sales in fiscal year 2007. Loan servicing fees decreased slightly to $236,000 in fiscal year 2008 from $244,000 in fiscal year 2007, and insurance commissions decreased slightly to $694,000 in fiscal year 2008 from $706,000 in fiscal year 2007.

Noninterest Expense. Noninterest expense increased $936,000, or 8.9%, to $11.5 million for the year ended April 30, 2008 from $10.5 million for the year ended April 30, 2007. Compensation and employee benefits expense, which constituted the largest component of noninterest expense, increased $472,000, or 7.9%, reflecting increased staff, normal merit increases at the staff level, and higher incentive compensation. Data processing expense increased to $829,000 for the year ended April 30, 2008 from $750,000 for the year ended April 30, 2007, reflecting the introduction of remote capture and cash management products, higher volumes (particularly in online banking) and contractual price increases. Federal deposit insurance premiums increased to $151,000 for the year ended April 30, 2008 compared to $30,000 for the year ended April 30, 2007, reflecting the new risk-based assessment system implemented by the Federal Deposit Insurance Corporation. Other operating expense increased $273,000, or 21.7%, reflecting higher costs (including legal and appraisal fees) related to the resolution of our increased non-performing assets, and other general and administrative expenses commensurate with the growth of our business. Noninterest expense to average total assets decreased to 3.03% for the year ended April 30, 2008 from 3.05% for the year ended April 30, 2007, while our efficiency ratio increased to 86.18% from 83.19% during the same period.

Income Tax Expense. The provision for income taxes was $220,000 for the year ended April 30, 2008 compared to $628,000 for the year ended April 30, 2007, reflecting a decrease in pre-tax income. Our effective tax rate was 27.6% for the year ended April 30, 2008 compared to 37.4% for the year ended April 30, 2007, reflecting the effect of non-taxable income items, including interest income and increase in cash surrender value of life insurance policies, against significantly lower pre-tax income.

Comparison of Operating Results for the Years Ended April 30, 2007 and 2006

General. Net income decreased $494,000, or 32.0%, to $1.1 million for the year ended April 30, 2007 from $1.5 million for the year ended April 30, 2006. The decrease reflected lower net interest income and higher noninterest expense, partially offset by increased noninterest income.

Interest Income. Interest income increased $3.8 million, or 22.0%, to $20.9 million for the year ended April 30, 2007 from $17.2 million for the year ended April 30, 2006. The increase reflected a substantial increase in average interest earning assets to $326.7 million for the 2007 period from $293.2 million for the 2006 period. In addition, the average yield on interest earning assets increased to 6.41% in the 2007 period from 5.86% in the 2006 period, in the generally higher market interest rate environment.

Interest income on loans increased $3.5 million, or 21.6%, to $19.6 million for the year ended April 30, 2007 from $16.1 million for the year ended April 30, 2006, reflecting growth in our loan portfolio, the average balance of which increased to $291.2 million in the 2007 period from $258.5 million in the 2006 period, as well as higher average yields on such balances, to 6.71% in the 2007 period from 6.22% in the 2006 period. The higher average yields reflected higher market interest rates generally as well as the larger proportion in our loan portfolio of higher-yielding commercial real estate loans, commercial and industrial loans, and construction and land development loans in the 2007 period compared to the 2006 period. The higher average yields also reflected increases in the interest rates on our adjustable-rate loans, as well as higher rates on newly originated loans.

Interest income on investment securities increased to $1.3 million for the year ended April 30, 2007 from $1.1 million for the year ended April 30, 2006, primarily resulting from an increase in the average yield on such securities to 3.61% from 3.01% in the generally higher interest rate environment.

Interest Expense. Interest expense increased $4.4 million, or 65.4%, to $11.3 million for the year ended April 30, 2007 from $6.8 million for the year ended April 30, 2006. The increase reflected a substantial increase in the average balance of total interest-bearing liabilities to $287.1 million from $250.4 million, which was used to fund our loan growth. In addition, the average rate paid on such liabilities increased to 3.92% in the 2007 period from 2.72% in the 2006 period, reflecting higher market interest rates, particularly short-term market interest rates.

Interest expense on borrowings, excluding subordinated deferrable interest debentures, increased to $3.2 million for the year ended April 30, 2007 from $2.1 million for the year ended April 30, 2006. The increase was due to an increase in the average balance of such borrowings to $63.5 million in the 2007 period from $51.7 million in the 2006 period, reflecting our use of such funds to supplement deposits in funding our loan growth. In addition, the average cost of borrowings increased to 5.10% from 4.11%, reflecting higher market interest rates in the 2007 period compared to the 2006 period. Additionally, interest expense on subordinated deferrable interest debentures was $381,000 for the years ended April 30, 2007 and April 30, 2006.

Net Interest Income. Net interest income decreased $673,000, or 6.5%, to $9.7 million for the year ended April 30, 2007 from $10.4 million for the year ended April 30, 2006. The decrease reflected a decrease in our interest rate spread to 2.49% in the 2007 period from 3.14% in the 2006 period as well as a decrease in our net interest margin to 2.97% from 3.54%. The decrease in net interest income also resulted from a decrease in the average balance of our net interest earning assets to $39.5 million for the year ended April 30, 2007 from $42.8 million for the year ended April 30, 2006.

Provision for Loan Losses. We recorded a provision for loan losses of $450,000 for the year ended April 30, 2007 and $870,000 for the year ended April 30, 2006. Net charge-offs totaled $21,000 and $109,000, respectively, for the year ended April 30, 2007 and 2006, and the allowance for loan losses was $3.7 million at April 30, 2007 compared to $3.2 million at April 30, 2006, resulting in an allowance-to-total-loans ratio of 1.18% at April 30, 2007 and 1.19% at April 30, 2006.

Noninterest Income. Noninterest income increased $437,000, or 17.2%, to $3.0 million for the year ended April 30, 2007 from $2.5 million for the year ended April 30, 2006. Customer service charges and other fees increased $109,000, or 8.3%, for the year ended April 30, 2007, reflecting higher deposit balances in the 2007 period compared to the 2006 period. Insurance commissions increased to $706,000 for the year ended April 30, 2007 from $588,000 for the year ended April 30, 2006, reflecting increased commissions due to favorable loss experience at our insurance subsidiary. Other noninterest income increased $161,000 due primarily to higher commissions associated with the sale of mutual funds and annuities.

Noninterest Expense. Noninterest expense increased $1.0 million, or 11.0%, to $10.5 million for the year ended April 30, 2007 from $9.5 million for the year ended April 30, 2006. Compensation and employee benefits expense increased to $6.0 million for the year ended April 30, 2007 from $5.4 million for the year ended April 30, 2006, reflecting the first full year of operation for the Falmouth Business

Resource Center, the opening of the Hyannis Business Resource Center, new positions and higher health insurance costs. Occupancy expense increased to $1.6 million for the year ended April 30, 2007 from $1.4 million for the year ended April 30, 2006, as fiscal year 2007 was the first full year of operations of our Falmouth Business Resource Center and our Lakeville full-service branch. We also opened our Hyannis Business Resource Center in fiscal year 2007. Data processing expense increased $83,000 due to higher volumes, contractual price increases, system enhancements and costs associated with additional office locations. Marketing expense increased $89,000 reflecting efforts directed toward the Business Resource Centers and the Lakeville branch. For the year ended April 30, 2007 compared to the year ended April 30, 2006, noninterest expense to average total assets was unchanged at 3.05%, while our efficiency ratio increased to 83.19% from 73.61%.

Income Tax Expense. The provision for income taxes was $628,000 for the year ended April 30, 2007 compared to $991,000 for the year ended April 30, 2006. The decrease reflected a decrease in pre-tax income in the 2007 period compared to the 2006 period. Our effective tax rate was 37.4% and 39.1% for the years ended April 30, 2007 and 2006, respectively.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.

	For the Years Ended April 30,
	2008			2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$323,558	$21,198	6.55%	$291,185	$19,551	6.71%	$258,479	$16,078	6.22%
Mortgage-backed securities	276	14	5.07	382	16	4.19	544	19	3.49
Investment securities	29,379	1,277	4.35	29,097	1,050	3.61	29,451	886	3.01
Federal funds sold	2,444	79	3.23	1,572	79	5.03	810	27	3.33
Other (2)	4,859	280	5.76	4,447	249	5.60	3,941	160	4.06

Total interest-earning assets	360,516	22,848	6.34%	326,683	20,945	6.41%	293,225	17,170	5.86%
Noninterest-earning assets	18,557			18,488			18,206

Total assets	$379,073			$345,171			$311,431

Interest-bearing liabilities:
Deposits	$238,796	8,549	3.58	$219,511	7,634	3.48	$194,641	4,296	2.21
Subordinated deferrable interest debentures	4,124	381	9.24	4,124	381	9.24	4,124	381	9.24
Borrowed funds	78,086	3,767	4.82	63,503	3,236	5.10	51,653	2,126	4.11

Total interest-bearing liabilities	321,006	12,697	3.96%	287,138	11,251	3.92%	250,418	6,803	2.72%
Noninterest-bearing liabilities	34,522			35,842			40,134

Total liabilities	355,528			322,980			290,552
Stockholder’s equity	23,545			22,191			20,879

Total liabilities and stockholder’s equity	$379,073			$345,171			$311,431

Net interest income		$10,151			$9,694			$10,367

Interest rate spread			2.38%			2.49%			3.14%
Net interest-earning assets	$39,510			$39,545			$42,807

Net interest margin			2.82%			2.97%			3.54%
Average interest-earning assets to average interest-bearing liabilities			112.31%			113.77%			117.09%

(1)	Includes non-accrual loans and are net of average deferred loan fees and costs.
(2)	Includes Federal Home Loan Bank stock, Co-operative Central Bank Reserve Fund deposits and interest-bearing deposits.

Rate/Volume Analysis.

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Years Ended April 30, 2008 vs. 2007			For the Years Ended April 30, 2007 vs. 2006
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$2,123	$(476)	$1,647	$2,140	$1,333	$3,473
Mortgage-backed securities	(5)	3	(2)	(7)	4	(3)
Investment securities	10	217	227	(11)	175	164
Federal funds sold	34	(34)	—	34	18	52
Other	24	7	31	23	66	89

Total interest-earning assets	2,186	(283)	1,903	2,179	1,596	3,775

Interest-bearing liabilities:
Deposits	689	226	915	607	2,731	3,338
Subordinated deferrable interest debentures	—	—	—	—	—	—
Borrowed funds	715	(184)	531	541	569	1,110

Total interest-bearing liabilities	1,404	42	1,446	1,148	3,300	4,448

Net change in interest income	$782	$(325)	$457	$1,031	$(1,704)	$(673)

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. With the assistance of an interest rate risk management consultant, senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee generally meets at least on a quarterly basis to review our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in market interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk: (i) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston, to correlate the maturities of our liabilities with our longer-term assets; (ii) increasing our core deposits; (iii) offering adjustable-rate and shorter-term commercial real estate loans and commercial and industrial loans; (iv) offering adjustable-rate one- to four-family residential mortgage loans; and (v) in the current low interest rate environment, selling a portion of the fixed-rate, longer-term residential mortgage loans that we originate, generally on a servicing-retained basis. Reducing the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans and securities with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

Net Interest Income Simulation Analysis. Net interest income simulation measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. The table below represents an analysis of our interest rate risk as measured by the estimated changes in net interest income over the following twelve months, resulting from an instantaneous and sustained parallel shift in the yield curve (+200 and -200 basis points) at April 30, 2008.

	Net Interest Income
Change in Interest Rates (1)	$ Amount	$ Change	% Change
	(Dollars in thousands)
+200 bp	$11,423	$(540)	-4.5%
0 bp	$11,963	$—	0.0%
-200 bp	$12,971	$1,008	8.4%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

The preceding income simulation analysis does not represent a forecast of net interest income and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, which are subject to change, including: the interest rate levels, prepayments of loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. Also, as market conditions vary from those assumed in the income simulation models, the actual results will differ reflecting prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps and floors embedded in adjustable rate loans, early withdrawal of deposits, changes in product preferences, and other internal/external variables.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, advances from the Federal Home Loan Bank of Boston, loan and investment securities repayments and maturities and sales of loans and investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general market interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing and investing activities during any given period. At April 30, 2008 and April 30, 2007, cash and cash equivalents totaled $9.9 million and $8.0 million, respectively. Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $27.5 million and $29.2 million at April 30, 2008 and April 30, 2007, respectively. In addition, at April 30, 2008, we had the ability to borrow a total of approximately $127.3 million from the Federal Home Loan Bank of Boston. On that date, we had $75.4 million in advances outstanding and $51.9 million in unused collateralized borrowing capacity. Finally, brokered deposits may be used to complement our sources of liquidity up to a maximum of 15% of total deposits.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At April 30, 2008, we had $17.8 million in commitments to originate loans outstanding. In addition to commitments to originate loans, we had $7.9 million in unadvanced commercial lines of credit, $11.0 million in unadvanced home equity lines of credit, $14.0 million in undisbursed construction loans and $1.3 million in standby letters of credit. Certificates of deposit due within one year of April 30, 2008 totaled $92.2 million, or 85.8% of total certificates of deposit. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before April 30, 2009. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. In fiscal year 2008, we originated $114.6 million of loans and purchased $24.6 million of investment securities. In fiscal year 2007, we originated $140.4 million of loans and purchased $11.2 million of investment securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $7.6 million and $39.0 million for the years ended April 30, 2008 and 2007, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank, which provides an additional source of funds. Federal Home Loan Bank advances increased by $7.9 million and $2.5 million during the years ended April 30, 2008 and 2007, respectively. Federal Home Loan Bank advances have primarily been used to fund loan demand.

The Community Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At April 30, 2008, The Community Bank exceeded all regulatory capital requirements. The Community Bank is considered “well-capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. We consider commitments to extend credit in determining our allowance for loan losses. For additional information, see Note 12, “Financial Instruments with Off Balance Sheet Risk and Other Commitments and Contingencies,” to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at April 30, 2008. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Borrowed funds	$44,977	$32,303	$—	$123	$77,403
Operating leases	205	311	190	537	1,243
Supplemental retirement plan	—	—	200	1,600	1,800
Subordinated deferrable interest debentures(1)	—	—	—	4,124	4,124

Total	$45,182	$32,614	$390	$6,384	$84,570

(1)	In September 2003, Campello Capital Trust I, an unconsolidated Delaware statutory trust sponsored by Campello MHC, issued $4.0 million of its 9.25% Company-Obligated Mandatorily Redeemable Capital Securities through a pooled trust preferred securities offering.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which is an interpretation of Statement of Financial Accounting Standards (SFAS) Statement No. 109, Accounting for Income Taxes. The interpretation requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a company’s financial statements to the extent the benefit is greater than 50% likely of being recognized. The differences that arise between the amounts recognized in the financial statements and the amounts recognized in the tax return will lead to an increase or decrease in current taxes, an increase or decrease to deferred tax assets or deferred tax liabilities, respectively, or both. FIN 48 is effective for fiscal years beginning after December 15, 2007. Campello MHC adopted this standard as of May 1, 2007. The adoption did not have a significant impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156 (SFAS 156), Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140. SFAS 156 amends FAS No. 140 (SFAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement requires an entity to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset in certain situations; requires separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose between an amortization or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities; at initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights; requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is to be adopted as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted, provided the entity has not yet issued financial statements for any period of that fiscal year. The effective date of SFAS 156 is the date an entity adopts it, and an entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date. Campello MHC has adopted SFAS 156 as of May 1, 2007.

In September 2006, the FASB released SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106,

and 132(R). SFAS 158 requires companies to recognize the over-funded and under-funded status of a single employer defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in the funded status in comprehensive income in the year in which the change occurred. However, gains or losses, prior service costs or credits, and transition assets or obligations that have not yet been included in net periodic benefit cost as of the end of 2008, the fiscal year in which SFAS 158 is initially applied, are to be recognized as components of the ending balance of accumulated other comprehensive income, net of tax. Additionally, SFAS 158 requires companies to measure the funded status of a plan as of the date of the fiscal year-end financial statements with limited exceptions effective for fiscal years ending after December 15, 2008. Campello MHC adopted SFAS 158 as of April 30, 2008 for its supplemental executive retirement plan, the effects of which can be seen within Note 14 “Benefit Plans” to our Consolidated Financial Statements. Campello MHC’s pension plan falls outside the scope of SFAS 158 because it is accounted for as a multi-employer plan.

In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This standard is applied when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Campello MHC will adopt SFAS No. 157 effective with its fiscal 2009 financial statements and does not expect the implementation to have a material impact on its consolidated financial statements.

In February 2007, the FASB released SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which is effective for fiscal years beginning after November 15, 2007. The standard provides entities the ability, on an elective basis, to report most financial assets and financial liabilities at fair value, with corresponding gains and losses recognized in current earnings. Campello Bancorp may elect the fair value option under SFAS No. 159 as of May 1, 2008 for any of its financial assets and liabilities that were not already reported at fair value. Campello MHC does not expect SFAS No. 159 to have a material impact on its financial statements and has not elected to report financial assets and financial liabilities at fair value.

In December 2007, the FASB released SFAS No. 141(R), Business Combinations. This standard revises and enhances the guidance set forth in SFAS No. 141 by establishing a definition for the “acquirer,” providing additional guidance on the recognition of acquired contingencies and noncontrolling interests, and broadening the scope of the standard to include all transactions involving a transfer in control, irrespective of the consideration involved in the transfer. SFAS No. 141(R) is effective for business combinations for which the acquisition date occurs in a fiscal year beginning on or after December 15, 2008. Although the standard will not have any impact on Campello MHC’s current consolidated financial statements, application of the new guidance could be significant to Campello MHC in the context of future merger and acquisition activity.

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Campello MHC does not expect the standard to have a material impact on its consolidated financial statements.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue No. 06–04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of

Endorsement Split Dollar Life Insurance Arrangements (EITF 06-04). In accordance with EITF 06-04, an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for in accordance with SFAS No. 106. EITF 06-04 is effective for fiscal years beginning after December 15, 2007. Campello MHC does not expect the standard to have a material impact on its consolidated financial statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Campello MHC have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF CAMPELLO BANCORP

AND THE COMMUNITY BANK

Campello Bancorp

Campello Bancorp is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion and offering, we will own all of the issued and outstanding common stock of The Community Bank. We will retain up to 50% of the net proceeds from the offering of our common stock and invest at least 50% of the remaining net proceeds in The Community Bank as additional capital in exchange for 100% of the outstanding common stock of The Community Bank. We will use a portion of the net proceeds of the offering to make a loan to the employee stock ownership plan, which is expected to use such funds to purchase up to 8% of the shares of common stock we sell in the offering and contribute to the charitable foundation. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. For more information about our intended uses and investment of the net proceeds, see “How We Intend to Use the Proceeds from the Offering.”

In the future, Campello Bancorp, as the holding company of The Community Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in The Community Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from The Community Bank. Initially, Campello Bancorp will neither own nor lease any property, but will instead pay a fee to The Community Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of The Community Bank to serve as officers of Campello Bancorp. We will, however, use the support staff of The Community Bank from time to time. We will pay a fee to The Community Bank for the time devoted to Campello Bancorp by employees of The Community Bank. However, these persons will not be separately compensated by Campello Bancorp. Campello Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

The Community Bank

The Community Bank, a Massachusetts Co-operative Bank, is headquartered in Brockton, Massachusetts. The Community Bank was originally founded in 1877. Over the years, The Community Bank has expanded primarily through internal growth. The Community Bank reorganized into the mutual holding company structure in 1995.

The Community Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its main office in Brockton, Massachusetts, and its five full-service branch offices and two Business Resource Centers located in the Massachusetts counties of Plymouth and Barnstable, and investing those deposits, together with funds generated from operations, in one-to four-family residential mortgage loans, commercial real estate loans, construction and land development loans, commercial and industrial loans, home equity loans and lines of credit, and investment securities. The Community Bank originates loans for retention in its loan portfolio and, to a lesser extent, for sale in the secondary mortgage market. The Community Bank’s revenues are derived principally from interest on loans and securities. The Community Bank also generates revenues from fees and service charges and other income. The Community Bank emphasizes exceptional personal service for its customers. The Community Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

The Community Bank’s main offices are located at 1265 Belmont Street, Brockton, Massachusetts 02301. Its telephone number at this address is (508) 587-3210 and its website address is www.communitybank.com. Information on this website is not and should not be considered a part of this prospectus.

Market Area and Competition

We conduct our operations from our main office, five full-service branch offices and two Business Resource Centers in the adjacent counties of Barnstable and Plymouth, located in southeastern Massachusetts. Our main office and two branch offices are located in Brockton, with single branch office locations in Bridgewater, Lakeville and Sandwich, Massachusetts. Our Business Resource Centers are located in Hyannis and Falmouth.

The city of Brockton, a suburb of Boston, is located in Plymouth County, 25 miles south of Boston. Brockton is the hub of the Metro South region of Massachusetts, a region known for its favorable cost of living and an economy fueled by population and income growth and the emergence of professional, business, and financial services firms that serve Boston-area businesses and local residents. According to a recent census report, Brockton’s estimated 2006 population was approximately 96,000 and the estimated 2007 population for Plymouth County and Barnstable Counties was 506,000 and 230,000, respectively. During the past seven years, the population of Plymouth and Barnstable Counties increased by 7.0% and 3.5%, respectively, while the population of the Commonwealth of Massachusetts increased by 2.8%. The estimated annual growth rates for Plymouth and Barnstable counties are expected to continue to exceed the Massachusetts growth rate through 2012. During the same period, the number of households in Plymouth and Barnstable Counties increased by 7.0% and 5.6%, respectively.

The economy of our primary market area is fairly diversified, although health care services in Plymouth County and tourism in Barnstable County remain the cornerstone of the regional economies. Brockton Hospital, Good Samaritan Medical Center, and Jordan Hospital are a few of the major health care employers in Plymouth County. More than half of Barnstable County’s economic base depends on tourism, retirees, second-home owners, and Cape and Island residents working in other parts of the state. Other major employment sectors in the regional economy consist of service businesses, wholesale and retail trade, and government, including employers such as Woods Hole Oceanographic, Marine Biological Laboratories, the Air National Guard, and Cape Air Airlines. In 2007, per capita income for Plymouth and Barnstable Counties was $33,380 and $35,135, respectively, and the median household income was $73,061 and $61,707, respectively, compared to $66,046 for the Commonwealth of Massachusetts. The March 2008 unemployment rates for Plymouth and Barnstable Counties were consistent with to slightly higher than the United States and Massachusetts unemployment rates.

We face notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. With regard to lending competition, we encounter the most significant competition from the same institutions with which we compete for deposit services. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. In addition, we compete with mortgage companies and independent mortgage brokers for mortgage loan market share. As of June 30, 2007, the latest date for which information is available, our market share of deposits represented 3.8% and 0.7% of deposits in Plymouth and Barnstable Counties, respectively. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our principal lending activities are the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property, the origination of commercial real estate and commercial and industrial loans, and the origination of construction and land development loans. To a lesser extent, we offer home equity loans and lines of credit. Our primary lending market is Plymouth and Barnstable Counties in Massachusetts. For construction and land development and commercial real estate lending, we have expanded our primary lending market to include the state of Rhode Island. We have not offered nor do we intend to offer programs designed to originate mortgage loans that are commonly known as “subprime” or “Alt-A” loans.

We originate loans for investment purposes and, to a lesser extent, for sale in the secondary mortgage market. At April 30, 2008 and 2007, our loans held for sale totaled $4.2 million and $3.1 million, respectively. One- to four-family residential real estate mortgage loans totaled $149.8 million, or 46.1% of our total loan portfolio at April 30, 2008, and home equity lines of credit totaled $10.6 million, or 3.3% of our loan portfolio. At April 30, 2008, commercial real estate loans totaled $91.3 million, or 28.1% of our loan portfolio, construction and land development loans totaled $56.2 million, or 17.3% of our loan portfolio, and commercial and industrial loans totaled $16.2 million, or 5.0% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At April 30,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential(1)	$149,844	46.07%	$146,806	47.46%	$126,542	46.73%	$119,694	49.66%	$114,864	57.49%
Equity lines of credit	10,623	3.26	12,795	4.14	13,939	5.15	15,199	6.31	10,635	5.32
Commercial	91,257	28.06	80,706	26.09	66,644	24.61	54,369	22.55	41,626	20.83
Construction and Land Development	56,166	17.27	55,478	17.93	51,240	18.92	42,271	17.54	25,550	12.79
Commercial and Industrial	16,156	4.97	12,323	3.98	11,257	4.16	8,180	3.39	5,964	2.99
Other	1,213	0.37	1,240	0.40	1,166	0.43	1,334	0.55	1,164	0.58

Total loans receivable	$325,259	100.0%	$309,348	100.0%	$270,788	100.0%	$241,047	100.0%	$199,803	100.0%

Deferred loan costs (fees)	941		948		868		821		731
Loans in process	984		17		27		517		416
Allowance for loan losses	(4,625)		(3,661)		(3,233)		(2,472)		(1,884)

Total loans receivable, net	$322,559		$306,652		$268,450		$239,913		$199,066

(1)	Includes home equity loans of $4.8 million, $1.2 million, $31,000, $32,000 and $32,000 at April 30, 2008, 2007, 2006, 2005 and 2004, respectively.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments based on contractual maturity of our loan portfolio at April 30, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Residential Real Estate(1)		Equity lines of credit		Commercial Real Estate		Construction and Land Development
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending April 30,
2009	$1,575	5.93%	—	—	$19,617	7.02%	$43,680	7.42%
2010	5	6.25%	5	5.25%	14,743	6.82%	450	7.25%
2011	29	6.86%	—	—	11,475	7.28%	1,967	6.25%
2012 to 2013	1,962	5.08%	9	5.25%	30,943	7.57%	—	—
2014 to 2018	60,460	5.87%	118	5.25%	7,517	7.57%	2,667	6.23%
2019 to 2023	42,201	5.37%	10,491	6.07%	1,542	6.83%	1,338	6.01%
2024 and beyond	43,612	5.48%	—	—	5,420	7.07%	6,064	5.79%

Total	$149,844	5.61%	$10,623	6.06%	$91,257	7.25%	$56,166	7.11%

(1)	Includes home equity loans.

	Commercial & Industrial		Other		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending April 30,
2009	$5,643	6.73%	$890	7.09%	$71,405	7.22%
2010	1,032	7.46%	78	13.92%	16,313	6.91%
2011	1,618	8.03%	146	10.69%	15,235	7.26%
2012 to 2013	3,647	8.46%	82	7.78%	36,643	7.53%
2014 to 2018	4,136	7.58%	17	7.75%	74,915	6.15%
2019 to 2023	—	—	—	—	55,572	5.56%
2024 and beyond	80	6.63%	—		55,176	5.66%

Total	$16,156	7.52%	$1,213	8.02%	$325,259	6.45%

The following table sets forth the scheduled dollar amounts of fixed- and adjustable-rate loans at April 30, 2008 that are contractually due after April 30, 2009.

	Due After April 30, 2009
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
Residential(1)	$112,022	$36,247	$148,269
Equity lines of credit	—	10,623	10,623
Commercial	65,096	6,544	71,640
Construction and Land Development	7,362	5,124	12,486
Commercial and Industrial	6,241	4,272	10,513
Other	306	17	323

Total	$191,027	$62,827	$253,854

(1)	Includes home equity loans.

One- to Four-Family Residential Mortgage Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans, including home equity loans, substantially all of which are secured by properties located in our primary market area. At April 30, 2008, $149.8 million, or 46.1% of our loan portfolio, consisted of one- to four-family residential mortgage loans. One- to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers, and attorneys. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan-to-value ratio in excess of 95%. We have not offered nor do we intend to offer programs designed to originate mortgage loans that are commonly known as “subprime” or “Alt-A” loans.

We originate one- to four-family residential mortgage loans for retention in our portfolio and, to a lesser extent, for sale in the secondary mortgage market. For the year ended April 30, 2008, we originated $29.7 million of one- to four-family residential mortgage loans. We generally sell most fixed-rate conventional one- to four-family mortgage loans with 20, 30, or 40 year terms. We generally retain the servicing on the mortgages that we sell. Our one- to four-family residential mortgage loans are underwritten and originated according to policies and guidelines established by Fannie Mae and approved by our board of directors.

Fixed-rate mortgage loans are generally originated for terms of up to 30 years, although our loan policy allows for fixed-rate mortgage loans with terms of up to 40 years. As of April 30, 2008, $50.3 million, or 44.3% of our fixed-rate mortgage loans consisted of loans with a maturity length of ten years with principal amortizing over a 40-year period. At maturity date, we provide a conditional right to refinance at then current market rates if certain requirements are met during the term of the loan and as of the maturity date. We also offer adjustable-rate mortgage loans for one- to four-family properties, with an interest rate based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one-year, which adjust either annually or every three years from the outset of the loan or which adjusts annually after a five-year initial fixed-rate period. Our adjustable-rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable-rate mortgage loans amortize over terms of up to 30 years.

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates because the interest rates on the loans reprice periodically to reflect market interest rates, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At April 30, 2008, $37.2 million, or 24.7%, of our one- to four-family residential mortgage loans had adjustable rates of interest.

We also offer home equity loans secured by one- to four-family residences, substantially all of which are located in our primary market area. The underwriting standards utilized for home equity loans include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans is generally limited to 80%. Home equity loans are offered with fixed and adjustable rates of interest and with terms of up to 30 years.

Commercial Real Estate Loans. We originate commercial real estate loans that are generally secured by five or more unit apartment buildings, industrial properties and properties used for business purposes such as small office buildings, hotels, motels, recreational and retail facilities located in our primary market area. At April 30, 2008, commercial real estate mortgage loans totaled $91.3 million, which amounted to 28.1% of total loans. Our real estate underwriting policies generally provide that such loans may be made in amounts of up to 80% of the lower of the purchase price or the appraised value of the property with improvements. We will consider loan-to-value ratios up to 90% with credit enhancements, such as Small Business Administration guarantees. Upon application by a lender, such as The Community Bank, the Small Business Administration (an independent agency of the United States Government) will guarantee up to 85% of a loan, provided eligibility, credit and other criteria are met, including limitations on the maximum loan amount, interest rate and term of loan. We also originate loans with a senior lien for up to 50% of the cost of a project, supported by a junior lien private development loan for up to 40% of the cost of a project that is backed by a Small Business Administration guarantee. At April 30, 2008, our Small Business Administration loans totaled $5.5 million.

Our commercial real estate loans may be made with terms of up to 25 years and are offered with interest rates that are fixed or adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal. In reaching a decision on whether to make a commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the underlying business and the value of the underlying property. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of net earnings before debt service to debt service) of at least 1.2 times. Environmental surveys are required for commercial real estate loans. Generally, commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principals of our commercial borrowers when they are providing personal guarantees. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on the successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

The largest commercial real estate loan in our portfolio at April 30, 2008 was a $2.6 million loan secured by commercial real estate located in Hyannis, Massachusetts. This loan was performing according to its terms at April 30, 2008. The largest commercial relationship as of April 30, 2008 was a non-profit corporation that provides employment and training services with $2.8 million of total commitments, of which $2.6 million was outstanding. All of the loans were performing in accordance with their terms at April 30, 2008.

Construction and Land Development Loans. At April 30, 2008, we had $56.2 million of construction and land development loans, which amounted to 17.3% of total loans. We originate construction and land development loans for the development of properties located in our primary market area. The proceeds of a construction loan are generally used to build a structure that will be sold or held for income by the borrower. The proceeds of a land development loan generally are used to acquire improved, buildable land. We do not lend on unimproved land.

We offer such loans for the construction of single-family residences and also for condominium and apartment projects and subdivisions. Single-family residential construction loans are generally offered to experienced local developers operating in our primary market area and to individuals for the construction of their personal residences. Our residential construction and land development loans generally provide for the payment of interest only during the initial estimated construction phase. Depending on the status of the project, such loans may be extended by us with or without a reduction in the principal balance of the loan and/or a possible interest rate increase.

Through our credit and underwriting analysis, we determine on a builder-by-builder and project-by-project basis how many construction and land development loans may be undertaken at any one time without a bona-fide purchase and sale agreement. Our policy will allow a maximum of two such speculative loans per project and four speculative loans to any one builder/developer relationship, although exceptions to this policy may be made on a case-by-case basis.

Construction and land development loans have an interest-only phase during construction and then may convert to permanent financing. We generally require that a commitment for permanent financing, which may be from another financial institution or lender, be in place prior to closing the construction loan.

Residential construction loans on pre-sold properties are generally made with a maximum loan-to-value ratio of 80%. Speculative residential construction loans are initially made with a maximum loan-to-value ratio of 50% (for a loan amount of $750,001 to $1.0 million), 60% (for a loan amount of $500,001 to $750,000) and 70% (for a loan amount of $500,000 or less). Construction loans for commercial development projects are initially made with a maximum loan-to-value ratio of 70%. Land development loans are initially made with a maximum loan-to-value ratio of 70%.

Our construction and land development loans are written with floating interest rates based on the prime rate as published in The Wall Street Journal and a margin to be set from time to time based on the borrower’s relationship with us and the nature of the project being financed. These loans are offered with a term of up to three years in which only interest is required to be paid each month. A balloon payment for the principal plus any accrued interest is due at the end of the three-year period.

Before making a commitment to fund a construction and land development loan, we require an appraisal on the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the terms of the construction loan. Loan proceeds are disbursed after inspection based on the cost-to-completion method.

Construction and land development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction and land development loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, the value of the project, when completed, may be insufficient to assure full repayment of the loan. Finally, a general slowdown in home buying could result in slow sales and reduced prices or extended construction duration that may affect initial estimates of cost. In light of these higher risks, we generally limit our portfolio of residential sub-division and construction loans where properties have not been pre-sold to a range of 215% to 225% of our Tier 1 regulatory capital. Further, construction and land development loans to a single borrower are limited to $3.5 million.

At April 30, 2008, the largest outstanding construction and land development loan balance was $2.7 million. It was secured by land located in Rockland, Massachusetts. This loan was performing according to its terms at April 30, 2008.

Commercial and Industrial Loans. At April 30, 2008, we had $16.2 million of commercial and industrial loans, which amounted to 5.0% of total loans. We make commercial and industrial loans primarily in our market area to a variety of professionals, sole proprietorships and small and mid-sized businesses. Commercial and industrial loans include term loans and revolving lines of credit. The maximum amount of a commercial and industrial loan is limited by our loans-to-one-borrower limit which is generally 20% of our Tier 1 capital and which, at April 30, 2008, was $5.3 million. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial and industrial loans are made with either adjustable or fixed rates of interest with a maximum term of ten years. The interest rates for commercial loans are based on the prime rate, as published in The Wall Street Journal.

When making commercial and industrial loans, we consider the financial strength of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value and type of the collateral. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory, equipment, savings instruments and readily marketable securities. In addition, we usually require the business principals to execute personal guarantees.

Commercial and industrial loans generally have greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At April 30, 2008, our largest commercial and industrial loans were two $1.0 million loans to a construction business and an oil services company. These loans were performing according to their terms at April 30, 2008.

Home Equity Lines of Credit. We also offer home equity lines of credit secured by one- to four-family residences, substantially all of which are located in our primary market area. At April 30, 2008, home equity lines of credit totaled $10.6 million, or 3.3% of total loans. Additionally, at April 30, 2008, the unadvanced amounts of home equity lines of credit totaled $11.0 million. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity lines of credit is generally limited to 80%. Our home equity lines of credit have adjustable rates of interest, which are indexed to the prime rate, as reported in The Wall Street Journal. We also offer a home equity line of credit “special” program, which offers a fixed interest rate for the first two years and is available to customers with payroll direct deposit to a checking account maintained with us. We originated $4.3 million of home equity lines of credit during the year ended April 30, 2008, as compared to $8.1 million of home equity lines of credit during the same period in 2007.

Loan Originations, Sales and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed-rate and adjustable-rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates.

We originate one- to four-family residential mortgage loans for retention in our portfolio and for sale in the secondary mortgage market. For the year ended April 30, 2008, we originated $29.7 million of one- to four-family residential mortgage loans. In recent years, we have sold a large portion of the fixed-rate conventional one- to four-family mortgage loans that we originate that have terms of 20 years or more. We retain the servicing on the mortgages that we sell.

At April 30, 2008, we were servicing loans sold in the amount of $100.4 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

The following table sets forth our loan originations, principal repayments, sales and other portfolio activity for the years indicated. We did not purchase any loans during the years indicated.

	For the Years Ended April 30,
	2008	2007	2006
	(In Thousands)
Unpaid principal balances at beginning of year	$309,348	$270,788	$241,047

Loans originated by type:
Real estate loans:
Residential	29,677	48,419	35,039
Equity lines of credit	4,273	8,093	9,761
Commercial	26,576	25,945	32,482
Construction and Land Development	40,889	48,094	61,232
Commercial and Industrial	12,044	8,689	10,819
Other	1,097	1,111	1,299

Total loans originated	114,556	140,351	150,632

Principal repayments:
Real estate loans	65,257	85,440	90,726
Commercial and Industrial	6,874	6,896	7,616
Other	1,108	1,028	1,465

Total principal repayments	73,239	93,364	99,807

Loan sales:
Real estate loans:
Residential	22,826	7,293	13,896
Equity lines of credit	—	—	—
Commercial	600	210	3,286
Construction and Land Development	—	188	3,517
Commercial and Industrial	1,269	712	—
Other	—	—	—

Total loan sales	24,695	8,403	20,699

Charge-offs	84	24	128
Transfers to real estate owned	627	—	257

Unpaid principal balances at end of year	325,259	309,348	270,788

Allowance for loan losses	(4,625)	(3,661)	(3,233)
Loans in process	984	17	27
Deferred loan origination costs (fees), net	941	948	868

Net loans at end of year	$322,559	$306,652	$268,450

Asset Quality, Non-performing and Problem Assets

General. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

We commence collection efforts when a loan becomes 16 days past due with system-generated reminder notices. From the 17th day until the end of the month, additional calls and another system-generated letter is mailed. On or about the 31st day of delinquency, a legal default letter is sent. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated and re-inspected. Between the 75th and 90th day of delinquency, a 90-day right-to-cure letter is sent by certified mail. We may also order a drive-by appraisal of the collateral. Loans that are over 90 days delinquent or otherwise impaired are referred to an Asset Watch team consisting of a loan officer, portfolio manager and representatives of the credit and collection departments. If no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases. It is our policy to discontinue accruing additional interest and reverse any interest accrued on any loan which is 89 days or more past due. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Real estate that is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of April 30, 2008, we had $13.3 million of assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific reserve for that portion of the asset that is uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Federal Deposit Insurance Corporation, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at April 30, 2008, classified assets consisted of substandard assets of $5.3 million. We had no assets classified as doubtful or loss at April 30, 2008.

Nonperforming Assets. The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated. At April 30, 2008, we had $535,000 in troubled debt restructurings.

	At April 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Residential	$2,065	$317	$—	$—	$396
Equity lines of credit	428	—	—	—	—
Commercial	3,035	144	—	—	593
Construction and Land Development	855	540	1,398	1,081	246
Commercial and Industrial	1,088	—	129	—	120
Other		11	—	—	1

Total	7,471	1,012	1,527	1,081	1,356

Accruing loans 90 days or more past due:
Real estate loans:
Residential	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	2,093	211	—	—	—
Construction and Land Development	204	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Other	—	—	—	—	—

Total loans 90 days or more past due	2,297	211	—	—	—

Restructured loans	535	—	—	—	—
Total non-performing loans	10,303	1,223	1,527	1,081	1,356

Foreclosed real estate	627	207	257	—	—
Other non-performing assets	—	—	—	—	—
Total non-performing assets	$10,930	$1,430	$1,784	$1,081	$1,356

Ratios:
Total non-performing loans to total loans	3.15%	0.39%	0.56%	0.45%	0.68%
Total non-performing loans to total assets	2.67%	0.33%	0.47%	0.37%	0.54%
Total non-performing assets to total assets	2.83%	0.39%	0.55%	0.37%	0.54%

For the year ended April 30, 2008, interest income that would have been recognized had the nonaccrual loans at the end of the period remained on accrual status throughout the period amounted to $752,322. Interest income of $330,444 was recognized on these loans.

As of April 30, 2008, our non-performing loans totaled $10.3 million, and were primarily comprised of three borrower relationships totaling $5.6 million, as described below. In addition, the $10.3 million of non-performing loans included $2.3 million of loans that were 90 days or more past their contractual maturity date but the borrowers are continuing to make payments. Prior to April 30, 2008, such loans were in the process of being renewed or extended by us and the borrowers were continuing to make monthly payments of interest and principal as applicable, pending renewal or extension. Subsequent to April 30, 2008, $613,000 of such loans have completed the renewal process, have been classified as current loans and are performing in accordance with their loan terms.

One borrower had a commercial real estate loan with an outstanding balance of $2.0 million at April 30, 2008. A foreclosure auction was conducted in April 2008 and we are working with the purchaser of the property to finalize a purchase plan. We continue to monitor this loan closely and do not anticipate a loss on this loan.

A second borrower had three commercial real estate loans and one commercial loan with an aggregate outstanding balance of $1.2 million at April 30, 2008. Subsequent to April 30, 2008, one of the commercial real estate loans (with an outstanding balance of $430,000) was paid off and the underlying property for a second commercial real estate loan (with an outstanding balance of $477,000) was sold at an auction and we are working with the purchaser to finalize financing and repayment of the loan. We believe we have adequate reserves against the third commercial real estate loan and the commercial loan, which have an aggregate outstanding balance of $249,000. We continue to monitor these loans closely and do not anticipate further losses on these loans.

A third borrower had three residential loans and one commercial loan with an outstanding aggregate balance of $2.4 million at April 30, 2008. The underlying property for the three residential loans with an outstanding aggregate balances of $1.9 million is currently listed for sale and as of April 2008 the three residential loans were adequately collateralized. Subsequent to April 30, 2008, this borrower had two commercial real estate loans and one additional commercial loan with an aggregate balance of approximately $747,000 that were classified as non-performing loans. We are foreclosing on the underlying properties securing these additional loans and such loans are adequately collateralized. At April 30, 2008, the commercial loan with an outstanding balance of $500,000 was adequately reserved against. We continue to monitor these loans closely and we do not anticipate further losses on these loans.

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. Loans with delinquent payments for 90 days or more are generally classified as nonaccrual loans.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At April 30, 2008
Real estate loans:
Residential	6	1,537	4	2,065	10	3,602
Equity lines of credit	1	63	2	428	3	491
Commercial	2	667	4	3,035	6	3,702
Construction and Land Development	—	—	5	855	5	855
Commercial and Industrial	1	7	7	1,088	8	1,095
Other	1	2	—	—	1	2

Total	11	$2,276	22	$7,471	33	$9,747

At April 30, 2007
Real estate loans:
Residential	7	1,980	1	317	8	2,297
Equity lines of credit	1	30	—	—	1	30
Commercial	2	397	1	144	3	541
Construction and Land Development	—	—	3	540	3	540
Commercial and Industrial	2	141	—	—	2	141
Other	—	—	1	11	1	11

Total	12	$2,548	6	$1,012	18	$3,560

At April 30, 2006
Real estate loans:
Residential	2	532	—	—	2	532
Equity lines of credit	1	30	—	—	1	30
Commercial	—	—	—	—	—	—
Construction and Land Development	—	—	4	1,398	4	1,398
Commercial and Industrial	—	—	2	129	2	129
Other	1	2	—	—	1	2

Total	4	$564	6	$1,527	10	$2,091

At April 30, 2005
Real estate loans:
Residential	1	253	—	—	1	253
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Construction and Land Development	1	240	5	1,081	6	1321
Commercial and Industrial	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total	2	$493	5	$1,081	7	$1,574

At April 30, 2004
Real estate loans:
Residential	2	135	4	396	6	531
Equity lines of credit	—	—	—	—	—	—
Commercial	—	—	1	593	1	593
Construction and Land Development	1	167	1	246	2	413
Commercial and Industrial	—	—	2	120	2	120
Other	1	2	1	1	2	3

Total	4	$304	9	$1,356	13	$1,660

Other Real Estate Owned. Other real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of cost or fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after the property is acquired are expensed. At April 30, 2008 and 2007, we had $627,000 and $207,000, respectively, of real estate owned.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of April 30, 2008 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions or deductions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation have authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended April 30,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance at beginning of year	$3,661	$3,233	$2,472	$1,884	$1,713

Charge-offs:
Real estate loans:
Residential	—	—	—	—	—
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Construction and Land Development	—	—	—	—	—
Commercial and Industrial	68	15	126	82	39
Other	16	9	2	8	5

Total charge-offs	$84	$24	$128	$90	$44

Recoveries:
Real estate loans:
Residential	—	—	—	—	30
Equity lines of credit	—	—	—	—	—
Commercial	—	—	—	—	—
Construction and Land Development	—	—	—	—	—
Commercial and Industrial	—	—	18	—	—
Other	3	2	1	3	5

Total recoveries	$3	$2	$19	$3	$35

Net charge-offs	81	22	109	87	9
Provision for loan losses	1,045	450	870	675	180

Balance at end of year	$4,625	$3,661	$3,233	$2,472	$1,884

Ratios:
Net charge-offs to average loans outstanding	0.03%	0.01%	0.04%	0.04%	—%
Allowance for loan losses to non-performing loans at end of year	44.89%	299.35%	211.72%	228.68%	138.94%
Allowance for loan losses to total loans at end of year	1.41%	1.18%	1.19%	1.02%	0.94%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the percent of the allowance to the total allowance and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At April 30,
	2008			2007			2006
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential	$503	10.88%	46.07%	$456	12.46%	47.46%	$382	11.82%	46.73%
Equity lines of credit	27	0.58	3.26	32	0.87	4.14	35	1.08	5.15
Commercial	1,548	33.47	28.06	1,816	49.60	26.09	1,683	52.06	24.61
Construction and Land Development	1,129	24.41	17.27	686	18.74	17.93	711	21.99	18.92
Commercial and Industrial	903	19.52	4.97	279	7.62	3.98	247	7.64	4.16
Other	24	0.52	0.37	25	0.68	0.40	23	0.71	0.43
Unallocated	491	10.62	—	367	10.03	—	152	4.70	—

Total allowance for loan losses	$4,625	100.00%	100.00%	$3,661	100.00%	100.00%	$3.233	100.00%	100.00%

	At April 30,
	2005			2004
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential	$320	12.94%	49.66%	$303	16.08%	57.49%
Equity lines of credit	38	1.54	6.31	27	1.43	5.32
Commercial	1,339	54.17	22.55	990	52.55	20.83
Construction and Land Development	520	21.04	17.54	276	14.65	12.79
Commercial and Industrial	174	7.04	3.39	220	11.68	2.99
Other	27	1.09	0.55	23	1.22	0.58
Unallocated	54	2.18	—	45	2.39	—

Total allowance for loan losses	$2,472	100.00%	100.00%	$1,884	100.00%	100.00%

Investments

The Community Bank’s board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to appropriate officers.

The objectives of the investment portfolio are: (i) to provide adequate liquidity to meet any reasonable decline in deposits and any increase in demand for new loans; (ii) to provide safety of principal and interest through a balance of high quality, diversified investments; (iii) to generate maximum earnings consistent with liquidity requirements, financial prudence and the parameters in the investment policy; (iv) to provide collateral to facilitate short-term borrowing, when needed; and (v) to complement and facilitate our asset/liability management strategies by providing a vehicle for matching the rate sensitivity of our liabilities. Our policy is not to use the investment portfolio for speculative purposes. The investment policy prohibits purchasing securities for short-term trading.

The Community Bank has the authority to invest in various types of assets, including federal funds, certificates of deposit of other financial institutions, U.S. treasury securities, government-sponsored enterprise obligations, mortgage-backed securities and collateralized mortgage obligations guaranteed by either Ginnie Mae, Fannie Mae or Freddie Mac, mutual funds (as an alternative to direct investments), and corporate and municipal bonds rated “A” or higher by one of the major rating services. The investment policy prohibits investments in common or preferred stock, high risk mortgage securities, long-term zero coupon securities and structured notes.

The Chief Financial Officer of The Community Bank serves as the investment officer. In his absence, the President and Chief Executive Officer or the assistant treasurer serves as the investment officer. The investment officer is authorized to execute single investment transactions not to exceed $3.0 million (excluding accrued interest and premium). Daily transactions are limited to a maximum of 50% of Tier 1 capital. Transactions exceeding this level require the prior approval of the Finance and Audit Committee. The Finance and Audit Committee meets with the Chief Financial Officer monthly to monitor all securities transactions. All transactions are reviewed for safety and soundness and compliance with the approved risk limits.

Our investment portfolio at April 30, 2008 consisted of $27.3 million in U.S. Government and government-sponsored enterprise obligations, and $241,000 in mortgage-backed securities. While our securities can be classified as held-to-maturity or available-for-sale at the date of purchase, we generally classify our investment securities as available-for-sale.

U.S. Government and Government-Sponsored Enterprise Obligations. Our U.S. government obligations generally consist of Treasury securities, generally with final maturities of five years or less. Our government-sponsored enterprise obligations generally consist of securities issued by Ginnie Mae, Fannie Mae or Freddie Mac. Generally, these securities have final maturities of five years or less. No more than 10% of The Community Bank’s total assets may be invested in United States Government and government-sponsored enterprise obligations with maturities greater than five years. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

At April 30, 2008, our United States Government and government-sponsored enterprise obligations portfolio totaled $27.3 million, all of which were classified as available-for-sale. The estimated fair value of our United States Government and government-sponsored enterprise obligations portfolio at April 30, 2008 was $232,000 more than the amortized cost.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by pooling mortgages and issuing securities collateralized by the mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as The Community Bank, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

At April 30, 2008, our mortgage-backed securities totaled $241,000. All of our mortgage-backed securities at April 30, 2008 were classified as available-for-sale. The estimated fair value of our mortgage-backed securities at April 30, 2008 was $1,000 less than the amortized cost.

Investment Securities Portfolio. The following table sets forth the composition of our securities portfolio (excluding Federal Home Loan Bank of Boston common stock) at the dates indicated.

	At April 30,
	2008		2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available for sale:
U.S. Government and government-sponsored enterprise obligations	$27,061	$27,294	$29,116	$28,891	$29,861	$29,166
Other	—	—	—	—	—	—

Total investment securities available-for-sale	$27,061	$27,294	$29,116	$28,891	$29,861	$29,166

Investment securities held-to-maturity:
U.S. Government and government-sponsored enterprise obligations	$—	$—	$—	$—	$—	$—
Other	—	—	—	—	—	—

Total securities held to maturity	$—	$—	$—	$—	$—	$—

Mortgage-backed securities available for sale:
Fannie Mae	$122	$121	$157	$155	$224	$219
Ginnie Mae	120	120	152	151	194	190
Freddie Mac	—	—	—	—	1	1
Collateralized mortgage obligations	—	—	8	8	35	35

Total mortgage-backed securities available for sale	$242	$241	$317	$314	$454	$445

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at April 30, 2008 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made to the yields in the following table.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available for sale:
U.S. Government and government-sponsored enterprise obligations	$5,957	4.03%	$21,104	4.32%	$—	—	$—	—	$27,061	$27,294	4.26%
Other	—	—	—	—	—	—	—	—	—	—	—

Total investment securities available for-sale	$5,957	4.03%	$21,104	4.32%	$—	—	$—		$27,061	$27,294	4.26%

Investment securities held-to-maturity:
U.S. Government and government-sponsored enterprise obligations	$—		$—		$—		$—		$—	$—
Other	—		—		—		—		—	—

Total securities held to maturity	$—		$—		$—		$—		$—	$—

Mortgage-backed securities available for sale:
Fannie Mae	$—	—	$—	—	$—	—	$122	5.78%	$122	$121	5.78%
Ginnie Mae	—	—	—	—	38	6.50%	82	6.11%	120	120	6.23%
Freddie Mac	—	—	—	—	—	—	—	—	—	—	—
Collateralized mortgage obligations	—	—	—	—	—	—	—	—	—	—	—

Total mortgage-backed securities available for sale	$—	—	$—	—	$38	6.50%	$204	5.91%	$242	$241	6.00%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in our lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank advances, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments and income on other earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, economic conditions, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents and businesses within our primary market area. We offer a selection of deposit accounts, including demand accounts, money market accounts, savings accounts, and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely on personalized customer service, long-standing relationships with customers and an active marketing program to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At April 30, 2008, $107.5 million, or 38.5% of our deposit accounts, were certificates of deposit, of which $92.2 million had maturities of one year or less and of which $47.4 million were “jumbo” certificates of deposit. Also at April 30, 2008, $15.2 million, or 5.4% of our total deposits, were brokered deposits.

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	For the Years Ended April 30,
	2008			2007			2006
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand	$32,101	11.85%	—%	$33,750	13.33%	—%	$37,978	16.33%	—%
Checking accounts	108,554	40.07	2.30	102,669	40.54	3.69	70,163	30.16	3.13
Savings accounts	32,867	12.13	1.46	38,089	15.04	1.20	63,451	27.28	0.97
Money market deposit accounts	1,588	0.59	0.99	2,127	0.84	0.99	3,616	1.55	0.99
Certificates of deposit	95,787	35.36	4.36	76,626	30.25	4.92	57,411	24.68	3.76

Total deposits	$270,897	100.00%	2.74%	$253,261	100.00%	3.36%	$232,619	100.00%	2.32%

As of April 30, 2008, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $47.4 million. The following table sets forth the maturity of those certificates as of April 30, 2008.

At April 30, 2008
(In thousands)
Three months or less	$8,740
Over three months through six months	21,753
Over six months through one year	9,511
Over one year to three years	7,346
Over three years	—

Total	$47,350

At April 30, 2008, $92.2 million of our certificates of deposit had maturities of one year or less. We monitor activity in these accounts and, based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

Borrowings. Our borrowings consist primarily of short-term Federal Home Loan Bank of Boston advances. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the years indicated.

	At or For the Years Ended April 30,
	2008	2007	2006
	(Dollars in thousands)
Balance at end of year	$77,403	$67,681	$65,149
Average balance during year	$78,086	$63,503	$51,653
Maximum outstanding at any month end	$86,870	$71,142	$65,149
Weighted average interest rate at end of year	4.14%	5.07%	4.76%
Average interest rate during year	4.82%	5.10%	4.11%

At April 30, 2008, we had the ability to borrow approximately $127.3 million under our credit facilities with the Federal Home Loan Bank of Boston.

In 2003, through a trust, we issued $4.0 million face amount of 9.25% Company-Obligated Mandatorily Redeemable Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with Campello MHC’s $124,000 capital contribution for the trust’s common securities (which is included in prepaid expenses and other assets), were used to acquire $4,124,000 of Campello MHC’s 9.25% Subordinated Deferrable Interest Debentures due October 8, 2033. Campello MHC has fully irrevocably and unconditionally guaranteed all of the trust’s obligations under the capital securities. Campello MHC contributed net proceeds of approximately $3.9 million from the offering to The Community Bank. The issuance has provisions for a par call at dates on or after October 8, 2008. We would be required to write off $110,000 in unamortized costs related to this issuance in the event that management decided to exercise the call provision at that time.

Financial Services

We offer our customers a range of non-deposit investment products, including mutual funds, retirement accounts, and fixed and variable annuities, through our partnership with a third-party registered broker-dealer, Infinex Financial Group. Infinex Financial Group operates an office at The Community Bank. We receive a portion of the commissions generated by Infinex Financial Group from sales to customers. For the year ended April 30, 2008, we received fees of $174,000 through our relationship with Infinex Financial Group.

In addition, through McCormick & Sons Insurance Agency, Inc., a subsidiary of The Community Bank, we offer our customers a full line of personal and commercial insurance products from two offices in southeastern Massachusetts. For the year ended April 30, 2008, we received insurance commissions totaling $694,000 through this subsidiary.

Properties

The following table provides certain information as of April 30, 2008 with respect to our main office located in Brockton, our five other full-service branch offices, and our two Business Resource Centers:

Location	Leased or Owned	Year Acquired or Leased		Square Footage	Net Book Value of Real Property
					(In thousands)
Main Office:
1265 Belmont Street	Owned	1998		26,500	$4,646
Brockton, MA 02301

Full-Service Branches:
276 Quincy Street	Leased	1998	(1)	1,400	250
Brockton, MA 02302

1090 Main Street	Owned	1948		10,800	112
Brockton, MA 02301

337 Cotuit Road	Leased	1998	(2)	2,600	169
Sandwich, MA 02563

110 Main Street	Owned	1998		2,500	830
Bridgewater, MA 02324

45 Main Street	Leased	2003	(3)	3,800	1,225
Lakeville, MA 02347

Business Resource Centers:
704 Main Street, Suite D	Leased	2005	(4)	1,350	203
Falmouth, MA 02540

259E Stevens Street	Leased	2006	(5)	1,550	198
Hyannis, MA 02601

(1)	The Community Bank has a twenty-year lease expiring in 2018 with a first right of refusal to purchase but no renewal option.
(2)	The Community Bank has a ten-year lease expiring in December 2008 with two five-year renewal options.
(3)	The Community Bank has a twenty-year lease expiring in 2023 with no renewal option.
(4)	This property is used as a Business Resource Center. The Community Bank has a six-year lease expiring in 2011 with two five-year renewal options.
(5)	This property is used as a Business Resource Center. The Community Bank has a five-year lease expiring in 2011 with one five-year renewal option.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes are immaterial to our financial condition, our results of operations and our cash flows.

Subsidiary Activities

Campello MHC, in addition to owning 100% of the common stock of The Community Bank, owns 100% of the common stock of Cody Services Corporation and 100% of the voting equity of Campello Capital Trust I. In connection with the conversion, Cody Services Corporation and Campello Capital Trust I will become direct subsidiaries of Campello Bancorp.

Cody Services Corporation. This Massachusetts corporation was established in 1996 for the purpose of providing loan inspection services to The Community Bank and outside organizations, as well as providing physical plant and equipment management services to The Community Bank.

Campello Capital Trust I. This unconsolidated Delaware statutory trust was established by Campello MHC in 2003 for the purpose of issuing $4.0 million face amount of the trust’s 9.25% Company-Obligated Mandatorily Redeemable Capital Securities through a pooled trust preferred securities offering.

The Community Bank owns 100% of the common stock in Windstream Insurance, Inc. and Campello Securities Corporation, and owns 80% of the common stock in McCormick & Sons Insurance Agency.

Windstream Insurance, Inc. This Massachusetts corporation was established in 2001 for the purpose of selling annuities to the general public.

Campello Securities Corporation. This Massachusetts corporation was formed in 1992 and qualifies as a Massachusetts securities corporation through which The Community Bank buys, sells and holds securities. The income earned on Campello Securities Corporation’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at The Community Bank. At April 30, 2008, Campello Securities Corporation had total assets of $24.8 million, all of which were qualifying securities under applicable regulations.

McCormick & Sons Insurance Agency. This Massachusetts corporation was established in 1977 and specializes in personal and commercial insurance. The Community Bank acquired 80% of its common stock in 2005. In connection with the transaction, David J. McCormick joined the board of directors of Campello MHC.

Personnel

As of April 30, 2008, we had 91 full-time employees and nine part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

SUPERVISION AND REGULATION

General

As a co-operative bank chartered by the Commonwealth of Massachusetts, The Community Bank is subject to extensive regulation and supervision by the Massachusetts Commissioner of Bank with respect to many aspects of its banking activities. In addition, as a bank whose deposits are insured by the Federal Deposit Insurance Corporation, The Community Bank is subject to deposit insurance assessments by the Federal Deposit Insurance Corporation, the Federal Deposit Insurance Corporation has examination and supervisory authority over The Community Bank, with a broad range of enforcement powers and the Federal Deposit Insurance Corporation regulates The Community Bank’s activities and operations. Finally, The Community Bank is required to maintain reserves against deposits according to a schedule established by the Federal Reserve System. These laws and regulations have been established primarily for the protection of depositors, customers and borrowers of The Community Bank, not bank stockholders.

The following discussion of the laws and regulations material to the operations of Campello Bancorp and The Community Bank are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such laws and regulations. Campello Bancorp will also be required to file certain reports with, and otherwise comply with the rules and regulations, of the Federal Reserve Board, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission (“SEC”) under the federal securities laws. Certain of the regulatory requirements applicable to The Community Bank and to Campello Bancorp are referred to below or elsewhere herein.

Massachusetts Banking Laws and Supervision

Massachusetts co-operative banks are regulated and supervised by the Massachusetts Commissioner of Banks. The Commissioner is required to regularly examine each state-chartered bank. The approval of the Commissioner is required to establish or close branches, to merge with another bank, to form a holding company, to issue stock or to undertake many other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner is subject to sanctions. The Commissioner may under certain circumstances suspend or remove directors or officers of a bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties.

All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank and are subject to its assessments. The Co-operative Central Bank maintains the Share Insurance Fund, a private deposit insurer, which insures all deposits in member banks in excess of federal deposit insurance limits. In addition, the Co-operative Central Bank acts as a source of liquidity to its members in supplying them with low-cost funds, and purchasing certain qualifying obligations from them.

Lending Activities. A Massachusetts-chartered co-operative bank may make a wide variety of mortgage loans. Fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction loans, condominium and co-operative loans, second mortgage loans and other types of loans may be made in accordance with applicable regulations.

Commercial loans may be made to corporations and other commercial enterprises with or without security. With certain exceptions, such loans may be made without geographic limitation. Consumer and personal loans may be made with or without security and without geographic limitation. Loans to individual borrowers generally will be limited to 20% of the total of the bank’s capital accounts and stockholders’ equity.

Investments Authorized. Massachusetts-chartered co-operative banks have broad investment powers under Massachusetts law, including so-called “leeway” authority for investments that are not otherwise specifically authorized. The investment powers authorized under Massachusetts law are restricted by federal law to permit, in general, only investments of the kinds that would be permitted for national banks. The Community Bank has authority to invest in all of the classes of loans and investments that are permitted by its existing loan and investment policies.

Payment of Dividends. A co-operative bank may only pay dividends on its capital stock if such payment would not impair the bank’s capital stock and surplus account. No dividends may be paid to stockholders of a bank if such dividends would reduce stockholders’ equity of the bank below the amount of the liquidation account required by Massachusetts conversion regulations.

Branches. With the approval of the Commissioner, branches may be established in any city or town in Massachusetts; in addition, co-operative banks may operate automated teller machines at any of their offices or, with the Commissioner’s approval, anywhere in Massachusetts. Sharing of ATMs or “networking” is also permitted with the Commissioner’s approval. In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Interstate Acquisitions. An out-of-state bank may (subject to various regulatory approvals and to reciprocity in its home state) establish and maintain bank branches in Massachusetts by (i) merging with a Massachusetts bank that has been in existence for at lease three years, (ii) acquiring a branch or branches of a Massachusetts bank without acquiring the entire bank, or (iii) opening such branches de novo. Massachusetts banks’ ability to exercise similar interstate banking powers in other states depends upon the laws of the other states.

Parity Regulation. The Massachusetts regulation on parity establishes procedures allowing state-chartered banks to exercise additional or more flexible parallel powers granted to national banks, federal savings banks and federal savings and loan associations under federal law and state-chartered banks under state law that are not otherwise permitted under Massachusetts law. Under the parity regulation, a bank that is either “adequately capitalized” or “well-capitalized,” that has not been designated to be in “troubled condition,” and that has received at least a “satisfactory” Community Reinvestment Act (“CRA”) rating at the most recent examination by the Commissioner or other applicable federal bank regulatory agency may engage in certain activities in which Massachusetts-chartered banks ordinarily may not engage. Such activities include, but are not limited to, the establishment of temporary branch offices, investment in corporate affiliates and subsidiaries, engagement or mortgage in certain types of home equity loans, financing of mutual fund distributions, engagement in lease financing transactions, investment in community development and public welfare projects, and the provision of tax planning and preparation, payroll and financial planning services, among others. The procedures and requirement for engaging in such activities range from an application process, expedited review and notice process to activities requiring no application or notice whatsoever. The applicable procedures and requirements vary according to the nature of the activity to be engaged in and the capitalization of the bank. As of the date of this prospectus, The Community Bank was “well capitalized,” had received a CRA rating of “satisfactory” and was not in “troubled condition” and was therefore eligible to engage in certain of the above-referenced activities, subject to the applicable procedure and the requirements of Massachusetts regulation.

Other Powers. Massachusetts-chartered co-operative banks may also lease machinery and equipment, act as a trustee or custodian for tax-qualified retirement plans, establish trust departments and act as professional trustee or fiduciary, provide payroll services for their customers, issue or participate with others in the issuance of mortgage-backed securities and establish mortgage banking companies and discount securities brokerage operations. Some of these activities require the prior approval of the Commissioner.

Federal Banking Regulation

Capital Requirements. Federal Deposit Insurance Corporation regulations require banks to meet three minimum capital standards: a 4% core capital ratio, a 4% leverage ratio (3% for banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Federal Deposit Insurance Corporation, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the bank. The Community Bank does not typically engage in asset sales.

At April 30, 2008, The Community Bank’s capital exceeded all applicable requirements.

Community Reinvestment Act and Fair Lending Laws. All banks have a responsibility under the Community Reinvestment Act and related regulations of the Federal Deposit Insurance Corporation to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a bank, the Federal Deposit Insurance Corporation is required to assess the association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Federal Deposit Insurance Corporation, as well as other federal regulatory agencies and the Department of Justice. The Community Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Massachusetts Regulation. The Community Bank is also subject to provisions of the Massachusetts law that impose continuing and affirmative obligations upon banking institutions organized in Massachusetts to serve the credit needs of its local community (“MCRA”), that are similar to those imposed by the CRA. The MCRA also requires the Commissioner to consider a bank’s MCRA rating when reviewing the bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Community Bank’s latest MCRA rating received from the Division of Banks was “Satisfactory.”

Transactions with Related Parties. A bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as The Community Bank. Campello MHC is an affiliate of The Community Bank. In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association. Further, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

The Community Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of The Community Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by The Community Bank’s board of directors.

The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extensions of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit.

The loans listed above require approval of the majority of the members of The Community Bank’s board of directors, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the bank.

Enforcement. The Federal Deposit Insurance Corporation has enforcement authority over certain state-chartered banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Federal Deposit Insurance Corporation may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Federal Deposit Insurance Corporation is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Federal Deposit Insurance Corporation within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the bank. Any holding company for the bank required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of a bank’s assets at the time it was notified or deemed to be undercapitalized by the Federal Deposit Insurance Corporation, or the amount necessary to restore the bank to adequately capitalized status. This guarantee remains in place until the Federal Deposit Insurance Corporation notifies the bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Federal Deposit Insurance Corporation has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Federal Deposit Insurance Corporation may also take any one of a number of discretionary supervisory actions against undercapitalized banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At April 30, 2008, The Community Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in The Community Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The Community Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.

In 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation, among other things, increased the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The legislation also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits.

In 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premiums based on risk. As a result, the regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits. The assessment to be paid during the year ending December 31, 2007 will be offset by a credit from the Federal Deposit Insurance Corporation. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2008, the annualized FICO assessment was equal to 1.12 basis points of assessable deposits maintained at an institution.

All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank and are subject to its assessments. The Co-operative Central Bank maintains the Share Insurance Fund, a private deposit insurer, which insures all deposits in member banks in excess of Federal Deposit Insurance Corporation deposit insurance limits.

Federal Home Loan Bank System. The Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston (FHLBB), until April 2004 The Community Bank was required to invest in stock of the FHLBB in an amount equal to the greater of .3% of its total assets, 1% of its outstanding home loans or 5% of its outstanding advances from the FHLBB. In April 2004, the FHLBB amended its capital structure at which time The Community Bank’s FHLBB stock was converted to Class B stock. Such stock is redeemable at par value five years after filing for a redemption or upon termination of membership. The FHLBB may, but is not obligated to, repurchase Class B stock prior to expiration of the five year redemption notice. Under the new capital structure, The Community Bank’s stock investment requirement is an amount equal to the sum of .35% of certain specified assets plus 4.5% of The Community Bank’s advances and certain other specified items.

Federal Reserve System

Federal Reserve Board regulations require banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At April 30, 2008, The Community Bank was in compliance with these reserve requirements.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the act impose affirmative obligations on a broad range of financial institutions, including co-operative banks, like The Community Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States). The Act also requires the federal banking regulators to take into consideration the effectiveness of controls designed to combat money-laundering activities in determining whether to approve a merger or other acquisition application of an FDIC-insured institution. As such, if Campello Bancorp or The Community Bank were to engage in a merger or other acquisition, the effectiveness of its anti-money-laundering controls would be considered as part of the application process. The Community Bank has established policies, procedures and systems to comply with the applicable requirements of the law.

The federal banking agencies have begun to implement regulations pursuant to the USA PATRIOT Act. These regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), was enacted to implement corporate governance, accounting and reporting reforms to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that enforces auditing, quality control and independence standards and is funded by fees from all publicly traded companies, Sarbanes-Oxley places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for partner rotation after a period of time. Sarbanes-Oxley requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are prohibited. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under Sarbanes-Oxley be deposited to a fund for the benefit of harmed investors. Sarbanes-Oxley also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under Sarbanes-Oxley, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Finally, Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on the effectiveness of internal control over financial reporting.

Holding Company Regulation

Upon completion of the conversion, Campello Bancorp will be a bank holding company, subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Campello Bancorp and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to The Community Bank.

Bank holding companies may engage in certain express activities as well as activities determined by the Federal Reserve Board to be closely related to banking. Additionally, a bank holding company may elect to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity.

Federal law prohibits a bank holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another bank or holding company thereof, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Massachusetts Holding Company Regulation. In addition to the federal holding company regulations, a bank holding company organized or doing business in Massachusetts may be also subject to regulation under the Massachusetts law. The term "bank holding company," for the purposes of Massachusetts law, is defined generally to include any company: (i) which, directly or indirectly, owns, controls or holds with power to vote more than 25% of the voting stock of each of two or more banking institutions, including commercial banks and state savings banks, co-operative banks and savings and loan associations and national banks, federal savings banks and federal savings and loan associations; (ii) which controls the election of a majority of the directors of each of two or more banking institutions; or (iii) if the company is a banking institution, which, directly or indirectly, owns, controls or holds 25% or more of the voting stock of one or more banking institutions or which controls the election of a majority of directors of one or more banking institutions. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of Massachusetts law. Under Massachusetts law, the prior approval of the Board of Bank Incorporation is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken to acquire direct or indirect ownership or control of any additional voting stock in any such banking institution; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company.

Federal Securities Laws

Campello Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Campello Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Campello Bancorp’s initial public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Campello Bancorp may be resold without registration. Shares purchased by an affiliate of Campello Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Campello Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Campello Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Campello Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Campello Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

General. Campello MHC and The Community Bank are, and Campello Bancorp will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Campello MHC, Campello Bancorp or The Community Bank.

The federal tax returns for Campello MHC and The Community Bank are not currently under audit.

Method of Accounting. For federal income tax purposes, Campello MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending April 30 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, The Community Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. The Community Bank recaptured its reserves accumulated after 1988 over the six-year period ended April 30, 2002.

Currently, the Campello MHC consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to November 1, 1988 were subject to recapture into taxable income if The Community Bank failed to meet certain thrift asset and definitional tests.

At April 30, 2008, The Community Bank’s total federal pre-base year reserve was approximately $2.2 million. However, under current law, base-year reserves remain subject to recapture if The Community Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Campello MHC and The Community Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

Corporate Dividends-Received Deduction. Campello MHC (and Campello Bancorp) may exclude from its federal taxable income 100% of dividends received from The Community Bank as a wholly owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

State Taxation

For Massachusetts income tax purposes, a consolidated tax return cannot be filed. Instead, Campello MHC, The Community Bank, and each of their subsidiaries file separate annual income tax returns, and Campello Bancorp will also file a separate annual Massachusetts income tax return. The Community Bank’s state tax returns, as well as those of its subsidiaries, are not currently under audit, and have not been audited during the past five years.

The Community Bank files Massachusetts financial institution income tax returns and is subject to an annual Massachusetts tax at a rate of 10.5% of its net income, adjusted for certain items. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Deductions with respect to the following items, however, shall be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

Campello Securities Corporation, a subsidiary of The Community Bank, qualifies as a Massachusetts security corporation. A financial institution or business corporation is generally entitled to special tax treatment as a "security corporation" under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a "security corporation" by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income.

Campello MHC is required to file a Massachusetts income tax return and is generally subject to a state income tax rate at the security corporation rate.

The state tax returns for Campello MHC and The Community Bank are not currently under audit.

As a Maryland business corporation, Campello Bancorp will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF CAMPELLO BANCORP AND THE COMMUNITY BANK

Directors of Campello Bancorp

Campello Bancorp’s board of directors has seven members. The initial members of the board of directors have been drawn from the current directors of Campello MHC and The Community Bank. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of Campello Bancorp are generally elected to serve for three-year periods and until their respective successors have been elected and qualify.

The table below sets forth certain information regarding the members of Campello Bancorp’s board of directors and executive officers of Campello Bancorp who are not directors, including the terms of office of board members. All such persons have served in such positions since the organization of Campello Bancorp in 2008.

Name(1)	Position(s) Held With Campello Bancorp	Age(2)	Director Since(3)	Current Term Expires
DIRECTORS

William A. Payne	Chairman	51	2002	2011
David W. Curtis	President and Chief Executive Officer; Director	64	1990	2010
Frederick A. Lane	Director	59	1984	2010
Richard K. Hynes	Director	56	1988	2011
Jane E. Callahan	Director	46	1998	2009
Gary R. Oman	Director	57	1988	2009
Robert A. Rosenthal, Ph.D.	Director	60	2001	2011
EXECUTIVE OFFICERS OF CAMPELLO BANCORP WHO ARE NOT DIRECTORS

Dennis P. Jones	Senior Vice President, Chief Financial Officer and Chief Operating Officer	51	N/A	N/A
Estrela N. Carvalho	Secretary	47	N/A	N/A

(1)	The mailing address for each person listed is 1265 Belmont Street, Brockton, Massachusetts 01089.
(2)	As of June 30, 2008.
(3)	Includes service with Campello MHC or The Community Bank.

Directors of The Community Bank

The table below sets forth certain information regarding the members of The Community Bank’s board of directors, and executive officers of The Community Bank who are not directors, including the terms of office of board members.

Name(1)	Position(s) Held With The Community Bank	Age(2)	Director Since(3)	Current Term Expires
DIRECTORS

Jane E. Callahan	Chairman	46	1998	2011
Gary R. Oman	Director	57	1988	2009
Robert A. Rosenthal, Ph.D.	Director	60	2001	2010
Dean M. Coe	Director	67	2002	2010
John R. Feeney, CFP	Director	56	2003	2011
Stephen J. McDuffy	Director	57	1996	2009
Thomas N. Sampson	Director	64	1972	2011
Joanna Connolly	Director	64	2002	2009
David J. McCormick	Director	56	2005	2010
David W. Curtis	President and Chief Executive Officer; Director	64	1990	2010
EXECUTIVE OFFICERS OF THE COMMUNITY BANK WHO ARE NOT DIRECTORS

Dennis P. Jones	Senior Vice President, Chief Financial Officer and Chief Operating Officer	51	N/A	N/A
Sheryl L. Walsh	Senior Vice President/Retail Banking and Sales	46	N/A	N/A

Peter J. Curtin, Jr.	Vice President/Senior Loan Officer	46	N/A	N/A
David A. Holmberg	Vice President/Human Resources	41	N/A	N/A
Kathleen L. Kelley	Vice President/Marketing and Development	37	N/A	N/A
Christopher E. Richards	Vice President/Senior Business Loan Officer	39	N/A	N/A

(1)	The mailing address for each person listed is 1265 Belmont Street, Brockton, Massachusetts 01089.
(2)	As of June 30, 2008.
(3)	Includes service with Campello MHC or The Community Bank.

The principal occupation during the past five years of each of the above-listed directors and executive officers is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors

Jane E. Callahan has served as Chair of The Community Bank’s board of directors since June 2003. Ms. Callahan is the Founder and Principal of HR Alternatives since 1994. Located in Bridgewater, Massachusetts, HR Alternatives provides human resources consulting to business owners, executives and human resources professionals.

Dean M. Coe is the Founder and Principal of Dean M. Coe Associates, located in Sandwich, Massachusetts. Mr. Coe provides executive search and recruitment consulting services to both the private and non-profit sectors, as well as career transition coaching for executives.

Joanna Connolly is a retired attorney. Ms. Connolly was with the Massachusetts Office of the Attorney General since 1992, serving as Assistant Attorney General and Chief of the Insurance Division from 2001 until her retirement in June 2002.

David W. Curtis joined The Community Bank in 1990, serving as President and Chief Executive Officer. Prior to joining The Community Bank, Mr. Curtis was President and Chief Executive Officer of Shirley Co-operative Bank from 1984 to 1990; Principal of The Marketing Center from 1980 to 1984; Vice President of The Co-operative Bank from 1975 to 1980 and Public Relations Officer of Middlesex Savings Bank from 1974 to 1975.

John R. Feeney, CFP is the Founder and President of Noble Financial Advisory, Inc., East Sandwich, Massachusetts. Mr. Feeney is a registered financial advisor and provides fee-only financial planning. The firm offers individuals and corporations full financial planning and money management services.

Richard K. Hynes is President of Barbour Corporation, Brockton, Massachusetts, a worldwide group of companies that is involved in the manufacturing, sales and distribution of products for various commercial and industrial applications. Barbour Welting Company, in Brockton, Massachusetts, and Barbour Welting U.K. Ltd. in Northampton, England, are manufacturers of welting for high-end footwear. Barbour Plastics, Inc. is a manufacturer of thermoplastic profile extrusions for OEM applications located in Brockton, Massachusetts and Atlanta, Georgia. Barbour Corporation is a privately owned family business.

Frederick A. Lane has served as Chair of Campello MHC since 1998. Mr. Lane is now the Vice President of Cushman Insurance, a Brockton, Massachusetts insurance agency, having been President until 2007 when his son assumed the Presidency. The agency has offices in Brockton, Halifax, Lakeville, Norton and Attleboro, Massachusetts. The agency provides these communities with insurance-related products.

David J. McCormick is President of McCormick & Sons Insurance Agency, Inc., with offices in Avon and Waquoit, Massachusetts. Mr. McCormick acquired the James F. McHugh Insurance Agency and created McCormick & Sons Insurance Agency in 1977. In 1995, the agency expanded to Cape Cod with the purchase of the Waquoit Insurance Agency in East Falmouth.

Stephen J. McDuffy is President and Treasurer of Holmes McDuffy Florists, a third generation family-owned and -operated florist business since 1927.

Gary R. Oman is a CPA and Financial Planner and is a Partner of Gary R. Oman, PC, Brockton, Massachusetts.

William A. Payne is Co-Founder and Principal of PRW Associates, Inc., a financial services firm located in Quincy, Massachusetts. PRW Associates is a diversified financial services firm providing for the planning needs of families of wealth, mid-market corporations, non-profits, foundations and endowments specializing in private wealth management, wealth transfer planning and corporate benefits. Mr. Payne is a Licensed Insurance Advisor and a Registered Representative with NFP Securities, Inc.

Robert A. Rosenthal, Ph.D is a Professor of Economics at Stonehill College in Easton, Massachusetts. Dr. Rosenthal is also a Fellow of the Center for Regional and Policy Analysis at the Martin Institute for Law and Society at Stonehill College and provides consulting to attorneys on Forensic Economics.

Thomas N. Sampson was the President/Treasurer of Sampson Funeral Home, Inc. & Funeral Livery, Inc. until his retirement in 2008.

Executive Officers of Campello Bancorp and The Community Bank Who Are Not Also Directors

Dennis P. Jones joined The Community Bank in 1991 and serves as Senior Vice President, Chief Financial Officer and Chief Operating Officer. Prior to joining The Community Bank, Mr. Jones was Vice President/Chief Financial Officer of Plymouth Five Cents Savings Bank from 1985 to 1991 and was employed with Peat, Marwick, Mitchell & Company from 1980 to 1985, first as a Supervising Senior Accountant and then as Audit Manager.

Sheryl L. Walsh joined The Community Bank in 2005 as Vice President of Sales. In 2006, Ms. Walsh assumed responsibility for the retail division in addition to sales. In April 2008, Ms. Walsh was elected Senior Vice President/Retail Banking and Sales. From 1981 to 2003, Ms. Walsh was employed by Cape Cod Bank and Trust Company, most recently serving as its Senior Vice President/CCBT Financial Companies from 2002 to 2005.

Peter J. Curtin, Jr. joined The Community Bank in 1992 and serves as Vice President/Senior Loan Officer. Prior to joining The Community Bank, Mr. Curtin served as Assistant Vice President/Mortgage Officer for Plymouth Five Cents Savings Bank from 1986 to 1992 and was a Mortgage/Collections Officer with Mansfield Credit Union from 1984 to 1986.

David A. Holmberg joined The Community Bank in February 2007 as Vice President/Human Resources. Previously, Mr. Holmberg was Vice President/Human Resources Manager with Eastern Bank (formerly Plymouth Savings Bank), Human Resources Representative with Westwood/Pembroke Corporation and Fund Coordinator/Registered Representative with Scudder, Stevens & Clark, Inc.

Kathleen L. Kelley joined The Community Bank in 1998 as Director of Marketing and Sales and currently serves as The Community Bank’s Vice President/Marketing and Development. From 1996 to 1998, Ms. Kelley worked for the Fuller Museum of Art, first as Assistant Director of Development then as Director of Development and Marketing. Ms. Kelley was an Education Program Manager with the United States Army in Okinawa, Japan from 1994 to 1995 as well an English Teacher at the Wings Language Center In Okinawa from 1993 to 1996.

Christopher E. Richards joined The Community Bank in 2003, serving as Vice President/Business Loan Officer, and was elected Vice President/Senior Business Loan Officer in April 2008. From 1996 to 2003, Mr. Richards was Vice President/SBA Loan Program Manager at South Eastern Economic Development (SEED) Corporation in Taunton, Massachusetts.

Estrela N. Carvalho joined The Community Bank in 1997. Ms. Carvalho is the Executive Assistant to the Chief Executive Officer and Chief Financial Officer and serves as the Clerk of The Community Bank and its board of directors.

Board Independence

The Campello Bancorp board of directors has determined that, except as to Mr. Curtis, each member of our board of directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Mr. Curtis is not considered independent because he is the President and Chief Executive Officer of Campello Bancorp and of The Community Bank.

In determining the independence of the directors, the board of directors reviewed and considered $31,500 in service fees paid by insurance companies in fiscal year 2008 to Cushman Insurance for group health, life and disability insurance for The Community Bank. Independent director Frederick A. Lane is an owner and Vice President of Cushman Insurance. The board of directors also reviewed the following loans to certain of the independent directors, all of which were made in the ordinary course of business:

Independent Director	Aggregate Amount Outstanding at April 30, 2008
Jane E. Callahan	$194,219
Gary R. Oman	301,040
Robert A. Rosenthal	345,440

Meetings and Committees of the Board of Directors

The business of the board of directors of Campello Bancorp is conducted through meetings and activities of the board and its committees. The board of Campello Bancorp has the following committees: Audit Committee, Compensation Committee, and Governance/Nominating Committee. The board of The Community Bank has the following committees: Executive Committee, Security Committee, Finance and Audit Committee, and Compensation Committee.

During the year ended April 30, 2008, the board of directors of Campello Bancorp did not meet (as Campello Bancorp was not incorporated until July 2008) and the board of directors of The Community Bank had 12 regular meetings and four special meetings.

The Audit Committee

The Audit Committee of Campello Bancorp consists of directors Callahan, Oman and Rosenthal. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. The board of directors has determined that Mr. Oman qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit Campello Bancorp’s annual financial statements;

•

in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Campello Bancorp’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•

considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee did not meet during the year ended April 30, 2008 because Campello Bancorp had not been formed until the following fiscal year. Campello Bancorp’s board of directors has adopted a written charter for the Audit Committee.

The Compensation Committee

The Compensation Committee is appointed by the board of directors to assist the board in developing compensation philosophy, criteria, goals and policies for our executive officers that reflect the values and strategic objectives of Campello Bancorp and The Community Bank. The Committee reviews the performance of and annually recommends to the full board the compensation and benefits of Campello Bancorp’s executive officers (including the Chief Executive Officer). The Committee administers Campello Bancorp’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans. The Committee establishes the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full board the compensation to be paid to directors of Campello Bancorp and of affiliates of Campello Bancorp for their service on the board.

The Compensation Committee consists of directors Callahan, Oman and Rosenthal. The Committee did not meet during the year ended April 30, 2008 because Campello Bancorp had not been formed until the following fiscal year. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The board of directors has adopted a written charter for the Committee.

The Governance/Nominating Committee

The Governance/Nominating Committee of Campello Bancorp consists of directors Payne, Lane and Hynes. Each member of the Governance/Nominating Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The board of directors has adopted a written charter for the Committee. The Committee did not meet during the year ended April 30, 2008 because Campello Bancorp had not been formed until the following fiscal year.

The functions of the Governance/Nominating Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with Nasdaq Stock Market listing requirements for board independence;

•

to make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

Code of Ethics

Campello Bancorp has adopted a Code of Ethics that is applicable to the officers, directors and employees of Campello Bancorp, including Campello Bancorp’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Directors’ Compensation

The following table sets forth for the year ended April 30, 2008 certain information as to the total remuneration we paid to our directors other than Mr. Curtis for services on the board of directors of Campello MHC or The Community Bank. Compensation paid to Mr. Curtis for his services as a director is included in “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED APRIL 30, 2008

Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
William A. Payne	4,000	—	4,000
Frederick A. Lane	4,000	—	4,000
Richard K. Hynes	4,200	—	4,200
Jane E. Callahan	34,750	—	34,750
Gary R. Oman	21,850	—	21,850
Robert A. Rosenthal, Ph.D.	26,150	—	26,150

Director Fees. Each of the individuals who serves as a director of Campello Bancorp served as a director of Campello MHC in the year ended April 30, 2008 and earned director fees in that capacity. In addition, directors Curtis, Callahan and Oman served as directors of The Community Bank in the year ended April 30, 2008 and earned director fees in that capacity. Each director of Campello MHC was paid a fee of $500 per meeting attended. No separate fees were paid for service on board committees of Campello MHC. Each director of The Community Bank was paid an annual retainer of $5,000 as well as a fee of $700 per meeting attended. Each director serving on a board committee of The Community Bank was paid a fee of $400 per meeting attended. The Chairman of the Board of The Community Bank was paid a $12,000 annual retainer.

In recognition of the greater responsibilities of members of our board of directors following the completion of the offering, each member of Campello Bancorp’s board of directors, other than Mr. Curtis, is expected to be paid an annual retainer of $10,000, a $600 fee per board meeting attended, and a $500 fee per committee meeting attended. In addition, members of the Campello Bancorp board who serve on the Audit and Finance Committee of The Community Bank are expected to be paid a $2,500 annual retainer. Finally, the chairman of the board of Campello Bancorp is expected to be paid a $10,000 annual retainer.

Executive Compensation

Summary Compensation Information

The following table sets forth for the year ended April 30, 2008 certain information as to the total remuneration paid by The Community Bank to David W. Curtis, who serves as President and Chief Executive Officer, and the two most highly compensated executive officers of The Community Bank other than Mr. Curtis (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Non-equity incentive plan compensation ($)(2)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)
David W. Curtis, President and Chief Executive Officer	2008	248,951	—	64,800	—	11,253	325,004

Dennis P. Jones, Senior Vice President, Chief Financial Officer and Chief Operating Officer	2008	161,859	—	36,426	—	—	198,285

Sheryl L. Walsh, Senior Vice President/Retail Banking and Sales	2008	142,788	—	17,188	—	—	159,976

(1)

The aggregate amount of perquisites and other personal benefits paid to Mr. Jones and to Ms. Walsh for the year ended April 30, 2008 did not exceed $10,000. The perquisites and other personal benefits paid to Mr. Curtis were for his personal use of a bank-owned automobile, a gasoline allowance, and country club dues.

(2)	Amounts were earned in fiscal year 2008 but were paid in fiscal year 2009.

Benefit Plans

Employment Agreements. Campello Bancorp and The Community Bank intend to enter into individual employment agreements with David W. Curtis, President and Chief Executive Officer, Dennis P. Jones, Senior Vice President, Chief Financial Officer and Chief Operating Officer, Sheryl L. Walsh, Senior Vice President/Retail Banking and Sales and two other senior officers. The agreements with Mr. Curtis and Mr. Jones are expected to have an initial term of three years. The agreements with Ms. Walsh and the two other senior officers are expected to have an initial term of two years. The agreements will be subject to renewal at the end of the initial term. Under the agreements, the initial base salaries for Mr. Curtis, Mr. Jones and Ms. Walsh are $240,000, $156,000 and $145,000, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased except for a decrease that is not in excess of any decrease that is generally applicable to all employees of Campello Bancorp or The Community Bank. In addition to the base salary, each agreement will provide for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Mr. Curtis will be entitled to use of an automobile and will be reimbursed for any country club fees that are approved by the board of directors. Mr. Jones will be reimbursed for any country club fees that are approved by the board of directors

The executives’ employment may be terminated for cause at any time, in which event the executives would have no right to receive compensation or other benefits for any period after termination. In addition, the executives are not entitled to any additional benefits under the employment agreements upon retirement at the retirement age specified in the employment agreements. Should the executives become disabled, The Community Bank would provide continued life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained by the bank for the executives. This coverage will cease upon the earlier of three years with respect to Mr. Curtis’ and Mr. Jones’ agreement, and two years with respect to the agreement for Ms. Walsh and the two other senior officers, after the date of termination, or the date on which the executives become eligible for Medicare coverage. In addition, The Community Bank will provide continued family medical and dental coverage for the remaining term of each executive’s agreement, or in the case of the executive’s spouse, until the earlier of the remaining term of the agreement or the spouse is eligible for Medicare or obtains health coverage elsewhere. In the event an executive dies while employed by The Community Bank, the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances, including the executive’s involuntary termination of employment for reasons other than for cause, disability, death or retirement, or in the event the executive voluntarily resigns for “good reason” by giving notice within 90 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his or her executive position; (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope; (3) the relocation of the executive’s principal place of employment by more than 25 miles from its location as of the effective date of the agreement; (4) a material reduction in benefits and perquisites including base salary (except for any company or bank-wide or officer-wide reduction); (5) the liquidation or dissolution of Campello Bancorp or The Community Bank; or (6) a material breach of the agreement by Campello Bancorp or The Community Bank. In the event of the executive’s voluntary resignation for one of the reasons set forth above, the executive must give Campello Bancorp and The Community Bank up to 30 days to correct the condition giving rise to the good reason, which period can be waived by Campello Bancorp and The Community Bank.

In the event of the executive’s involuntary termination or resignation from employment following the occurrence of one of the circumstances identified above, including such a termination or resignation following the occurrence of a change in control of Campello Bancorp or The Community Bank, in the case of each of Messrs. Curtis and Jones, his severance payment equals three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In the case of Ms. Walsh and the two other senior officers, the severance payment equals two times the sum of his or her respective base salary and the highest rate of bonus awarded during the prior two years, payable in a lump sum. In addition, the executives would be entitled to the continuation of non-taxable life, medical and dental coverage as part of their severance benefits. Such coverage would continue for 36 months for Messrs. Curtis and Jones and 24 months for Ms. Walsh and the two other senior officers. In the case of all employment agreements, the total payment owed to the executive in connection with a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

As a condition to the payments to the executives described above, upon termination of employment other than in connection with a change in control, the executives agree not to compete with Campello Bancorp, The Community Bank, or their affiliates for a period of two years following termination of their employment within 25 miles of any existing office of Campello Bancorp, The Community Bank or their affiliates, or within 25 miles of any office for which Campello Bancorp, The Community Bank, or their affiliates has filed an application for regulatory approval to establish an office. Furthermore, upon termination, each executive agrees not to solicit any Campello Bancorp or The Community Bank employee to terminate his or her employment with Campello Bancorp or The Community Bank and accept employment with a business that competes with Campello Bancorp, The

Community Bank, or their affiliates that is within 25 miles of any existing office of Campello Bancorp, The Community Bank or their affiliates, or within 25 miles of any office for which Campello Bancorp, The Community Bank, or their affiliates has filed an application for regulatory approval to establish an office.

Change-in-Control Agreements. The Community Bank also intends to enter into change-in-control agreements with two of its other officers. One of the change-in-control agreements will provide a benefit in the event of the executive’s involuntary termination of employment or resignation for good reason (defined in the same manner as under the employment agreements) occurring within two years following a change in control, equal to two times the sum of the executive’s base salary and the highest rate of bonus awarded during the prior two years, payable in a lump sum, and the continuation of non-taxable life, medical and dental coverage for a two-year period. The second change in control agreement provides a benefit in the event of the executive’s involuntary termination of employment or resignation for good reason occurring within two years following a change in control, equal to the sum of the executive’s base salary and the bonus awarded during the prior year, payable in a lump sum, and the continuation of non-taxable life, medical and dental coverage for a one-year period. In each case, the payment owed to the executive in connection with a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Employee Severance Compensation Plan. The Community Bank also intends to adopt the Employee Severance Compensation Plan to ensure the fair and equitable treatment of The Community Bank’s employees in the event of a change in control of Campello Bancorp or The Community Bank. Under the plan, employees with at least one year of service will be entitled to receive a severance benefit in the event of their involuntary termination of employment or resignation because they were not offered a comparable position following the change in control. No employees will be eligible to receive a severance benefit under the plan if they are a party to an individual employment agreement or change-in-control agreement with Campello Bancorp or The Community Bank.

Short-term Incentive Compensation Plan. The Community Bank maintains the Short-Term Incentive Compensation Plan (the “SICP”). Messrs. Curtis and Jones, and Ms. Walsh are eligible to participate in the SICP. The purpose of the SICP is to provide annual bonuses to key management personnel for their contributions to the achievement of strategic organizational objectives of The Community Bank. The board of directors will identify the eligible executive positions by the end of the first quarter of each fiscal year. Participation in the SICP is currently limited to the following executive positions: (1) President/Chief Executive Officer, (2) Chief Operating Officer/Chief Financial Officer, (3) Vice President/Senior Loan Officer, (4) Senior Vice President/Retail Banking and Sales, (5) Vice President/Senior Business Loan Officer, (6) Vice President/Operations & Technology, and (7) Vice President/Marketing & Development. The participants’ bonuses are determined based on bank-wide performance measures, individual/department performance goals, and discretionary awards. The bank-wide performance measures are based on The Community Bank’s targeted return on assets, efficiency ratio, and net interest margin for the fiscal year. Individual/department performance goals are established for each participant by the President/CEO, subject to approval by the Compensation Committee. The amount of the bonus for the participants is the sum of their individual bank-wide performance award, the individual/department performance award, and any discretionary award. The amount of bonus awarded shall be determined as a percentage of the participants’ base salary, where such percentage shall not generally exceed 30% for the President/CEO, 25% for the COO/CFO, and 20% for all other participants. At the end of the fiscal year, the Compensation Committee calculates the President/CEO’s bank-wide performance award and the individual/department award, and the President/CEO calculates the bank-wide performance award and the individual/department award for all the other participants. Discretionary awards are considered by the Compensation Committee and are submitted to the full board of directors for approval as deemed appropriate, which may include an enhanced bonus amount paid to the participants in lieu of an increase in their salaries. Bonuses (if any) are paid in a single cash lump sum distribution within 120 days of the close of the fiscal year or as soon as the audited financial statements of The Community Bank are available.

For the year ended April 30, 2008, the bonuses paid under the SICP to Messrs. Curtis and Jones and Ms. Walsh were $64,800, $36,426 and $17,188, respectively. For fiscal year 2008, these awards were based on predetermined, bank-wide performance targets as follows: return on assets of 0.38%, net interest margin of 2.77% and efficiency ratio of 80.14%. For fiscal year 2008, the board of directors applied certain exclusions primarily related to unanticipated bank expenses and determined that the three bank-wide performance targets were achieved. With respect to Messrs. Curtis, Jones and Ms. Walsh, 90%, 80% and 50%, respectively, of plan bonuses were based on the achievement of the bank-wide performance targets. In addition, Mr. Jones received a plan bonus for satisfaction of two of the three individual performance goals specified for him. Mr. Curtis and Ms. Walsh did not earn additional plan bonuses based on their satisfaction of individual goals in fiscal year 2008.

Supplemental Compensation Agreement with David W. Curtis. The Community Bank entered into the Supplemental Compensation Agreement with David W. Curtis in 2002. The agreement was established in order to enhance Mr. Curtis’ retirement income. Mr. Curtis is entitled to the normal retirement benefit upon his termination of service, other than due to death, on or after his normal retirement age of 67, equal to an annual benefit amount of $100,000. This benefit will be payable to Mr. Curtis in monthly installments for the remainder of Mr. Curtis’ lifetime. We expect to amend and restate the agreement in 2008 to comply with changes in the tax laws under Section 409A of the Internal Revenue Code and the regulations issued thereunder.

In the event that Mr. Curtis terminates service prior to his normal retirement age, other than due to death or termination of employment within 24 months following a change in control of Campello Bancorp or The Community Bank, Mr. Curtis will be entitled to his accrued benefit, which will be payable in monthly installments for the remainder of Mr. Curtis’ lifetime. The accrued benefit is an annual benefit that is equal to the product of $100,000 multiplied by a fraction, the numerator of which is the actual number of full calendar months of employment with The Community Bank, completed as of the date of such termination, and the denominator of which is the total number of full calendar months of employment with The Community Bank that Mr. Curtis would have completed had he continued his employment until his normal retirement age. Moreover, the accrued benefit shall be reduced by  5/9 of 1% for each month that commencement of payment of the accrued benefit precedes Mr. Curtis’ normal retirement age, up to 60 months, and by  5/18 of 1% for each additional month over 60 months that such commencement of benefits precedes Mr. Curtis’ normal retirement age. In the event that Mr. Curtis becomes disabled and is receiving benefits from a long-term disability plan, he will continue to accrue months of employment service during such period of disability for purposes of calculating his accrued benefit. Mr. Curtis’ accrued benefit vested over a five-year period from the commencement of the Supplemental Compensation Agreement. Accordingly, Mr. Curtis is fully vested in his accrued benefit at this time. In the event Mr. Curtis is terminated for cause, all benefits under this agreement will become forfeited and all rights of Mr. Curtis and his beneficiary will become null and void.

If Mr. Curtis terminates employment for any reason other than death, disability, or cause within 24 months following a change in control of Campello Bancorp or The Community Bank, Mr. Curtis will be entitled to the normal retirement benefit, provided however that if Mr. Curtis elects to commence payment of his normal retirement benefit prior to his normal retirement age, then Mr. Curtis will instead be paid his accrued benefit subject to all the limitations and reductions as provided above.

Notwithstanding the foregoing, in lieu of the payment set forth above, Mr. Curtis can elect another form of annuity payment of his retirement benefit or accrued benefit, which shall be the actuarial equivalent of such payment, provided that such optional form of annuity payment and payment elections comply with the requirements of Section 409A of the Internal Revenue Code.

In the event of Mr. Curtis’ death during employment, his beneficiary will be entitled to receive a lump sum payment equal to 90% of Mr. Curtis’ life insurance policy minus the cash surrender value of such policy. If Mr. Curtis’ death occurs following termination of his employment for any reason other than for cause, his beneficiary will be entitled to receive 50% of the total death benefit as calculated above, which shall be payable in a lump sum.

Under the agreement, Mr. Curtis agrees that in order to receive any benefit, he will not compete with The Community Bank within a 25 mile radius of any branch or other office of the bank, for a period of 24 months following his termination date.

Defined Benefit Plan. The Community Bank maintains a defined benefit retirement plan offered through CBERA. Employees who have attained age 21 and completed one year of employment during which they worked at least 1000 hours were enrolled under the plan. Employees who become eligible to participate in the plan will continue to accrue a benefit under the plan.

Participants in the plan become vested in their retirement benefits at a rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become 100% vested upon early or normal retirement, or death. A participant who terminates employment on or after reaching the age of 65 will be entitled to the full retirement benefit. A participant’s retirement benefit is generally based on 1.0% of the participant’s final average compensation (equal to the average of the participant’s three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Bases in effect during the 35 years prior to the participant’s Social Security normal retirement date), times all years of service from January 1, 1989. In the event an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to the participant’s benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years of service, and at age 50 with at least 15 years of service. Participants who retire after age 62 will be entitled to an unreduced accrued pension. Participants who retire before age 62 receive a reduced accrued pension. Such accrued pension is reduced by  5/9% for each month (up to 60 months) by which the participant’s early retirement date precedes the date on which the participant turns age 65 and  5/18% for each additional month beyond 60 months. As of December 31, 2007, Messrs. Curtis and Jones were eligible for early retirement.

The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 100% joint and survivor annuity. However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity. In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing, and the participant is at least 35 years old. In the event of death prior to the participant’s attainment of early or normal retirement age, the participant’s spouse may either defer receipt of the benefit until the participant would have reached age 70 1/2 or elect to receive a lump-sum payment. If the participant’s beneficiary is a non-spouse beneficiary, the participant’s non-spouse beneficiary must receive the actuarially equivalent lump sum value of the benefit within five years of the participant’s death. However, if the participant’s death occurred within one year of becoming eligible for early retirement, the non-spouse beneficiary can elect to receive the participant’s benefit in the form of an annuity.

For the 2007 plan year, The Community Bank made contributions to the plan of approximately $235,823.

Employee Stock Ownership Plan and Trust. In connection with the offering, The Community Bank intends to adopt an employee stock ownership plan for eligible salaried employees. Eligible salaried employees who have attained age 21 and are employed by us as of the closing date of the offering will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

We expect to engage a third-party trustee to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Campello Bancorp common stock issued in the offering, including shares contributed to The Community Bank Charitable Foundation. We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from Campello Bancorp equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through The Community Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and shares will be released from the suspense account on a pro rata basis as The Community Bank repays the loan. The trustee will allocate the shares released among participants on the basis of a formula which considers each participant’s proportional share of compensation relative to all participants and also considers each participant’s years of service, relative to the years of service of all participants. Participants will vest in their employee stock ownership plan allocations over a six-year period at the rate of 20% per year, commencing in the second year. Participants who were employed by The Community Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon early or normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon termination of employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the employee stock ownership plan.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, The Community Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares as they are committed to be released from the suspense account to participants’ accounts under the employee stock ownership plan. The compensation expense resulting from the release of the Campello Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Campello Bancorp’s earnings.

Transactions With Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by The Community Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and must not involve more than the normal risk or repayment or present other unfavorable features. The Community Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. The Community Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the board of directors. The aggregate amount of our loans to our officers and directors and their related entities was $2.3 million at April 30, 2008. As of April 30, 2008, these loans were performing according to their original terms.

Indemnification of Directors and Officers

The officers, directors, agents and employees of Campello Bancorp are indemnified with respect to certain actions pursuant to Campello Bancorp’s articles of incorporation and Maryland law. Maryland law allows Campello Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Campello Bancorp. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit in money, property or services for the amount of the benefit or profit in money, property or services actually received, (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated, or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Additional Benefits to be Considered Following Completion of the Conversion

Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock not to exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to The Community Bank Charitable Foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Campello Bancorp common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•

any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering and issued to the charitable foundation, unless The Community Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering and issued to the charitable foundation;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of The Community Bank or Campello Bancorp; and

•

our executive officers or directors must exercise or forfeit their options in the event that The Community Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and the Named Executive Officers and their associates, and by all directors and the Named Executive Officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and the Named Executive Officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $695,000 of shares of common stock, equal to 3.5% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. The shares being acquired by the below persons are being acquired for investment purposes, and not with a view towards resale. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock.

Name	Number of Shares	Aggregate Purchase Price
William A. Payne	7,500	$75,000
David W. Curtis	5,500	$55,000
Frederick A. Lane	2,500	$25,000
Richard K. Hynes	10,000	$100,000
Jane E. Callahan	500	$5,000
Gary R. Oman	10,000	$100,000
Robert A. Rosenthal, Ph.D.	2,500	$25,000
Dennis P. Jones	1,000	$10,000
Dean M. Coe	2,500	$25,000
John R. Feeney, CFP	5,000	$50,000
Stephen J. McDuffy	2,500	$25,000
Thomas N. Sampson	15,000	$150,000
Joanna Connolly	2,500	$25,000
David J. McCormick	2,000	$20,000
Sheryl L. Walsh	500	$5,000

All directors and Named Executive Officers as a group (15 persons)	69,500	$695,000

Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND OFFERING

General

Campello Bancorp intends to retain between $1.2 million and $6.9 million of the net proceeds of the offering and to contribute the balance of the net proceeds to The Community Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered in the offering.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, and employees, officers, directors and corporators. If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in our Community.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin concurrently with, during, or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks, Federal Reserve Board and Federal Deposit Insurance Corporation. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offering through a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. For a more complete description of the syndicated community offering, see “– Syndicated Community Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Campello Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each banking office of The Community Bank. The plan of conversion and reorganization is also filed as an exhibit to Campello Bancorp’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Massachusetts Commissioner of Banks or the Federal Deposit Insurance Corporation. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our board of directors decided at this time to convert to the public stock form of ownership and to conduct the offering in order to provide The Community Bank and Campello Bancorp with additional capital to grow and to respond to changing regulatory and market conditions, as well as greater flexibility to effect corporate transactions, including mergers and acquisitions and branch expansion. We believe that our conversion to a public company and the increased capital resources that will result from the sale of our common stock will facilitate our continued growth and the successful implementation of our business strategy.

As a public holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition.

Approvals Required

The affirmative vote of a majority of the members of The Community Bank present and voting at a special meeting of members is required to approve the plan of conversion and reorganization. The members of The Community Bank will also be asked to approve the establishment and funding of The Community Bank Charitable Foundation. To effect the conversion, we will merge Campello MHC with and into The Community Bank, and the affirmative vote of at least two-thirds of the corporators of Campello MHC will be required to approve that merger.

The plan of conversion and reorganization also must be approved by the Massachusetts Commissioner of Banks, Federal Reserve Board and Federal Deposit Insurance Corporation. However, any approval by the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of The Community Bank of accepting deposits and making loans will continue without interruption. The Community Bank will continue to be a Massachusetts-chartered cooperative bank and will continue to be regulated by the Massachusetts Commissioner of Banks. After the conversion, The Community Bank will continue to offer existing services to depositors, borrowers and other customers by its present management and staff.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of The Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-Operative Central Bank to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from The Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors of The Community Bank are members of The Community Bank and have the right to vote only upon the conversion of Campello Bancorp to stock form. Upon completion of the conversion, depositors will cease to be members of The Community Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in The Community Bank will be vested in Campello Bancorp as the sole stockholder of The Community Bank. The stockholders of Campello Bancorp will possess exclusive voting rights with respect to Campello Bancorp common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Campello MHC, members of Campello MHC, eligible account holders, supplemental eligible account holders, or The Community Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in The Community Bank has both a deposit account in The Community Bank and a pro rata ownership interest in the net worth of Campello MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Campello MHC and The Community Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Campello MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Campello MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock bank subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Campello MHC and The Community Bank are completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Campello MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

The plan of conversion and reorganization provides for The Community Bank to establish and maintain a liquidation account for the benefit of eligible account holders and supplemental eligible account holders, in an amount equal to the total equity of Campello MHC as of the date of the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of The Community Bank, and only in such event, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder’s deposit account at The Community Bank following the conversion would be entitled to a distribution from the liquidation account prior to any payment to any holder of The Community Bank’s capital stock (but following all liquidation payments to creditors, including depositors).

Each eligible account holder and supplemental eligible account holder would initially have a pro rata interest in the total liquidation account based on the proportion that the aggregate balance of such person’s qualifying deposit accounts on December 31, 2006, the eligibility record date, or March 31, 2008, the supplemental eligibility record date, as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest-bearing demand, money market and passbook savings accounts maintained at The Community Bank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of The Community Bank or Campello Bancorp.

If, however, on the last day of any fiscal year of Campello Bancorp commencing after the completion of the conversion, the amount in any deposit account of The Community Bank is less than either the amount in such deposit account on December 31, 2006, with respect to an eligible account holder, or on March 31, 2008, with respect to a supplemental eligible account holder, or the amount in such deposit account on any previous fiscal year closing date, then the interest in the liquidation account relating to such deposit account would be reduced in an amount proportional to the reduction in such deposit balance, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

Neither The Community Bank nor Campello Bancorp will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of The Community Bank or Campello Bancorp, except that neither The Community Bank nor Campello Bancorp, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholder of The Community Bank.

We have no plans to liquidate Campello Bancorp or The Community Bank.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. The Community Bank has retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $55,000 and $5,000 for expenses. The Community Bank has agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between The Community Bank and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

•	the present results and financial condition of The Community Bank and the projected results and financial condition of Campello Bancorp;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to The Community Bank;

•

a comparative evaluation of the operating and financial characteristics of The Community Bank with those of other similarly situated publicly traded savings institutions located in the Commonwealth of Massachusetts, and other states in the Northeastern United States;

•	the aggregate size of the offering of the shares of common stock;

•	the proposed dividend policy of Campello Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Campello Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.09% for the year ended April 30, 2008 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of June 20, 2008, the estimated pro forma market value, or valuation range, of Campello Bancorp ranged from a minimum of $20.9 million to a maximum of $28.3 million, with a midpoint of $24.6 million. The board of directors of Campello Bancorp decided to offer the shares of common stock for a price of $10.00 per share. The minimum of the offering range will be 1,997,500 shares, the midpoint of the offering range will be 2,350,000 shares and the maximum of the offering range will be 2,702,500 shares.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation, if required, as a result of subsequent developments in the financial condition of The Community Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Campello Bancorp to less than $20.9 million or more than $32.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Campello Bancorp’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers The Community Bank as a going concern and should not be considered as an indication of the liquidation value of The Community Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $32.6 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,107,875 shares, in addition to the 147,624 shares to be issued to the charitable foundation, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 3,107,875 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $32.6 million and a corresponding increase in the offering range to more than 3,107,875 shares, or a decrease in the minimum of the valuation range to less than $20.9 million and a corresponding decrease in the offering range to fewer than 1,997,500 shares, then, after consulting with the Massachusetts Commissioner of Banks, Federal Reserve Board and Federal Deposit Insurance Corporation, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return all funds received with interest at The Community Bank’s passbook savings rate. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Massachusetts Commissioner of Banks, Federal Reserve Board and Federal Deposit Insurance Corporation in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will resolicit subscribers who will have the opportunity to maintain, change or cancel their orders for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Massachusetts Commissioner of Banks.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Campello Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Campello Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of The Community Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each The Community Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2006 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $300,000 (30,000 shares), 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of subscription shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, of our common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors, officers or corporators, or their associates, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2006.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit at the close of business on March 31, 2008, other than directors, officers or corporators, or their associates, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $300,000 (30,000 shares), 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of subscription shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering. The subscription rights of our employee plans are subject to the priority rights of Eligible Account Holders and Supplemental Eligible Account Holders, provided that if shares sold in the subscription offering and the community offering are in excess of the maximum of the valuation range, additional shares may be sold to the employee plans through open-market purchases or issued to the employee plans out of authorized-but-unissued shares of Campello Bancorp, without regard to the subscription priorities of Eligible Account Holders and Supplemental Eligible Account Holders.

Priority 4: Employees, Officers, Directors and Corporators. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and our tax-qualified employee stock benefit plans, each employee, officer, director and corporator will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each employee, officer, director and corporator to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, available shares will be allocated in the proportion that the amount of the subscription of each employee, officer, director and corporator bears to the total amount of the subscriptions of all employees, officers, directors and corporators whose subscriptions remain unsatisfied.

Expiration Date. The subscription offering will expire at 12:00 noon, Massachusetts time, on October     , 2008, unless extended by us for up to 45 days until November     , 2008. The Massachusetts Commissioner of Banks may allow for further extensions, which may not go beyond April 17,

2010. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been sold in the offering. If at least 1,997,500 shares have not been sold in the offering within 45 days after the expiration date and the Massachusetts Commissioner of Banks has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at The Community Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Massachusetts Commissioner of Banks, we will notify subscribers of their rights to maintain, change or cancel their stock orders for a specified period of time.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders, our tax-qualified employee stock benefit plans, and employees, officers, directors and corporators, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. In the event orders for common stock in the community offering exceed the number of shares available for sale, shares may be allocated first to fill orders of natural persons residing in our Community, and thereafter to fill orders of other members of the general public, so that each person may receive the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order.

Subscribers in the community offering may purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within our Community, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and must be completed within 45 days after the termination of the subscription offering, unless extended by Campello Bancorp with the approval of the Massachusetts Commissioner of Banks. If an extension is granted by the Massachusetts Commissioner of Banks, we will notify purchasers of the extension of time and of the rights of purchasers to place new stock orders for a specified period of time. These extensions may not go beyond April 17, 2010.

Syndicated Community Offering

The plan of conversion and reorganization also provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated as agent of Campello Bancorp. We call this a syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and community offering. No person may purchase more than $300,000 (30,000 shares) of common stock in the syndicated community offering, subject to the maximum purchase limitations. See “– Limitations on Common Stock Purchases.” The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by The Community Bank with the approval of the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation.

The syndicated community offering, if held, will be managed by Stifel, Nicolaus & Company, Incorporated acting as our agent. See “—Plan of Distribution; Selling Agent Compensation” below for a discussion of fees associated with a syndicated community offering. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Massachusetts Commissioner of Banks must approve any such arrangements. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other action as may be permitted with any required regulatory approval or non-objection.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock or generally more than 30,000 shares of common stock;

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $400,000 (40,000 shares) in all categories of the offering combined; and

(iv)	The maximum number of shares of common stock that may be purchased in all categories of the offering by officers, directors and corporators, and their associates, in the aggregate, may not exceed 30% of the shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation and without further approval of members of The Community Bank, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for Campello Bancorp common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In our plan of conversion and reorganization, the term “associate” when used to indicate a relationship with any person, means (i) any corporation or organization (other than Campello MHC, Campello Bancorp, The Community Bank or a majority-owned subsidiary of any of them) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity and (iii) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or officer of Campello MHC, The Community Bank or Campello Bancorp.

In our plan of conversion and reorganization, the term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons living at the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Campello Bancorp or The Community Bank and except as described below. Any purchases made by any associate of Campello Bancorp or The Community Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under FINRA guidelines, members of the FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Campello Bancorp.”

Plan of Distribution; Selling Agent Compensation

We have engaged Stifel, Nicolaus & Company, Incorporated, a registered broker-dealer, as a financial advisor and marketing agent in connection with the offering of our common stock. In its role as financial advisor and marketing agent, Stifel, Nicolaus & Company, Incorporated will assist us in the conversion and offering as follows:

•	acting as our financial advisor for the reorganization and offering;

•	educating our employees about the reorganization and offering;

•	managing the Stock Information Center and providing administrative services;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting votes of The Community Bank voting members.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative services fee of $50,000, and if the offering is consummated, a sales fee of 1.0% of the dollar amount of the common stock sold in the subscription and community offerings, excluding shares that are (i) purchased by The Community Bank’s directors, officers and employees and their immediate families, (ii) purchased by any tax-qualified or non-qualified employee benefit plans of The Community Bank, (iii) contributed to the charitable foundation, or (iv) sold in a syndicated community offering. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated for the shares it sells) for the shares they sell shall not exceed 6.0% of the aggregate dollar amount of shares sold in the syndicated community offering.

In the event we are required to resolicit subscriptions in the subscription offering and/or community offering, and Stifel, Nicolaus & Company, Incorporated is required to provide significant additional services in connection with such resolicitation, we and Stifel, Nicolaus & Company, Incorporated will mutually agree to the amount of additional compensation due to Stifel, Nicolaus & Company, Incorporated, if any, which shall not exceed $50,000.

We will also reimburse Stifel, Nicolaus & Company, Incorporated for its expenses associated with this marketing effort, up to a maximum of $25,000. In addition, we will reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees (excluding the out-of-pocket expenses of counsel) up to $75,000. In the event of a syndicated community offering, we will reimburse Stifel, Nicolaus & Company, Incorporated for all reasonable out-of-pocket expenses incurred in connection with that offering phase. If the plan of conversion and reorganization is terminated or if Stifel, Nicolaus & Company, Incorporated terminates its agreement with us in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will receive reimbursement of its reasonable out-of-pocket expenses plus $50,000 for its advisory and administrative services fee.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of The Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of The Community Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Massachusetts time, on October     , 2008, unless we extend it until November     , 2008. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond November     , 2008 would require the Massachusetts Commissioner of Banks’ approval. In that case, or if the number of shares offered is reduced below the minimum of the offering range or increased above the adjusted maximum of the offering range, we will resolicit subscribers who will have the opportunity to maintain, change or cancel their orders for a specified period of time. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we will terminate the offering and promptly refund all funds for any orders of shares of common stock.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with or preceded by a prospectus. Subscription funds will be maintained in a segregated account at The Community Bank or another insured financial institution and will earn interest at our passbook savings rate from the date the order is processed.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at The Community Bank’s passbook savings rate from the date the order is processed.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms and Deadline. In order to purchase shares of common stock in the subscription offering and community offering, you must complete a stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock

order forms must be received (not postmarked) prior to 12:00 noon, Massachusetts time, on October     , 2008. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the return envelope provided, by bringing your stock order form to our Stock Information Center located at 1265 Belmont Street, Brockton, Massachusetts 02301, or by overnight delivery to the indicated address on the stock order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by The Community Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Campello Bancorp, Inc.; or

(ii)	authorization of withdrawal from the types of The Community Bank deposit accounts, as provided on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at The Community Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest at the applicable deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at The Community Bank or another insured depository institution and will earn interest at The Community Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

Cash and wire transfers will not be accepted. You may not remit The Community Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Campello Bancorp, Inc. Additionally, you may not designate a direct withdrawal from The Community Bank accounts with check-writing privileges. Please provide a check instead.

If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed stock order form, it may not be modified or revoked without our consent, unless the offering is not completed by November     , 2008, in which event purchasers may be given the opportunity to maintain, increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit The Community Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Campello Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using IRA Funds

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, The Community Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a The Community Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. An annual administrative fee may be payable to the independent trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Investors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the October     , 2008 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. Therefore, you may not be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and The Community Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Regulations of the Massachusetts Commissioner of Banks, Federal Reserve Board and Federal Deposit Insurance Corporation prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and employees, officers, directors and corporators, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you may not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, at 1-(866) 936-6150, from 10:00 a.m. to 4:00 p.m., Massachusetts time, Monday through Friday. The Stock Information Center is located at 1265 Belmont Street, Brockton, Massachusetts 02301. The Stock Information Center will be closed weekends and bank holidays.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Campello MHC, The Community Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and employees, officers, directors and corporators. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that we would prevail in a judicial proceeding.

The Community Bank and Campello Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Campello MHC into The Community Bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither Campello Bancorp nor The Community Bank will recognize any gain or loss upon the transfer of a portion of the offering proceeds from Campello Bancorp to The Community Bank in exchange for shares of common stock of The Community Bank. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable, of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by persons receiving such rights, including Eligible Account Holders and Supplemental Eligible Account Holders, upon distribution to them of nontransferable subscription rights to purchase shares of Campello Bancorp common stock, provided that the amount to be paid for Campello Bancorp common stock is equal to the fair market value of Campello Bancorp common stock.

4.	The basis of the shares of Campello Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Campello Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

5.	No gain or loss will be recognized by Campello Bancorp on the receipt of money in exchange for shares of Campello Bancorp common stock sold in the offering.

In the view of RP Financial (who is acting as independent appraiser of the value of the shares of Campello Bancorp common stock in connection with the conversion), whose view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 5, above. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and Campello Bancorp could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of The Community Bank, the members of Campello MHC, Campello Bancorp, and the Eligible Account Holders or Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Campello Bancorp or The Community Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Campello Bancorp’s registration statement.

The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Campello Bancorp’s registration statement. Advice regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has been issued by Chu, Ring & Hazel LLP, tax advisors to The Community Bank.

We also have received a letter from RP Financial stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and employees, officers, directors and corporators are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and employees, officers, directors and corporators who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and employees, officers, directors and corporators are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director, an executive officer or corporator of The Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Campello Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Applicable regulations prohibit Campello Bancorp from repurchasing its shares of common stock for the first three years following conversion unless the repurchase is approved by the Massachusetts Commissioner of Banks.

THE COMMUNITY BANK CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we will establish The Community Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The charitable foundation will be funded with cash and shares of Campello Bancorp common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of The Community Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

The establishment and funding of the charitable foundation has been approved by the board of directors of Campello Bancorp and The Community Bank and is subject to approval by members of The Community Bank. If the members do not approve the charitable foundation, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine in our discretion, not complete the conversion and stock offering if the members do not approve the charitable foundation.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, we intend to contribute to The Community Bank Charitable Foundation shares in an amount up to 4.75% of the shares of common stock sold in the offering and cash in an amount of up to 0.25% of the value of shares of common stock sold in the offering. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding The Community Bank Charitable Foundation with shares of Campello Bancorp common stock is also intended to allow our community to share in the potential growth and success of The

Community Bank after the stock offering is completed because the charitable foundation will benefit directly from any increases in the value of Campello Bancorp common stock. In addition, the charitable foundation will maintain close ties with The Community Bank, thereby forming a partnership within the communities in which The Community Bank operates.

Structure of the Charitable Foundation

The Community Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The charitable foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors or officers.

We have selected David W. Curtis, Jane E. Callahan, Dean M. Coe and Thomas N. Sampson of our current directors to serve on the initial board of directors of the charitable foundation. We also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the charitable foundation’s board of directors will be reserved for one of The Community Bank’s directors.

The business experience of our current directors is described in “Management of Campello Bancorp.”

The board of directors of The Community Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of common stock of Campello Bancorp held by the charitable foundation. However, all shares of common stock held by the charitable foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Campello Bancorp.

The Community Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. Any director or officer or employee of the charitable foundation who is also a director, officer or employee of Campello Bancorp or The Community Bank will not receive salary or benefits from the charitable foundation.

The Community Bank Charitable Foundation will receive working capital from its initial cash contribution of up to 0.25% of the value of shares of common stock sold in the offering, and:

(1)	any dividends that may be paid on Campello Bancorp’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Community Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock is that the charitable foundation is not required to diversify its holdings of common stock, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Community Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Community Bank Charitable Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the charitable foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of Campello Bancorp held by The Community Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Campello Bancorp on all proposals considered by stockholders of Campello Bancorp.

Campello Bancorp and The Community Bank are authorized by applicable law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to The Community Bank Charitable Foundation. See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance”, and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.” The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of shares of stock to The Community Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that The Community Bank Charitable Foundation is required to pay Campello Bancorp for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Community Bank Charitable Foundation. We estimate that most of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to The Community Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize The Community Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. Our contribution to The Community Bank Charitable Foundation will be expensed with tax benefits, until such time as the Internal Revenue Service either fails to grant or revokes tax-exempt status for the charitable foundation. In such event, we will make appropriate adjustments to our financial statements.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Community Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Community Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Federal regulations impose the following requirements on the establishment of the charitable foundation:

•	the Federal Deposit Insurance Corporation may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Deposit Insurance Corporation;

•	the charitable foundation must provide annually to the Federal Deposit Insurance Corporation a copy of the annual report that the foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the stockholders of Campello Bancorp.

Within six months of completing the stock offering, The Community Bank Charitable Foundation must submit to the Federal Deposit Insurance Corporation a three-year operating plan.

In addition to the federal requirements, it is expected that the Massachusetts Commissioner of Banks will impose certain conditions in connection with the establishment of the charitable foundation, including the following:

•	that the charitable foundation be dedicated to charitable purposes within the communities in which The Community Bank maintains its headquarters or has banking offices at the time of the offering;

•	that the charitable foundation vote its shares of Campello Bancorp common stock in the same ratio as other holders of such shares;

•	that the charitable foundation be subject to examination by the Massachusetts Commissioner of Banks;

•	that the charitable foundation comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Commissioner of Banks;

•	that the charitable foundation operate in compliance with written policies adopted by its board of directors, including adopting a business plan and conflicts of interest policy;

•	that the charitable foundation provide annual reports to the Massachusetts Commissioner of Banks describing the grants made and grant recipients;

•	that the charitable foundation not engage in self-dealing and comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	that the certificate and bylaws of the charitable foundation not be amended in any material way without the prior written approval of the Massachusetts Commissioner of Banks.

RESTRICTIONS ON ACQUISITION OF CAMPELLO BANCORP

Although the board of directors of Campello Bancorp is not aware of any effort that might be made to obtain control of Campello Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Campello Bancorp’s articles of incorporation to protect the interests of Campello Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of The Community Bank, Campello Bancorp or Campello Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Campello Bancorp’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Campello Bancorp’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of the application for conversion with the Massachusetts Commissioner of Banks and Federal Deposit Insurance Corporation and Campello Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Campello Bancorp’s Articles of Incorporation and Bylaws

Campello Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Campello Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, by a majority of the whole board or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that, unless approved by unaffiliated directors, in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Campello Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Campello Bancorp Following the Conversion.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Campello Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Campello Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Campello Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(v)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(vi)	The ability of the board of directors to amend and repeal the bylaws;

(vii)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Campello Bancorp;

(viii)	The authority of the board of directors to provide for the issuance of preferred stock;

(ix)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Campello Bancorp; and

(xi)	The limitation of liability of officers and directors to Campello Bancorp for money damages.

The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

Applicable regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Massachusetts Commissioner of Banks, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. Applicable regulations define “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulations also provide civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change-in-Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured bank or its parent holding company unless the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation, as the case may be, has not issued a notice disapproving the proposed acquisition. In addition, applicable regulations provide that no company may acquire control of a bank without the prior approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Massachusetts Commissioner of Banks and the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a bank’s stock who do not intend to participate in or seek to exercise control over a bank’s management or policies may qualify for a safe harbor by filing with the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Massachusetts Commissioner of Banks, Federal Reserve Board or Federal Deposit Insurance Corporation may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF CAMPELLO BANCORP FOLLOWING THE CONVERSION

General

At the effective date, Campello Bancorp will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At the maximum of the offering range, Campello Bancorp expects to issue in the offering up to 2,803,869 shares of common stock, subject to adjustment. Campello Bancorp will not issue shares of preferred stock in the conversion. Each share of Campello Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Campello Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Campello Bancorp may pay dividends in an amount not to exceed the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by Campello Bancorp is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Campello Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Campello Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Campello Bancorp will have exclusive voting rights in Campello Bancorp. They will elect Campello Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Campello Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Campello Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a Massachusetts cooperative bank, corporate powers and control of The Community Bank are vested in its board of directors, who elect the officers of The Community Bank and who fill any vacancies on the board of directors. Voting rights of The Community Bank are vested exclusively in the owners of the shares of capital stock of The Community Bank, which will be Campello Bancorp, and voted at the direction of Campello Bancorp’s board of directors. Consequently, the holders of the common stock of Campello Bancorp will not have direct control of The Community Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of The Community Bank, Campello Bancorp, as the holder of 100% of The Community Bank’s capital stock, would be entitled to receive all assets of The Community Bank available for distribution, after payment or provision for payment of all debts and liabilities of The Community Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Campello Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Campello Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Campello Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Campello Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Campello Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

Our consolidated financial statements as of April 30, 2008 and 2007, and for each of the years in the three-year period ended April 30, 2008, appearing in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Campello Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Campello Bancorp and The Community Bank, will issue to Campello Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Paul, Hastings, Janofsky & Walker LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Campello Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Campello Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Our Plan of Conversion and Reorganization is available, upon request, at each of our branch offices. A copy of our articles of incorporation and bylaws is available without charge from Campello Bancorp, Attention: Corporate Secretary.

In connection with the offering, Campello Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Campello Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Campello Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

CAMPELLO BANCORP AND SUBSIDIARIES

***

Separate financial statements for Campello Bancorp, Inc. have not been included in this prospectus because Campello Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Campello Bancorp:

We have audited the accompanying consolidated balance sheets of Campello Bancorp, a Massachusetts chartered mutual holding company, and subsidiaries (the Company) as of April 30, 2008 and 2007, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended April 30, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Campello Bancorp and subsidiaries as of April 30, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts July 14, 2008

CAMPELLO BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

	April 30, 2008	April 30, 2007
Assets
Cash and due from banks	$6,373,503	5,806,020
Federal funds sold	3,505,629	2,159,661
Investment and mortgage-backed securities available for sale (amortized cost of $27,303,976 at 2008 and $29,432,817 at 2007) (notes 3 and 10)	27,534,538	29,205,321
Loans held for sale	4,193,705	3,091,657
Loans (net of allowance for loan losses of $4,624,746 at 2008 and $3,661,479 at 2007) (notes 4 and 10)	322,558,963	306,652,000
Accrued interest receivable	1,704,184	1,768,837
Co-operative Central Bank Reserve Funds deposit (note 8)	425,875	425,875
FHLB stock (notes 3 and 10)	4,647,800	3,703,100
Servicing assets (note 6)	216,871	222,546
Real estate owned	627,217	206,980
Premises and equipment, net (note 7)	8,284,298	8,750,258
Deferred income taxes (note 13)	2,416,078	1,816,256
Bank-owned life insurance	2,334,675	2,248,551
Goodwill and other intangible assets, net (note 16)	820,302	861,735
Prepaid expenses and other assets	1,134,534	1,030,930

	$386,778,172	367,949,727

Liabilities and Retained Earnings
Liabilities:
Deposits (note 9)	$279,492,088	271,892,444
FHLB advances and other borrowings (note 10)	77,402,833	67,681,221
Subordinated deferrable interest debentures (note 11)	4,124,000	4,124,000
Principal and interest collections due to investors	726,770	195,342
Escrow deposits of borrowers	89,403	114,065
Minority interest	279,272	71,601
Accrued expenses and other liabilities	1,270,262	1,146,436

Total liabilities	363,384,628	345,225,109

Commitments and contingencies (notes 7, 12, and 15)
Retained earnings (notes 2 and 13)	23,245,523	22,867,764
Accumulated other comprehensive gain (loss), net of tax	148,021	(143,146)

Total retained earnings	23,393,544	22,724,618

	$386,778,172	367,949,727

See accompanying notes to consolidated financial statements.

CAMPELLO BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

	Year ended April 30,
	2008	2007	2006
Interest income:
Loans	$21,198,278	19,550,925	16,078,343
Investment and mortgage-backed securities	1,563,134	1,302,764	1,051,578
Interest-bearing deposits	7,668	11,704	13,095
Federal funds sold	78,905	79,615	26,554

	22,847,985	20,945,008	17,169,570

Interest expense:
Deposits	8,549,397	7,633,914	4,295,959
FHLB advances and other borrowings	4,148,066	3,617,026	2,506,625

	12,697,463	11,250,940	6,802,584

Net interest income	10,150,522	9,694,068	10,366,986
Provision for loan losses (note 4)	1,045,000	450,000	870,000

Net interest income after provision for loan losses	9,105,522	9,244,068	9,496,986

Noninterest income:
Customer service charges and other fees	1,496,119	1,423,855	1,315,237
Gain on sale of loans, net (note 5)	179,073	46,778	9,969
Loan servicing fees (note 6)	235,569	243,693	251,077
Insurance commissions	694,438	706,413	587,539
Gain on sale of real estate	46,634	18,520	—
Other	516,566	539,386	377,989

	3,168,399	2,978,645	2,541,811

Noninterest expense:
Compensation and employee benefits (note 14)	6,439,341	5,967,396	5,373,450
Office occupancy, net (note 7)	1,562,856	1,556,792	1,398,254
Data processing	829,348	749,630	666,783
Marketing	416,640	452,545	364,025
Professional fees	292,576	249,114	239,064
Office supplies	137,171	151,215	141,230
Amortization of loan servicing assets (note 6)	119,798	128,387	119,923
Federal deposit insurance	150,540	30,376	31,106
Other	1,530,238	1,257,474	1,167,786

	11,478,508	10,542,929	9,501,621

Income before income tax expense	795,413	1,679,784	2,537,176
Income tax expense (note 13)	219,654	627,961	991,015

Net income	$575,759	1,051,823	1,546,161

See accompanying notes to consolidated financial statements.

CAMPELLO BANCORP AND SUBSIDIARIES

Consolidated Statements of Retained Earnings

	Retained earnings	Accumulated other comprehensive gain (loss) net of tax	Total
Balance, April 30, 2005	$20,269,780	(346,600)	19,923,180
Net income	1,546,161	—	1,546,161
Other comprehensive income:
Unrealized losses on securities available for sale, net of tax expense	—	(97,839)	(97,839)

Total comprehensive income			1,448,322

Balance, April 30, 2006	21,815,941	(444,439)	21,371,502
Net income	1,051,823	—	1,051,823
Other comprehensive income:
Unrealized gains on securities available for sale, net of tax expense	—	301,293	301,293

Total comprehensive income			1,353,116

Balance, April 30, 2007	22,867,764	(143,146)	22,724,618
Net income	575,759	—	575,759
Other comprehensive income:
Unrealized gains on securities available for sale, net of tax expense	—	291,167	291,167

Total comprehensive income			866,926
Increase in redemption value of minority interest	(198,000)	—	(198,000)

Balance, April 30, 2008	$23,245,523	148,021	23,393,544

Disclosure of Reclassification Adjustment	Before-tax amount	Tax (expense)	Net-of-tax amount
Year ended April 30, 2008:
Unrealized gains on securities:
Unrealized holding gains arising during period	$458,058	(166,891)	291,167
Reclassification adjustment for net gains realized in net income	—	—	—

Other comprehensive income	$458,058	(166,891)	291,167

Year ended April 30, 2007:
Unrealized gains on securities:
Unrealized holding gains arising during period	$477,054	(175,761)	301,293
Reclassification adjustment for net gains realized in net income	—	—	—

Other comprehensive income	$477,054	(175,761)	301,293

Year ended April 30, 2006:
Unrealized losses on securities:
Unrealized holding losses arising during period	$(150,419)	52,580	(97,839)
Reclassification adjustment for net gains realized in net income	—	—	—

Other comprehensive loss	$(150,419)	52,580	(97,839)

See accompanying notes to consolidated financial statements.

CAMPELLO BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended April 30, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities:
Net income	$575,759	1,051,823	1,546,161
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,045,000	450,000	870,000
Depreciation of premise and equipment	560,515	576,518	512,737
(Accretion)/amortization of premium and discounts	(234,115)	(255,759)	(196,061)
Amortization of servicing assets	119,798	128,387	119,923
Amortization of intangible asset	41,433	41,433	41,433
Deferred income taxes	(766,713)	(325,900)	(376,778)
Gain on sale of loans	(157,225)	(54,920)	(722)
Loans originated for sale	(9,204,151)	(2,642,633)	(4,106,014)
Proceeds from sale of loans held for sale	7,085,921	2,654,879	4,113,113
Gain on sale of real estate owned	(46,634)	(18,520)	—
Origination of servicing assets	(114,123)	(36,464)	(98,865)
Changes in assets liabilities:
(Increase) decrease in accrued interest receivable	64,653	(297,840)	(370,132)
Increase in cash surrender value of bank-owned life insurance	(86,124)	(83,766)	(81,467)
Increase in prepaid expenses and other assets	(103,604)	(53,039)	(31,551)
(Decrease) increase in escrow deposits of borrowers	(24,662)	28,009	11,912
Increase (decrease) in principal and interest collection due to investors	531,428	(511,522)	537,865
Increase (decrease) in accrued expenses and other liabilities and minority interest	133,497	592,590	(440,812)

Net cash provided by operating activities	(579,347)	1,243,276	2,050,742

Cash flows from investing activities:
Purchase of investment and mortgage-backed securities available for sale	(24,635,835)	(11,234,476)	(1,838,932)
Proceeds from maturities of investment and mortgage-backed securities available for sale	26,998,791	12,372,572	1,680,264
Purchase of FHLB stock	(944,700)	(116,400)	(1,126,200)
Loan originations	(34,172,264)	(47,106,343)	(39,453,323)
Proceeds from sale of loans	17,766,491	5,404,869	9,783,988
Proceeds from sale of real estate owned	253,614	68,504	—
Acquisition of insurance agency, net of cash and cash equivalents	—	—	(891,820)
Purchases of premises and equipment	(94,555)	(599,216)	(1,601,828)

Net cash used in investing activities	(14,828,458)	(41,210,490)	(33,447,851)

Cash flows from financing activities:
Net increase (decrease) in deposits	7,599,644	38,999,595	(43,764)
Proceeds from issuance of FHLB advances and other borrowings	727,816,048	994,454,500	782,761,219
Principal repayments of FHLB advances and other borrowings	(718,094,436)	(991,922,466)	(752,743,791)

Net cash provided by financing activities	17,321,256	41,531,629	29,973,664

Net increase (decrease) in cash and cash equivalents	1,913,451	1,564,415	(1,423,445)
Cash and cash equivalents at beginning of year	7,965,681	6,401,266	7,824,711

Cash and cash equivalents at end of year	$9,879,132	7,965,681	6,401,266

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$12,685,929	11,207,061	6,678,330
Income taxes	973,086	808,000	1,471,500
Noncash activity:
Transfer of loans to real estate owned	627,217	—	256,964
Acquisition of McCormick & Sons Insurance Agency, Inc.:
Assets acquired (excluding cash and cash equivalents)	$—	—	350,282
Liabilities assumed	—	—	4,688
Minority interest in subsidiary	—	—	71,600

See accompanying notes to consolidated financial statements.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Basis of Presentation and Summary of Significant Accounting Policies

(a)	Basis of Presentation

Campello Bancorp (the Company), a mutual holding company, and its subsidiaries, The Community Bank (the Bank), a state-chartered stock cooperative bank, and Cody Services Corporation, an entity that performs inspection services on behalf of the Bank, are located in Brockton, Massachusetts. The Bank provides a variety of loan and deposit services to its customers. The Bank is subject to competition from other financial institutions including commercial banks, other co-operative banks, credit unions, mortgage banking companies, and other financial services providers. The Bank is subject to the regulations of, and periodic examination by, the Federal Deposit Insurance Corporation (FDIC) and the Massachusetts Division of Banks, and the Company is subject to regulation by the Federal Reserve Board. The Bank’s deposits are insured by the Bank Insurance Fund of the FDIC for deposits up to $100,000 and the Share Insurance Fund for deposits in excess of $100,000 and a $250,000 limit on other accounts.

The consolidated financial statements of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Community Bank and Cody Services Corporation, and the Bank’s wholly owned subsidiaries, Campello Securities Corporation and Windstream Insurance, Inc. and the Bank’s 80% ownership interest in McCormick & Sons Insurance Agency, Inc. In connection with the ownership interest in McCormick and Sons, Inc., the Company may in the future purchase the remaining interest at the then fair value and therefore recognizes the changes in the redemption value of the interest as it occurs and adjusts the carrying value of such minority interest to equal the redemption value at the end of each reporting period. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated reporting entity is hereafter referred to as the Company.

(c)	Investment Securities

Investment securities are classified as available-for-sale and reported at fair value with unrealized gains and losses excluded from earnings and reported as other comprehensive income. Premiums and discounts are amortized and accreted primarily on the level-yield method over the contractual life of the securities adjusted for expected prepayments.

If a decline in the fair value below the adjusted cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write-down is included as a charge against operations.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Purchases of investment securities are recorded at trade date; realized gains and losses on sales of investment securities are recognized at the time of the sale on a specific-identification basis.

(d)	Loans Held for Sale

The Company generally holds long term fixed mortgages as held for sale after the determination has been made subsequent to origination. The Company generally sells most fixed rate mortgage loans with 20, 30, or 40 year terms that meet FNMA requirements or guidelines. In classifying loans as held for sale, the Company determines whether it maintains the intent and ability to hold these loans for the foreseeable future or until maturity or payoff. Any loans that the Company no longer has the intent or the ability to hold until maturity or payoff are transferred to the held-for-sale classification at the lower of cost or market based on observable market prices or based on commitments on hand from investors. Any subsequent decreases in market value is recognized as a valuation allowance through a charge to earnings at the time the decline in value occurs.

When the Company sells loans and retains the servicing on these loans, the carrying amount is allocated between the principal balance sold and the servicing right retained, based on their fair values. Fair value is based on market prices for comparable mortgage servicing contracts. Gains and losses are affected at the time of sale when the average interest rate on the loans sold, adjusted for a fair value servicing fee and a guarantee fee, if any, differs from the agreed yield to the buyer.

Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income. Servicing assets are assessed for impairment based on the fair value of those rights. The Company stratifies the servicing assets for purposes of assessing impairment based upon original maturity and interest rate of the underlying loans. Any impairment in the fair value of those servicing assets is recognized by a charge to earnings through a valuation allowance.

(e)	Loans

Loans are reported at their principal amount outstanding, net of any unearned discount and premiums and unamortized deferred loan fees and costs. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest income on loans is discontinued when loan payments are 90 days or more in arrears or when concern exists as to the collectibility of principal or interest. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than 90 days past due and when concern no longer exists as to the collectibility of principal or interest. Interest received on nonaccrual loans is either applied against principal or reported as income according to management’s judgment as to the collectibility of principal. Interest income on impaired loans is recognized in a manner consistent with that of nonaccrual loans.

Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateral-dependent loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Impaired loans are charged off when management believes that the collectibility of the loan’s principal is not considered probable.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans are designated as “restructured” when a concession is made on a credit as a result of financial difficulties of the borrower. Typically, such concessions consist of a reduction in interest rate to a below-market rate, taking into account the credit quality of the note, or a deferment of payments, principal, or interest, which materially alters the Bank’s position or significantly extends the note’s maturity date, such that the present value of cash flows to be received is materially less than those contractually established at the loan’s origination. Restructured loans, including single family residential and consumer loans, are included in the impaired loan category.

Loan origination and commitment fees and related direct incremental loan origination costs are offset and the resulting net amount is deferred and amortized over the contractual life of the loan, using the level-yield method. When loans are sold, the remaining amount is included in determining the gain or loss on the sale.

(f)	Allowance for Loan Losses

The allowance for loan losses is established through a charge to operations. When management believes that the collection of a loan’s principal balance is unlikely, the principal amount is charged against the allowance. Recoveries on loans that have been previously charged-off are credited to the allowance as amounts are received.

The allowance for loan losses is determined using a systematic analysis and a disciplined procedure based on historical experience, product types, and industry benchmarks. The allowance is segregated into three components: “general”, “specific”, and “unallocated.” The general component is determined by applying coverage percentages to groups of loans based on risk. Coverage percentages applied are determined based on historical loss rates adjusted for other qualitative and environmental factors consistent with industry practice. The specific component is established by allocating a portion of the allowance for loan losses to individual classified loans on the basis of specific circumstances and assessments. A system of periodic loan reviews is performed to assess the inherent risk and assign risk ratings to each loan individually. The unallocated component supplements the first two components based on management’s judgment of the effect of current economic conditions and trends on borrowers’ abilities to repay, and other factors and helps to minimize the risk related to the margin of imprecision associated with estimating general and specific losses in the portfolio. While this evaluation process utilizes historical and other objective information, the classification of loans and the establishment of the allowance for loan losses rely to a great extent on the judgment and experience of management.

While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

(g)	Other Real Estate Owned

Other real estate owned comprises properties acquired through foreclosure proceedings. Real estate formally acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value, less disposal costs, of the property actually received. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value to net fair value are charged to earnings. Gains upon disposition are reflected in the statement of income as realized.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(h)	Premises and Equipment

Premises and equipment are carried at cost net of accumulated depreciation and amortization. Depreciation is accumulated over the estimated useful lives of the related assets using the straight-line method. Amortization of leasehold improvements is accumulated on a straight-line basis over the lesser of the term of the respective lease or the asset’s useful life.

Buildings are generally depreciated over a period of 20 to 50 years, furniture and equipment over a period of 3 to 10 years.

Maintenance and repairs are charged to expense and improvements are capitalized, as incurred.

(i)	Goodwill and Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the identifiable tangible and intangible assets acquired less liabilities assumed. Goodwill is not subject to amortization. Goodwill is evaluated for impairment at least annually by comparing the fair value to the carrying amount. Identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If impairment is deemed to have occurred, the amount of impairment is charged to expense when identified.

(j)	Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Company’s deferred tax asset is reviewed quarterly and adjustments to such asset are recognized as deferred income tax expense or benefit based on management’s judgments relating to the realizability of such asset. Penalties and accrued interest related to unrecognized tax benefits are recognized in income tax expense.

(k)	Pension Benefits

The Company provides pension benefits for its employees in a multi-employer pension plan through membership in the Co-operative Banks Employees Retirement Association and funds pension costs as accrued.

(l)	Statements of Cash Flows

For purposes of reporting cash flows, cash equivalents include cash and due from banks and short-term investments with original maturities of 90 days or less.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(m)	Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which is an interpretation of Statement of Financial Accounting Standards (SFAS) Statement No. 109, Accounting for Income Taxes. The interpretation requires that only tax positions that are more likely than not to be sustained upon a tax examination are to be recognized in a Company’s financial statements to the extent the benefit is greater than 50% likely of being recognized. The differences that arise between the amounts recognized in the financial statements and the amounts recognized in the tax return will lead to an increase or decrease in current taxes, an increase or decrease to deferred tax assets or deferred tax liabilities, respectively, or both. FIN 48 is effective for fiscal years beginning after December 15, 2007. The Company adopted this standard as of May 1, 2007. The adoption did not have a significant impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156 (SFAS 156), Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140. SFAS 156 amends FAS No. 140 (SFAS 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement requires an entity to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset in certain situations; requires separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose between an amortization or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities; at initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights; requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is to be adopted as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted, provided the entity has not yet issued financial statements for any period of that fiscal year. The effective date of SFAS 156 is the date an entity adopts it, and an entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date. The Company has adopted SFAS 156 as of May 1, 2007.

In September 2006, the FASB released SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 requires companies to recognize the over-funded and under-funded status of a single employer defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in the funded status in comprehensive income in the year in which the change occurred. However, gains or losses, prior service costs or credits, and transition assets or obligations that have not yet been included in net periodic benefit cost as of the end of 2008, the fiscal year in which SFAS 158 is initially applied, are to be recognized as components of the ending balance of accumulated other comprehensive income, net of tax. Additionally, SFAS 158 requires companies to measure the funded status of a plan as of the date of the fiscal year-end financial statements with limited exceptions effective for fiscal years ending after December 15, 2008. The Company adopted SFAS 158 as of April 30, 2008 for its “other” post retirement plan including its supplemental executive retirement plan, the effects of which can be seen within Note 14 “Benefit Plans” hereof. The Company’s pension plan falls outside the scope of SFAS 158 because it is accounted for as a multiemployer plan.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(n)	New Accounting Standards Not Adopted Yet

In September 2006, the FASB released SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This standard is applied when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The Company will adopt SFAS No. 157 effective with its fiscal 2009 financials and does not expect the implementation to have a material impact on its consolidated financial statements.

In February 2007, the FASB released SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which is effective for fiscal years beginning after November 15, 2007. The standard provides entities the ability, on an elective basis, to report most financial assets and financial liabilities at fair value, with corresponding gains and losses recognized in current earnings. The Company may elect the fair value option under SFAS No. 159 as of May 1, 2008 for any of its financial assets and liabilities that were not already reported at fair value. The Company does not expect adoption of SFAS No. 159 to have a material impact on its financial statements and has not elected to report financial assets and financial liabilities at fair value.

In December 2007, the FASB released SFAS No. 141(R), Business Combinations. This standard revises and enhances the guidance set forth in SFAS No. 141 by establishing a definition for the “acquirer,” providing additional guidance on the recognition of acquired contingencies and noncontrolling interests, and broadening the scope of the standard to include all transactions involving a transfer in control, irrespective of the consideration involved in the transfer. SFAS No. 141(R) is effective for business combinations for which the acquisition date occurs in a fiscal year beginning on or after December 15, 2008. Although the standard will not have any impact on the Company’s current consolidated financial statements, application of the new guidance could be significant to the Company in the context of future merger and acquisition activity.

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue No. 06–04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements (EITF 06-04). In accordance with EITF 06-04, an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for in accordance with SFAS No. 106. EITF 06-04 is effective for fiscal years beginning after December 15, 2007. The Company does not expect the standard to have a material impact on its consolidated financial statements.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(o)	Reclassifications

Certain reclassifications have been made to 2007 and 2006 amounts to conform to the current year’s presentation.

(2)	Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations or by the regulators) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of April 30, 2008, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

As of April 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios at April 30, 2008 and 2007 are presented in the following table:

	Actual		For capital adequacy purpose		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of April 30, 2008:
Company (consolidated):
Risk-based total capital (to risk weighted assets)	$30,109	11.11%	$21,685 >	8.00%	N/A	N/A
Risk-based tier I capital (to risk weighted assets)	26,705	9.85	10,843 >	4.00	N/A	N/A
Tier I capital (to average assets)	26,705	6.91	15,454 >	4.00	N/A	N/A
Bank:
Risk-based total capital (to risk weighted assets)	$29,727	10.98%	$21,662 >	8.00%	$27,077 >	10.00%
Risk-based tier I capital (to risk weighted assets)	26,327	9.72	10,831 >	4.00	16,246 >	6.00
Tier I capital (to average assets)	26,327	6.82	15,436 >	4.00	19,296 >	5.00

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Actual		For capital adequacy purpose		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of April 30, 2007:
Company (consolidated):
Risk-based total capital (to risk weighted assets)	$29,243	11.57%	$20,217 >	8.00%	N/A	N/A
Risk-based tier I capital (to risk weighted assets)	26,078	10.32	10,109 >	4.00	N/A	N/A
Tier I capital (to average assets)	26,078	7.25	14,397 >	4.00	N/A	N/A
Bank:
Risk-based total capital (to risk weighted assets)	$28,824	11.44%	$20,164 >	8.00%	$25,205 >	10.00%
Risk-based tier I capital (to risk weighted assets)	25,667	10.18	10,082 >	4.00	15,123 >	6.00
Tier I capital (to average assets)	25,667	7.14	14,378 >	4.00	17,972 >	5.00

(3)	Investment and Mortgage-Backed Securities Available for Sale

The amortized cost and fair values of investment and mortgage-backed securities, with gross unrealized gains and losses, follows:

	April 30, 2008
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available for sale:
Government-sponsored enterprises	$27,061,420	236,554	(4,291)	27,293,683
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	152	—	(6)	146
Federal National Mortgage Association	122,174	—	(953)	121,221
Government National Mortgage Association	120,230	368	(1,110)	119,488

Total mortgage-backed securities	242,556	368	(2,069)	240,855

Total securities available for sale	$27,303,976	236,922	(6,360)	27,534,538

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	April 30, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available for sale:
Government-sponsored enterprises	$29,115,809	20,324	(244,787)	28,891,346
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	482	—	(22)	460
Federal National Mortgage Association	156,328	—	(1,387)	154,941
Government National Mortgage Association	152,243	354	(1,959)	150,638
Collateralized mortgage obligations	7,955	—	(19)	7,936

Total mortgage-backed securities	317,008	354	(3,387)	313,975

Total securities available for sale	$29,432,817	20,678	(248,174)	29,205,321

The following table sets forth the maturity distribution and estimated market value of debt securities at April 30, 2008. Maturities of mortgage-backed securities, included below, are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities due to prepayments.

	Amortized cost	Estimated market value
Due within one year	$5,957,449	6,004,194
Due after one year through five years	21,104,122	21,289,635
Due after five years through ten years	37,823	36,971
Due after ten years	204,582	203,738

	$27,303,976	27,534,538

Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized above. As of April 30, 2008, the Company had callable investment securities with book values and fair values of $19,636,903 and $19,754,967, respectively.

There were no sales of investment and mortgage-backed securities available for sale for the years ended April 30, 2008 and 2007.

As a member of the Federal Home Loan Bank (FHLB), the Bank is required to invest in stock of the FHLB. The Bank’s stock investment requirement is an amount equal to the sum of 0.35% of certain specified member assets plus 4.50% of the Bank’s advances and certain other specified items. When such stock is redeemed, the Bank will receive an amount equal to the par value of the stock.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth certain information regarding temporarily impaired investment securities:

	2008
	Less than one year		One year or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Description of securities:
Government-sponsored enterprises	$1,194,726	(4,291)	—	—	1,194,726	(4,291)
Mortgage-backed securities	—	—	181,186	(2,069)	181,186	(2,069)

Total	$1,194,726	(4,291)	181,186	(2,069)	1,375,912	(6,360)

	2007
	Less than one year		One year or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Description of securities:
Government-sponsored enterprises	$3,984,070	(5,265)	18,938,146	(239,522)	22,922,216	(244,787)
Mortgage-backed securities	—	—	254,155	(3,387)	254,155	(3,387)

Total	$3,984,070	(5,265)	19,192,301	(242,909)	23,176,371	(248,174)

	2006
	Less than one year		One year or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Description of securities
Government-sponsored enterprise	$3,562,294	(23,784)	25,208,267	(671,417)	28,770,561	(695,201)
Mortgage-backed securities	75,263	(445)	351,283	(8,979)	426,546	(9,424)

Total	$3,637,557	(24,229)	25,559,550	(680,396)	29,197,107	(704,625)

Government-Sponsored Enterprises – The unrealized losses on investments in federal agency obligations were caused by changes in the interest rate environment. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Mortgage-Backed Securities – The contractual cash flows of these securities are guaranteed by Fannie Mae, Ginnie Mae, and Freddie Mac. It is expected that the securities would not be settled at a price less than amortized cost of the investment. Because the decline in fair value is not attributable to credit quality, and the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Loans

Loans at April 30 consisted of the following:

	2008	2007
Residential mortgage loans:
Fixed rate	$113,641,655	115,831,847
Adjustable rate	37,186,193	30,991,527
Construction and land development	56,165,956	55,478,251
Commercial real estate	91,256,690	80,705,913
Commercial and industrial	16,156,286	12,323,294
Installment loans	552,450	576,155
Equity lines of credit	10,622,656	12,794,638
Secured by deposit accounts	660,418	663,853
Deferred loan origination costs, net	941,405	948,001

	327,183,709	310,313,479
Allowance for loan losses	(4,624,746)	(3,661,479)

Loans, net	$322,558,963	306,652,000

Nonperforming loan information for the years ended April 30 is presented below. The Company considers a nonperforming loan to meet one of the following criteria: (1) all loans on nonaccrual; and (2) other loans as management considers appropriate.

	2008	2007	2006
Loans on nonaccrual	$8,005,991	1,012,485	1,526,512

Total nonperforming loans	$8,005,991	1,012,485	1,526,512

Nonaccrual loans:
Interest income that would have been recognized under original terms	$614,793	112,762	69,955
Interest income recognized	(186,202)	(45,303)	(10,574)

Interest income not recognized	$428,591	67,459	59,381

Additionally, as of April 30, 2008, 2007 and 2006, the Company was in the process of renewing or extending approximately $2,297,000, $211,000, and $0 of loans, respectively, that were 90 days or more past their contractual maturity date and making payments.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of April 30, the Company’s recorded investment in impaired loans and the related valuation allowance was as follows:

	2008		2007		2006
	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance
Impaired loans:
Valuation allowance required	$2,274,536	782,178	—	—	—	—
No valuation allowance required	5,731,455	—	684,514	—	853,041	—

Total	$8,005,991	782,178	684,514	—	853,041	—

During the years ended April 30, 2008, 2007, and 2006, the average recorded investment in impaired loans was $3,661,620, $1,442,472, and $1,122,002, respectively. Interest income on impaired loans of $330,444, $149,307, and $66,147 was recognized during 2008, 2007, and 2006, respectively, compared with $752,322, $206,765, and $182,318, which would have been recognized in accordance with the original terms of loan agreements.

A substantial portion of the loans are secured by real estate in markets in Southeastern Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changing conditions in these markets.

An analysis of the Company’s allowance for loan losses for the years ended April 30 is as follows:

	2008	2007	2006
Balance at beginning of year	$3,661,479	3,232,506	2,471,727
Provision for loan losses	1,045,000	450,000	870,000
Loans charged off	(84,733)	(23,539)	(128,111)
Recoveries on loans previously charged off	3,000	2,512	18,890

Balance at end of year	$4,624,746	3,661,479	3,232,506

Included in loans are amounts due to the Company from certain officers and directors of the Company (including their immediate families), and companies in which they are principal owners and trusts in which they are involved. These loans were made in the ordinary course of business, under normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. Such loans totaled $2,285,361 and $1,595,307 at April 30, 2008 and 2007, respectively.

(5)	Loans Held for Sale

Loans held for sale were $4,193,205 and $3,091,657 at April 30, 2008 and 2007, respectively.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following summarizes loan sales and the components of net gain on the sale of loans for the years ended April 30, 2008 and 2007:

	2008	2007
Cash proceeds from the sale of loans	$24,852,412	8,059,748
Less principal balance of loans sold	24,695,187	8,004,828

Cash gain on sales, net	157,225	54,920
Deferred loan origination costs	(92,275)	(44,606)
Servicing rights capitalized	114,123	36,464

Net gain on sale of loans, net	$179,073	46,778

(6)	Servicing Assets

The Company services loans for investors, which are not included in the accompanying consolidated balance sheets. Serviced loans at April 30, 2008 and 2007 were as follows:

	2008	2007
Residential mortgage loans	$93,912,327	81,931,572
Commercial real estate	4,739,723	4,596,045
Other	1,772,285	807,769

Total	$100,424,335	87,335,386

There are no obligations to repurchase or incur additional service expenses related to such serviced loans. Custodial escrow balances maintained in connection with such serviced loans were $157,564 and $144,048 at April 30, 2008 and 2007, respectively.

The following table summarizes the activity of the servicing assets for the years ended April 30, 2008 and 2007:

	Purchased	Originated	Total
Balance at April 30, 2006	$24,485	289,984	314,469
Servicing assets recognized	—	36,464	36,464
Amortization	(5,876)	(122,511)	(128,387)

Balance at April 30, 2007	18,609	203,937	222,546
Servicing assets recognized	—	114,123	114,123
Amortization	(5,877)	(113,921)	(119,798)

Balance at April 30, 2008	$12,732	204,139	216,871

The Company assesses its servicing assets on an annual basis for impairment based on their current fair value. If any impairment results after current market assumptions are applied, the Company will reduce the carrying value of its servicing assets through a valuation allowance. The Company has not recorded any valuation allowance for the periods presented above.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The weighted average life of all mortgage servicing rights is 3.4 years as of April 30, 2008. The expected future amortization of mortgage servicing assets is as follows:

2009	$85,734
2010	55,188
2011	35,854
2012	25,387
Thereafter	14,708

$216,871

(7)	Premises and Equipment

A summary of premises and equipment at April 30 follows:

	2008	2007
Land	$818,249	818,249
Bank building	6,658,521	6,658,521
Office equipment	2,233,997	2,142,485
Leasehold improvements	2,678,043	2,678,043
Furniture and fixtures	1,042,876	1,039,833
Other	51,340	51,340

	13,483,026	13,388,471
Less accumulated depreciation and amortization	(5,198,728)	(4,638,213)

	$8,284,298	8,750,258

The Company has entered into noncancelable operating leases for its office locations. At April 30, 2008, future minimum lease payments relating to these leases are as follows:

Fiscal year:
2009	$204,684
2010	166,787
2011	144,492
2012	109,641
2013	80,300
Thereafter	536,525

Rent expense amounted to approximately $204,414, $215,446, and $176,082 for the years ended April 30, 2008, 2007, and 2006, respectively.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	The Co-operative Central Bank Reserve Fund

The Co-operative Central Bank Reserve Fund (the Fund) was established for liquidity purposes and consists of deposits of all insured cooperative banks in Massachusetts. The Fund is used by the Co-operative Central Bank to advance funds to member banks and to make other investments.

(9)	Deposits

Deposits at April 30 are summarized as follows:

	2008	2007
Noncertificate deposits:
Demand (noninterest bearing)	$29,604,025	31,754,523
Checking accounts	106,753,111	108,576,871
Savings accounts	34,138,480	34,510,301
Money market deposit accounts	1,470,814	1,717,806
Certificates of deposit:
Brokered	15,191,407	18,026,625
Less than $100,000	44,984,241	39,298,386
$100,000 and over	47,350,010	38,007,932

	$279,492,088	271,892,444

Contractual maturities of certificate accounts at April 30, 2008 are as follows:

	Amount	Percentage
Within one year	$92,221,031	85.77%
From one to two years	9,871,112	9.18
From two to three years	5,433,515	5.05

	$107,525,658	100.00%

(10)	FHLB Advances and Borrowings

FHLB advances are collateralized by the Bank’s FHLB stock, certain residential mortgage loans totaling approximately $137,000,000, investment securities, and mortgage-backed securities not otherwise pledged.

The Bank has a line of credit established with the FHLB of Boston totaling $5,000,000 at April 30, 2008. This line is secured by a blanket lien on certain residential mortgages, investment securities, and FHLB stock. As of April 30, 2008, there was no advance on this line.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of FHLB advances outstanding at April 30, 2008 is as follows:

	Amount	Weighted average rate
Within one year	$43,117,500	4.17%
From one to two years	32,187,500	4.01
From two to three years	—	—
From three years to four years	—	—
Over five years	123,564	3.75

	$75,428,564	4.10%

Other borrowings:
From two to three years	1,974,269	5.68%

(11)	Subordinated Deferrable Interest Debentures

During September 2003, the Company sponsored the creation of Campello Capital Trust I (CCTI), an unconsolidated Delaware statutory trust. The Company is the owner of all the common securities of CCTI. On September 25, 2003, CCTI issued $4.0 million of its 9.25% Company-Obligated Mandatorily Redeemable Capital Securities (Capital Securities) through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company’s $124,000 capital contribution for CCTI’s common securities (which is included in prepaid expenses and other assets), were used to acquire $4,124,000 of the Company’s 9.25% subordinated deferrable interest debentures due October 8, 2033, and constitute the primary asset of CCTI. The Company has, through the Declaration of Trust, the Guarantee Agreement, the Notes, and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of CCTI’s obligations under the Capital Securities, to the extent CCTI has funds available therefore.

(12)	Financial Instruments with Off-Balance-Sheet Risk and Other Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, unadvanced portions of loans, and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to a financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The credit policy generally requires that the exposure be collateralized by cash, marketable securities, or real estate satisfactory to the Company.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Financial instruments with off-balance-sheet risk at April 30 are as follows:

	2008	2007
Financial instruments whose contract amounts represent credit risk:
Commitments to originate loans	$17,816,500	13,254,470
Unadvanced commercial lines of credit	7,915,686	7,142,026
Unadvanced home equity lines of credit	10,992,605	10,992,452
Undisbursed construction and land development loans	14,028,954	19,093,912
Standby letters of credit	1,317,889	976,385

Commitments to originate loans and unadvanced portions of loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Company is involved in various legal proceedings in the normal course of business, none of which are believed by management to be material to the financial condition of the Company.

(13)	Income Taxes

The expense for income taxes at April 30 consisted of the following:

	2008	2007	2006
Current:
Federal	$764,373	740,343	1,034,029
State	221,994	213,518	333,764

	986,367	953,861	1,367,793

Deferred:
Federal	(570,023)	(242,295)	(280,121)
State	(196,690)	(83,605)	(96,657)

	(766,713)	(325,900)	(376,778)

Total income tax expense	$219,654	627,961	991,015

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal income tax rate of 34% to income before income taxes at April 30 follows:

	2008	2007	2006
Computed expected tax expense at statutory rate	$270,440	571,127	862,640
State income tax, net of federal expense	16,701	85,743	156,491
Increase in cash surrender value of life insurance policy	(29,282)	(28,481)	(27,699)
Nontaxable interest	(11,624)	—	—
Other	(26,581)	(428)	(417)

	$219,654	627,961	991,015

Effective rate	27.62%	37.38%	39.06%

The deferred tax assets and deferred tax liabilities at April 30 follow:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,903,297	1,475,578
Amortization of purchased servicing assets	3,544	3,598
Accrued postretirement benefits	403,074	244,250
Unrealized loss on investment securities available for sale	—	84,350
Depreciation	63,622	10,697
Other	233,595	98,886

Total deferred assets	2,607,132	1,917,359

Deferred tax liabilities:
Originated servicing assets	82,063	83,471
Intangible assets	26,450	17,632
Unrealized gain on investment securities available for sale	82,541	—

Total deferred liabilities	191,054	101,103

Net deferred tax asset	$2,416,078	1,816,256

Based on the Company’s historical and current pretax earnings, management believes it is more likely than not, that the Company will realize the gross deferred tax asset existing at April 30, 2008. The primary sources of recovery of the gross federal deferred tax asset are federal income taxes paid in fiscal 2008 and 2007 that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Since there is no carryback provision for state income tax purposes, management believes the existing net deductible temporary differences that give rise to the gross deferred state income tax asset will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings. It should be noted, however, that factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company adopted FIN 48 on May 1, 2007. FIN 48 provides guidance on the financial statement recognition and measurement for income tax positions that it has taken or expects to take in its income tax returns. It also provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption did not require the Company to recognize any unrecognized tax benefits as a result of implementation. Income tax returns filed for the year April 30, 2005, 2006, and 2007 remain subject to examination by the Internal Revenue Service and various other state tax authorities.

The unrecaptured base year reserves will not be subject to recapture as long as the Bank continues to carry on the business of banking. The amount of pre-1988 bad debt reserves subject to recapture in the case of certain excess distribution is approximately $2,233,000.

(14)	Benefit Plans

(a)	Pension Plan

The Company provides pension benefits for its employees through membership in the Co-operative Banks Employees Retirement Association. The Plan is a multi-employer, noncontributory, defined benefit plan. Company employees become eligible after attaining age 21 and completing one year of service. Benefits become fully vested after six years of eligible service. Pension expense amounted to $222,740, $272,295, and $250,590 for the years ended April 30, 2008, 2007, and 2006, respectively.

According to the Plan’s administrator, as of January 1, 2008, the date of the latest actuarial valuation, the Plan’s funding status is as follows:

Actuarial present value of projected benefits	$6,893,904
Fair value of funded assets	3,997,255
Total liabilities	3,688,043

Funding of the Plan on a withdrawal basis	$309,212

(b)	Defined Contribution Plan

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code under which the Company matches individual employee contributions to the Plan within certain limitations. All employees who meet specified age and length of service requirements are eligible to participate in the 401(k) plan. The Company’s expense amounted to $111,049, $99,638, and $94,387 for the years ended April 30, 2008, 2007, and 2006, respectively.

(c)	Incentive Compensation Program

The Bank maintains an incentive compensation program in which employees are eligible to participate at varying levels. The program provides for awards based on the attainment of certain goals and objectives that are determined at the beginning of the fiscal year and approved by the board of directors. The Company’s expense for this program amounted to $263,992, $46,401, and $79,483 for the years ended April 30, 2008, 2007, and 2006, respectively.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(d)	Supplemental Retirement Plan

The Bank has a supplemental retirement agreement with one of its key executives. The plan provides for a supplemental retirement benefit, the amount subject to vesting requirements, to be provided for life after reaching a defined retirement age. The Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of April 30, 2008. The Company had a total accrued benefit liability of $704,000 and $517,000 at April 30, 2008 and April 30, 2007. Total net periodic costs for this plan amounted to $186,817, $117,786, and $110,080 for the years ended April 30, 2008, 2007, and 2006, respectively. The discount rate utilized by the Company for determining future obligations was 5.88% and 7.00% at April 30, 2008 and April 30, 2007, respectively.

(15)	Fair Values of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include real estate owned, the deferred income tax asset, premises and equipment, and goodwill and other intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market exists for some of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt, and interest rate markets could significantly affect the estimates.

The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

(a)	Cash and Due from Banks and Short-Term Investments

The fair values of cash and due from banks, federal funds sold, short-term investments, and interest-bearing deposits approximate those assets’ carrying amounts reported in the Company’s balance sheets.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)	Investment and Mortgage-Backed Securities

Fair values for investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or determined using pricing models.

(c)	Loans and Loans Held for Sale

The fair values of loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

The fair value of loans held for sale is based on quoted market prices of loans sold.

(d)	Accrued Interest Receivable

The fair value of accrued interest receivable approximates its carrying amount because of the short-term nature of these financial instruments.

(e)	Co-operative Central Bank Reserve Fund Deposit

The fair value of deposits at the Co-operative Central Bank Reserve Fund equals the carrying amount reported in the balance sheets. This deposit is redeemable at full value.

(f)	FHLB Stock

The fair value of FHLB stock approximates its carrying amount since, upon redemption, the Company receives an amount equal to the par value of the stock.

(g)	Servicing Assets

The fair value of servicing rights is estimated using quoted market prices.

(h)	Deposits and Escrow Deposits of Borrowers

The fair values of deposits payable upon demand (e.g., interest and noninterest checking, passbook savings, certain types of money market accounts, and advance payments by borrowers for taxes and insurance) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities of time deposits.

(i)	FHLB Advances and Other Borrowings

The fair value reported for FHLB advances is estimated based on the discounted value of contractual cash flows. The discount rate used is based on the Company’s estimated current incremental borrowing rate for FHLB advances of similar maturities. The fair value of other borrowings approximates its carrying amount because of the short-term nature of these financial instruments.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(j)	Financial Instruments with Off-Balance-Sheet Risk

The Company’s commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans are at floating or current market rates, and therefore, there is no fair value adjustment.

The carrying amounts and estimated fair values of the Bank’s financial instruments are as follows:

	April 30, 2008		April 30, 2007
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and due from banks and federal funds sold	$9,879,132	9,879,132	7,965,681	7,965,681
Investment and mortgage-backed securities available for sale	27,534,538	27,534,538	29,205,321	29,205,321
Loans, net	322,558,963	324,075,389	306,652,000	305,019,695
Loans held for sale	4,193,705	4,193,705	3,091,657	3,091,657
Accrued interest receivable	1,704,184	1,704,184	1,768,837	1,768,837
Co-operative Central Bank reserve fund	425,875	425,875	425,875	425,875
FHLB stock	4,647,800	4,647,800	3,703,100	3,703,100
Servicing assets	216,871	684,061	222,546	594,132
Financial liabilities:
Deposits	279,492,088	281,470,090	271,892,444	271,919,711
FHLB advances and other borrowings	77,402,833	78,208,073	67,681,221	67,539,161
Escrow deposits of borrowers	89,403	89,403	114,065	114,065

(16)	Goodwill and Other Intangible Assets

As of April 30, 2008 and 2007, the Bank had $613,137 of goodwill recorded as a result of a prior year’s acquisition. The Company has performed the required annual goodwill impairment test and has determined that goodwill is not impaired as of April 30, 2008 and 2007.

The following table shows information regarding the Company’s amortizing intangible asset for 2008 and 2007 (in thousands):

	2008	2007
Customer list	$331,464	331,464
Accumulated amortization	124,299	82,866

Net carrying amount	$207,165	248,598

The Company’s estimated future amortization expense over the next five years for the intangible asset is $41,500.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17)	Conversion

On April 17, 2008, the Board of Directors of the Company adopted a Plan of Conversion and Reorganization (the Plan) whereby the Company will convert to a Maryland chartered stock corporation (the Holding Company), and offer Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee plans, and employees, officers and directors of The Community Bank and the Company, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the Conversion).

As part of the Conversion, The Community Bank will establish a liquidation account in an amount equal to the net worth of The Community Bank as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at The Community Bank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Subsequent to the Conversion, the Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of April 30, 2008, Conversion costs amounting to $100,000 have been incurred and are included in other assets in the accompanying balance sheet.

As part of the Conversion, the Company intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

In addition, as part of the Conversion, the Company intends to form a charitable foundation (the Foundation) by donating to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 5% of the Holding Company common stock issued in the offering and cash.

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(18)	Parent Company Financial Statements

Condensed parent company financial statements as of April 30, 2008 and 2007 and for the years ended April 30, 2008, 2007 and 2006 follow. The statement of retained earnings is not presented below as the parent company’s retained earnings is that of the consolidated company.

CAMPELLO BANCORP

Balance Sheets

(in thousands)

	April 30,
	2008	2007
Assets:
Cash and cash equivalents	$64	$30
Investment securities	199	244
Investment in subsidiaries	27,038	26,358
Investment in Campello Capital Trust	124	124
Other assets	113	121

Total assets	$27,538	$26,877

Liabilities and retained earnings:
Liabilities:
Subordinated debentures	4,124	4,124
Other liabilities	20	28

Total liabilities	4,144	4,152
Total retained earnings	23,394	22,725

Total liabilities and retained earnings	$27,538	$26,877

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

CAMPELLO BANCORP

Statements of Income

(in thousands)

	Years ended April 30,
	2008	2007	2006
Interest and dividend income:
Interest on debt securities	$9	9	9
Interest and dividends on equity and other securities	382	382	389

Total interest and dividend income	391	391	398

Interest on borrowed funds	381	381	381

Net interest income	10	10	17
Other expenses	31	16	17

Net loss before taxes	(21)	(6)	—
Provision for income taxes	(6)	(1)	1

Loss before undistributed earnings of subsidiaries	(15)	(5)	(1)
Equity in undistributed earnings of subsidiaries	591	1,057	1,547

Net income	$576	1,052	1,546

CAMPELLO BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

CAMPELLO BANCORP

Statements of Cash Flows

(in thousands)

	Years ended April 30,
	2008	2007	2006
Cash flows from operating activities:
Net income	$576	1,052	1,546
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiaries	(591)	(1,057)	(1,547)
Change in other, net	(1)	2	5

Net cash provided (used) by operating activities	(16)	(3)	4

Cash flows from investing activities:
Purchase of investment security	(200)	—	—
Proceed from maturing of investment security	250	—	—
Investment in bank subsidiary	—	—	(366)

Net cash provided (used) by investing activities	50	—	(366)

Net change cash and cash equivalents	34	(3)	(362)

Cash and cash equivalents at beginning of period	30	33	395

Cash and cash equivalents at end of period	$64	30	33

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Campello Bancorp or The Community Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Campello Bancorp or The Community Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 2,702,500 Shares

(Proposed Holding Company for

The Community Bank, A Massachusetts Cooperative Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until                     , all dealers that effect transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$675,000
*	Marketing Agent Legal Fees and Expenses	75,000
*	Registrant’s Accounting Fees and Expenses	200,000
*	Conversion Agent and Data Processing Fees	33,000
*	Marketing Agent Fees and Expenses	305,000
*	Appraisal Fees and Expenses	60,000
*	Printing, Postage and Mailing	175,000
*	Filing Fees (Massachusetts, FINRA, Nasdaq and SEC)	60,000
*	Business Plan Fees and Expenses	49,000
*	Other	48,000

*	Total	$1,680,000

*	Estimated

(1)	Campello Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Campello Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between The Community Bank and Stifel, Nicolaus & Company, Incorporated***

1.2	Form of Agency Agreement between The Community Bank, Campello Bancorp, Inc., and Stifel, Nicolaus & Company, Incorporated***

2.1	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Campello Bancorp, Inc., as amended and restated***

3.2	Bylaws of Campello Bancorp, Inc.***

4	Form of Common Stock Certificate of Campello Bancorp, Inc.***

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered***

8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employee Stock Ownership Plan***

10.2	Form of Employment Agreement***

10.3	Form of Employment Agreement with David W. Curtis***

10.4	Form of Employment Agreement with Dennis P. Jones***

10.5	Form of Employment Agreement with Sheryl L. Walsh***

10.6	Form of Change in Control Agreement***

10.7	Employee Severance Compensation Plan***

10.8	Short Term Incentive Compensation Plan***

10.9	Supplemental Compensation Agreement with David W. Curtis and as amended***

21	Subsidiaries of Registrant***

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)***

23.2	Consent of KPMG LLP

23.3	Consent of RP Financial, LC.***

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between The Community Bank and RP Financial, LC.***

99.2	Letter of RP Financial, LC. with respect to Subscription Rights***

99.3	Appraisal Report of RP Financial, LC.**,***

99.4	Marketing Materials***

99.5	Order and Acknowledgment Form

99.6	Business Plan Agreement with FinPro***

99.7	Form of Data Processing Agreement between Campello Bancorp, Inc. and Mellon Investor Services LLC

99.8	Form of Notice and Information Statement***

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

***	Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brockton, State of Massachusetts on September 4, 2008.

CAMPELLO BANCORP, INC.

By:	/s/ David W. Curtis
David W. Curtis Chief Executive Officer and President (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Campello Bancorp, Inc. (the “Company”) hereby severally constitute and appoint David W. Curtis as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David W. Curtis may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David W. Curtis shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David W. Curtis David W. Curtis	President, Chief Executive Officer and Director (Principal Executive Officer)	September 4, 2008

/s/ Dennis P. Jones Dennis P. Jones	Senior Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	September 4, 2008

/s/ William A. Payne William A. Payne	Chairman of the Board	September 4, 2008

/s/ Frederick A. Lane Frederick A. Lane	Director	September 4, 2008

/s/ Richard K. Hynes Richard K. Hynes	Director	September 4, 2008

/s/ Jane E. Callahan Jane E. Callahan	Director	September 4, 2008

/s/ Gary R. Oman Gary R. Oman	Director	September 4, 2008

/s/ Robert A. Rosenthal Robert A. Rosenthal, Ph.D.	Director	September 4, 2008

As filed with the Securities and Exchange Commission on September 5, 2008

Registration No. 333-152391

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 3 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Campello Bancorp, Inc.

Brockton, Massachusetts

EXHIBIT INDEX

1.1	Engagement Letter between The Community Bank and Stifel, Nicolaus & Company, Incorporated***

1.2	Form of Agency Agreement between The Community Bank, Campello Bancorp, Inc., and Stifel, Nicolaus & Company, Incorporated***

2.1	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Campello Bancorp, Inc., as amended and restated***

3.2	Bylaws of Campello Bancorp, Inc. ***

4	Form of Common Stock Certificate of Campello Bancorp, Inc. ***

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered***

8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employee Stock Ownership Plan***

10.2	Form of Employment Agreement***

10.3	Form of Employment Agreement with David W. Curtis***

10.4	Form of Employment Agreement with Dennis P. Jones***

10.5	Form of Employment Agreement with Sheryl L. Walsh***

10.6	Form of Change in Control Agreement***

10.7	Employee Severance Compensation Plan***

10.8	Short Term Incentive Compensation Plan***

10.9	Supplemental Compensation Agreement with David W. Curtis and as amended***

21	Subsidiaries of Registrant***

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)***

23.2	Consent of KPMG LLP

23.3	Consent of RP Financial, LC. ***

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between The Community Bank and RP Financial, LC. ***

99.2	Letter of RP Financial, LC. with respect to Subscription Rights***

99.3	Appraisal Report of RP Financial, LC.**, ***

99.4	Marketing Materials***

99.5	Order and Acknowledgment Form

99.6	Business Plan Agreement with FinPro***

99.7	Data Processing Agreement between Campello Bancorp, Inc. and Mellon Investor Services LLC

99.8	Form of Notice and Information Statement***

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

***	Previously filed.